As filed with the Securities and Exchange Commission on October 6, 1999
                                                  Registration Nos. 333-87357-01
                                                                    333-87357

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        -------------------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        -------------------------------

                            FIRST STAR CAPITAL TRUST
                            FIRST STAR BANCORP, INC.
                        -------------------------------
               (Name of Small Business Issuers in Their Charters)
                               Delaware Requested

           Pennsylvania                   6035                23-2753108
---------------------------------    ---------------       ---------------------
(States or Other Jurisdictions       (Primary SIC No        (I.R.S. Employer
of Incorporation or Organization)                          Identification Nos.)

First Star Bancorp, Inc.           First Star Capital Trust
418 West Broad Street,             c/o Bankers Trust (Delaware)
Bethlehem, Pennsylvania 18018      1101 Centre Road, Suite 200, Trust Department
(610) 691-2233                     Wilmington, Delaware 19805
                                   (302) 636-3301
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                              Mr. Joseph T. Svetik
                             Chief Executive Officer
                            First Star Bancorp, Inc.
              418 West Broad Street, Bethlehem, Pennsylvania 18018
                                 (610) 691-2233
                        -------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
 John J. Spidi, Esq. Jeffrey Waldon, Esq.
 Gregory A. Gehlmann, Esq.                         Wesley Kelso, Esq.
 MALIZIA SPIDI & FISCH, PC                         STEVENS & LEE, PC
 1301 K Street, N.W., Suite 700 East               One Penn Square
 Washington, D.C. 20005                            Lancaster, Pennsylvania 17608
 (202) 434-4660                                    (610) 964-1480

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


Title of Each Class of                           Amount to be          Proposed            Proposed Maximum            Amount of
Securities Being Registered                       Registered        Offering Price        Aggregate Offering       Registration Fee
                                                                                               Price(1)
------------------------------------------- ------------------- ----------------------- -----------------------  -------------------
__.__% Preferred Securities of First Star         1,380,000             $10.00                $13,800,000              $3,836.40
Capital Trust (1)
__.__% Junior Subordinated Debentures of
First Star Bancorp, Inc. (2)
Guarantee of First Star Bancorp, Inc. of
certain obligations under the Preferred
Securities (3)
------------------------------------------- ------------------- ----------------------- -----------------------  -------------------

(1) Estimated solely for the purpose of calculating the registration fee exclusive of accrued interest and dividends, if any.
(2) The Junior Subordinated Debentures will be purchased by First Star Capital Trust with the proceeds of the sale of the Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities upon the dissolution of the Trust and the distribution of its assets.
(3) This Registration Statement is deemed to cover the Guarantee. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is payable for the Guarantee.

      The prospectus contained in this Registration Statement will be used in connection with the offering of the following securities: (1)__.__% Preferred Securities of First Star Capital Trust; (2)__.__% Junior Subordinated Debentures of First Star Bancorp, Inc.; and (3) a Guarantee of First Star Bancorp, Inc. of certain obligations under the Preferred Securities.

      The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS
                              SUBJECT TO COMPLETION
               PRELIMINARY PROSPECTUS DATED _____________ __, 1999
                                     [LOGO]
                                   $12,000,000
                            First Star Capital Trust
                           _.__% Preferred Securities
                 (Liquidation Amount $10 per Preferred Security)
                                  guaranteed by
                            First Star Bancorp, Inc.
                       ----------------------------------

First Star Capital Trust: First Star Capital Trust is a subsidiary of First Star Bancorp, Inc. and is a Delaware business trust. The Offering: In connection with this offering, the Trust will:

o sell preferred securities to the public and common securities to First Star Bancorp, Inc.,
o use the proceeds from these sales to buy an equal principal amount of _.__% junior subordinated debentures due December 31, 2029 issued by First Star Bancorp, Inc. and
o distribute the cash payments it receives on the junior subordinated debentures to the holders of the preferred and common securities.

         The preferred securities represent undivided beneficial interests in the assets of the Trust. For each preferred security that you own, you will be entitled to receive cumulative cash distributions at an annual rate of _.__% of the $10 liquidation amount, payable quarterly on the last business day of March, June, September and December, beginning on ______________, 1999. We may defer payment of distributions at any time for periods of up to 20 consecutive quarters. The preferred securities mature on __________, 2029. The Trust may redeem the preferred securities, at a redemption price of $10 per preferred security plus accrued and unpaid distributions, at any time on or after ___________, 2004, or earlier under certain circumstances.

         We will fully and unconditionally guarantee the preferred securities based on its obligations under a guarantee, a trust declaration and an indenture.

         There is currently no public market for the preferred securities. We expect the preferred securities to be quoted on the Nasdaq National Market under the symbol "FSANP."
                        ================================

You should carefully read the factors set forth in "Risk Factors" beginning on page ___.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                             Per Preferred Security        Total
                                             ----------------------        -----
Public Offering Price....................... $                        $
Underwriting Discounts and Commissions...... $                        $
Proceeds to Trust before expenses........... $                        $

This offering is for $12,000,000 of preferred securities of the Trust; however, Hopper Soliday, a division of Tucker Anthony Incorporated, has a 30-day option to purchase up to an additional $1,800,000 of preferred securities at the same price and on the same terms, solely to cover over-allotments, if any.
                                 Hopper Soliday
                    A Division of Tucker Anthony Incorporated
                              ______________, 1999

                                   [MAP PAGE]


















Forward-looking statements relating to future performance or expectations

         We have used "forward-looking statements" in this prospectus. Words such as "believes," "expects," "may," "will," "should," "projected," "contemplates" or "anticipates" may constitute forward-looking statements. These statements are within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause our actual results to differ materially. We have used these statements to describe our expectations and estimates throughout this prospectus.

         Our actual results could vary materially from the future results covered in our forward-looking statements. The statements in the "Risk Factors" section are cautionary statements identifying important factors, including certain risks and uncertainties, that could cause our results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the United States economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements. We disclaim any obligation to announce publicly future events or developments that affect the forward-looking statements in this prospectus.

Activities that may maintain or stabilize the market price of the preferred securities

In connection with this offering and in compliance with applicable law and industry practice, the underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the preferred securities at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing preferred securities to cover syndicate short positions and imposing penalty bids. These stabilizing transactions, if commenced by the underwriters, may be discontinued at any time. See "Underwriting."

--------------------------------------------------------------------------------

                                     SUMMARY

         To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and the notes to the consolidated financial statements of First Star Bancorp, Inc.

         References in this document to "we", "us", and "our" refer to First Star Bancorp, Inc. In certain instances where appropriate, "we", "us", or "our" refers collectively to First Star Bancorp, Inc. and First Star Savings Bank. A reference to the "bank" refers to First Star Savings Bank.

                            First Star Bancorp, Inc.

         We are a bank holding company, organized under the laws of the Commonwealth of Pennsylvania in 1993. Our principal activity is holding all of the stock of First Star Savings Bank. Our bank is a Pennsylvania-chartered stock savings bank which traces its origins to 1893. The bank's principal business consists of attracting deposits from the general public and originating loans secured by residential properties.

         Our bank conducts its operations through our main office located in Bethlehem, Pennsylvania, and five branch offices located throughout the Lehigh Valley in Bath, Palmer, Allentown, Nazareth and Alburtis. During the past twenty years, the economy of the Lehigh Valley has shifted from one principally dominated by manufacturing to an economy characterized by a diverse group of industries including service and distribution firms, health care, technology, manufacturing and retail firms. Although we currently do not have any plans to do so, we would look to add branch locations in contiguous market areas with customer bases that would be receptive to our strategy if economical opportunities become available.

         At June 30, 1999, we had total assets of $363.7 million, deposits of $190.1 million and total stockholders' equity of $15.5 million. Since June 30, 1996, our assets, loans and deposits have grown at annual compounded rates of 26.1%, 8.5%, and 18.5%, respectively. Over that same period, our net income has grown at an annual compounded rate of 27.2%, and our return on average equity has increased from 12.9% for fiscal 1996 to 15.9% for fiscal 1999.

         We have built our bank around a strategy of being a low-cost provider of savings opportunities in our market area. We believe that our customers value competitively priced products, and by building a culture of expense control and efficiency, we have been able to pass these savings on to our customers by providing attractive deposit rates and loan products.

         Our principal executive office is located at 418 West Broad Street, Bethlehem, Pennsylvania. Our telephone number is (610) 691-2233.

                            First Star Capital Trust

         The Trust is a Delaware business trust which we created solely to:

          o    issue  and  sell  the   preferred   securities   and  the  common
               securities;

          o use the proceeds it receives from the sale of the common securities and preferred securities to purchase the junior subordinated debentures from us;

          o    distribute   the  cash   payments   it  receives  on  the  junior
               subordinated debentures to the holders of the preferred and common securities; and

--------------------------------------------------------------------------------
                                        3

--------------------------------------------------------------------------------

          o engage in other activities that are incidental to the activities described above.

         The Trust will issue all of the preferred securities to purchasers in the offering and will issue all of the common securities to us. The common securities will represent an aggregate liquidation amount equal to at least 3% of the total capital of the Trust.

         The junior subordinated debentures will be the only assets of the Trust, and our payments to the Trust under the junior subordinated debentures will be the Trust's sole source of revenue.

                                  The Offering

The Issuer........................... First Star Capital Trust, a Delaware statutory business trust.

The Securities that are being
    Offered.......................... 1,200,000 preferred securities having a liquidation amount of $10 per preferred security.  The preferred securities represent preferred undivided beneficial interests in the assets of the Trust, which will consist solely of junior subordinated debentures.  We will guarantee payments on the preferred securities to the extent of funds in the
                                      Trust.  We have granted Hopper Soliday an option, exercisable within 30 days after the date of the offering, to purchase up to an additional 180,000 preferred securities at the initial offering price, solely to cover over-allotments, if any.

The Offering Price................... $10 per preferred security.

The Payment of
    Distributions.................... The Trust will pay distributions to you on each preferred security at
                                      an annual  rate of  __.__%.   The distributions will be cumulative,
                                      will accumulate from December 31, 1999, and will be payable in arrears at the end of each calendar quarter, commencing _________
                                      __, 1999.

Junior Subordinated
    Debentures....................... The Trust will invest the proceeds from the issuance of the preferred securities and the common securities in an equivalent amount of our __.__% junior subordinated debentures.

Maturity............................. The junior subordinated debentures are scheduled to mature on
                                      ____________ __, 2029 unless we voluntarily shorten the maturity date to a date not earlier than ____________, 2004.  We will not shorten the maturity date unless we have received prior approval if it is then required under the applicable regulatory requirements.
                                      The Trust must redeem the preferred securities when the junior subordinated debentures are paid on the maturity date, or following any earlier redemption of the junior subordinated debentures.

--------------------------------------------------------------------------------
                                        4

--------------------------------------------------------------------------------

We have the Option to Extend
    the Interest Payment
    Period........................... At any time we are not in default under the junior subordinated debentures, we may defer payments of interest on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond their  stated  maturity  date.  The Trust would defer quarterly  distributions on the preferred  securities  while we are deferring payment on the junior
                                      subordinated     debentures.      Deferred quarterly distributions will accumulate
                                      additional distributions at an annual rate of __.__% compounded quarterly.

                                      During  any period  that we are  deferring interest  payments,  we may not declare or pay any cash  distributions on our capital stock or debt securities that are of equal or lower rank than the junior subordinated debentures. After the end of any period in which we are deferring  interest payments, if we have paid all  deferred  and current interest  under  the  junior  subordinated debentures, we may defer interest payments
                                      again. If we defer interest payments,  you will  be  required  to  include   deferred
                                      interest  income in your gross  income for United States  federal income tax purposes before you have received deferred interest payments.

Redemption of the Preferred
    Securities is Possible........... The Trust may redeem the preferred securities in whole or in part if we  repay the junior subordinated debentures.  Subject to any regulatory approval that may then be required, we may redeem the junior subordinated debentures prior to their scheduled maturity (1)
                                      on or after ___________, 2004, in whole at any time or in part from time to time, or (2) at any time, in whole, but not in part, within 90 days after:

                                      o    certain tax events occur or become likely to occur;
                                      o    the Trust is or becomes likely to be deemed to be an investment company; or
                                      o    there is a change in the regulatory capital treatment of the preferred securities

                                      Upon   any   redemption   of  the   junior subordinated  debentures  we will  use the
                                      cash proceeds of the redemption to pay you a  liquidation  amount  for the  preferred securities.  The  liquidation  amount  you will  receive  will be $10  per  preferred
                                      security   plus  any  accrued  and  unpaid distributions to the date of redemption.

How the Securities will Rank
    in Right of Payment.............. The preferred securities will rank equally with the common securities.  The Trust will pay distributions on the preferred securities and the common securities pro rata.  However, if we default by failing to pay interest payments on the junior
                                      subordinated debentures then no distributions on the common

--------------------------------------------------------------------------------
                                        5

--------------------------------------------------------------------------------

                                      securities   will   be  paid   until   all accumulated  and unpaid  distributions  on
                                      the preferred securities have been paid.

                                      Our    obligations    under   the   junior subordinated  debentures are unsecured and
                                      generally  will rank junior in priority to our   senior   and   other    subordinated
                                      indebtedness.  If we create any new trusts similar  to the  Trust,  then  the  junior
                                      subordinated  debentures will rank equally with   any   other   junior   subordinated
                                      debentures we issue to such trusts.

                                      Our  obligations  under the  guarantee are unsecured  and  will  rank  junior  to our
                                      senior     and     other      subordinated indebtedness.  If we issue any  guarantees
                                      in  the  future   relating  to   preferred securities issued by new trusts,  then the
                                      guarantee  issued in this transaction will rank equally with those guarantees.

                                      Because  we  are a  holding  company,  the junior  subordinated  debentures  and  the guarantee will effectively be subordinated to all existing and future  liabilities of our subsidiaries.

The Junior Subordinated
    Debentures May Be
    Distributed to You............... Under certain circumstances and after we obtain any necessary regulatory approvals, we may dissolve the Trust.  If we dissolve the
                                      Trust, after satisfaction of any of the Trust's liabilities to creditors, the Trust will distribute your pro rata share of the junior subordinated debentures to you in liquidation of the Trust.

Our Guarantee of
    Payments......................... We will fully and unconditionally guarantee the preferred securities based on:

                                      o    our obligations to make payments on the junior subordinated debentures;
                                      o    our obligations under a guarantee executed for the benefit of the holders of the preferred securities; and
                                      o    our obligations under the trust agreement.

                                      If we do not make  payments  on the junior subordinated  debentures,  the Trust  will not have sufficient funds to make payments on the preferred securities. The guarantee does not  cover  payments  when the  Trust does not have sufficient funds.

Limited Voting Rights................ You will have no voting rights except in limited circumstances.

The Use of Proceeds.................. The Trust will invest all of the  proceeds from  the  sale of the  preferred  and the
                                      common    securities    in   our    junior subordinated
                                      debentures.   We intend to use the net proceeds from our sale of the
                                      junior subordinated debentures to make a contribution to the bank

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                                        6

--------------------------------------------------------------------------------

                                      to  fund  its   operations   and   growth, including  an  investment  in back- office
                                      systems  technology  designed  to  further increase operating  efficiencies,  and for general corporate purposes.  Initially, we may  leverage  the capital by investing in mortgage-backed  and agency securities and funding these purchases with borrowings.

Listing of the Preferred
    Securities....................... Application has been made to have the preferred securities listed on the Nasdaq National Market under the symbol "FSANP."  If
                                      approved for listing, we expect trading to commence within 30 days after the preferred securities are first issued.

Book-entry........................... The   preferred    securities    will   be represented by a global security that will
                                      be deposited  with and  registered  in the  name of The Depository
                                      Trust Company, New York, New York, or its nominee.  This  means that you will not receive a certificate for your preferred securities.

ERISA Considerations................. You must carefully consider the information set forth under
                                      "Certain ERISA Considerations."

                                  Risk Factors

    Before purchasing the preferred  securities offered by this prospectus,  you should carefully consider the "Risk Factors" beginning on page ___.
--------------------------------------------------------------------------------

                                        7

--------------------------------------------------------------------------------
                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following is our selected consolidated information. This information is only a summary, and you should read it together with our consolidated financial statements and the notes beginning on page F-1.

                                                                   At or For the Years Ended June 30,
                                                               -------------------------------------------
                                                                  1999            1998             1997
                                                                  ----            ----             ----
                                                                         (Dollars in thousands,
                                                                         except per share data)
Selected Results of Operations:
  Net interest income..................................          $7,684          $6,630           $5,787
  Provision for loan losses............................             423             385              220
  Non-interest income..................................             796           1,760              720
  Non-interest expenses................................           3,974           3,582            4,036(2)
  Net income(1)........................................           2,566           2,816            1,509
  Less preferred dividends.............................             (43)            (45)             (44)
  Net income applicable to common stockholders.........           2,523           2,771            1,465

Per Share Data(3):
  Earnings per common share- basic.....................        $   6.90        $   7.68        $    4.00
  Earnings per common share - diluted..................            3.76            4.15             2.53
  Book value per share, fully diluted..................           27.90           27.55            23.55

Selected Balance Sheet Data:
  Total Assets.........................................         363,706         315,802          270,899
  Loans receivable, net(4).............................         184,264         176,386          149,476
  Securities available for sale........................         160,438         123,759          103,271
  Total Deposits.......................................         190,148         145,096          118,662
  Advances from Federal Home Loan Bank.................         146,180         144,485          129,400
  Subordinated debentures..............................           5,480           5,480            5,480
  Total Stockholders' equity...........................          15,476          15,113           12,015

Performance Ratios:
  Return on average assets.............................            0.75            0.97             0.68
  Return on average equity.............................           15.85           19.81            13.37
  Net interest margin .................................            2.26            2.32             2.67
  Efficiency ratio ....................................           46.86           42.69            50.58(5)

Asset Quality Ratios:
  Nonperforming loans to total loans ..................            1.22            1.91             2.72
  Allowance for loan losses to total loans.............            0.96            0.84             0.77
  Allowance for loan losses to nonperforming
     loans.............................................            77.4            43.6             27.8

First Star Bancorp Capital Ratios:
  Average stockholders' equity to average assets.......            4.70            4.90             5.12
  Leverage ratio.......................................            4.72            4.93             5.22
  Tier 1 risk-based capital ratio......................            7.92            8.88             8.81
  Total risk-based capital ratio.......................           10.89           12.85            13.74

-------
(1) Excluding the write-off of $111,000, net of income taxes, related to an attempted merger/conversion transaction to acquire Nesquehonig Savings Bank that was abandoned, net income for fiscal 1999 would have been $2,631,000.
(2) Includes a non-recurring expense of $745,000 for a one-time deposit insurance premium to recapitalize the SAIF.
(3)  Adjusted for two 20% stock dividends declared during fiscal 1998.
(4) Does not include loans available for sale of $1,468,000 and $1,654,000 at June 30, 1997 and 1996.
(5) Does not include the non-recurring expense of $745,000 for a one-time deposit insurance premium to recapitalize the SAIF.

--------------------------------------------------------------------------------
                                        8

                                  RISK FACTORS

         An investment in the preferred securities involves a number of risks, some of which relate to the terms of the preferred securities or the junior subordinated debentures and others of which relate to us and our business. You should carefully review the following information about these risks together with other information contained in this prospectus before deciding whether this investment is suitable for you.

Risk Factors Relating to the Preferred Securities

Our obligations under the guarantee and under the junior subordinated debentures will be deeply subordinated and we will pay our other debt obligations before we pay you.

         Our  obligations  under  the  junior  subordinated  debentures  and the guarantee are unsecured and are subordinate in right of payment to all of our existing and future senior debt, subordinated debt and additional senior obligations, which totaled $151.7 million at June 30, 1999, excluding $190 million of deposits. The issuance of the junior subordinated debentures will raise our debt to total capital ratio to 50.8%, 56.0% if Hopper Soliday exercises the over-allotment option. In addition, after the issuance of the junior subordinated debentures, our pre-tax interest coverage ratio will be approximately 3.56x, 3.30x if Hopper Soliday exercises the over-allotment option. Neither the indenture governing the junior subordinated debentures, nor the trust agreement and guarantee relating to the preferred securities, limit our ability to incur additional indebtedness, including indebtedness that ranks senior to the junior subordinated debentures and guarantee.

         The  junior   subordinated   debentures  and  the  guarantee  also  are
effectively subordinated to all existing and future liabilities of our subsidiary, First Star Savings Bank. The bank will pay its creditors before it pays dividends to us, and the bank's creditors will generally have priority over us and you in any distribution of the bank's assets in a liquidation, reorganization or other transaction. In the event that distributions from the bank to us are not sufficient to cover our payment obligations under the junior subordinated debentures or the guarantee, we may be unable to make those payments. See "Description of Junior Subordinated Debentures -- Subordination" on page ___ and "Business of First Star Savings Bank -- Sources of Funds -- Borrowings" and "-- Subordinated Debentures" on page ___.

If we do not make payments on the junior subordinated debentures, the Trust will not be able to make payments on the preferred securities and the guarantee will not apply.

         The ability of the Trust to timely pay amounts due on the preferred securities depends solely upon our making the related payments on the junior subordinated debentures when due. If we default on our obligation to pay principal of or interest on the junior subordinated debentures, the Trust will not have sufficient funds to pay distributions on, or the $10 liquidation amount of, the preferred securities.

         In that event, you would not be able to rely on the guarantee for payment because the guarantee applies only when the Trust has funds available for payment. Instead, you or the property trustee would have to sue us to enforce the property trustee's rights under the indenture relating to the junior subordinated debentures. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures, and the Guarantee" on page ___.

Payments on the junior subordinated debentures by us to the Trust will depend primarily on any dividends we may receive from the bank, which may be limited by regulations and debt covenants.

         The Trust will depend solely on our payments on the junior subordinated debentures in paying amounts due on the preferred securities. We are a separate legal entity from the bank and do not have significant operations of our own. Therefore, we will depend primarily on any dividends we receive from the bank to pay interest on the junior subordinated debentures to the Trust. In addition, the dividends we receive from the bank will also continue to be used to pay interest on our subordinated debt and dividends on our preferred stock. The payment of dividends by the bank may be limited by regulations and debt covenants. For a more complete discussion, see the immediately following risk information and information under "Description of the Preferred Securities" on page ___ and "Description of Junior Subordinated Debentures -- Subordination" on page ___.

We may defer interest payments under the junior subordinated debentures, which could have adverse tax consequences for you.

         So long as we are not in default, we may defer the payment of interest on the junior subordinated debentures at any time for up to 20 consecutive quarters. Any deferral, however, could not extend beyond the stated maturity date of the junior subordinated debentures. During any period in which we were deferring interest payments, the Trust would defer quarterly distributions on the preferred securities. Deferred distributions would accumulate with interest at the annual rate of __% compounded quarterly from the normal distribution payment date.

         During each period in which we were deferring interest payments, the United States federal income tax laws would require you to accrue and recognize income in the form of original issue discount on your pro rata share of the interest accruing on the junior subordinated debentures held by the Trust. As a result, you would be subject to United States federal income tax on this income before you would have received cash distributions on the preferred securities.

         In addition, during a deferral period:

         o you would not receive the deferred cash distributions if you sold the preferred securities before the record date for payment of the deferred distributions, even if you held the preferred securities on the last day of a quarter, and

         o your tax basis in the preferred securities would increase by the amount of accrued but unpaid distributions. If you sold the preferred securities during a deferral period, your increased tax basis would increase the amount of any capital loss that you might have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income.

See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period" on page ___ and "United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount" on page ___.

The preferred securities may be redeemed prior to maturity; you may be taxed on the proceeds at the time of redemption and you may not be able to reinvest the proceeds at the same or a higher rate of return.

         Under  the   following   circumstances,   we  may   redeem  the  junior
subordinated debentures prior to maturity:

         o We may redeem the junior subordinated debentures within 90 days after the occurrence of the events described in "Description of Preferred Securities -- Redemption" on page ___ at any time during the life of the Trust.

         o In addition, we may redeem the junior subordinated debentures prior to maturity at any time after _______________, 2004, so long as we have obtained any approvals from regulatory agencies that are required at that time.

         If we redeem the junior subordinated debentures, the Trust will redeem the preferred securities. Under current United States federal income tax law, the redemption of the preferred securities would be a taxable event to you. In addition, you may not be able to reinvest the money you receive in an investment with a similar or higher expected rate of return. See "Description of Preferred Securities -- Redemption" on page ___ and "United States Federal Income Tax Consequences -- Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust" on page ___ and "-- Sales of Preferred Securities" on page ___.

We may require you to exchange your preferred securities for junior subordinated debentures; this may have adverse tax consequences for you and the junior subordinated debentures may trade at a lower price than the price you paid for the preferred securities.

         We may dissolve the Trust at any time before its expiration. In such an event, the trustees will, after paying the creditors of the Trust, distribute your share of the junior subordinated debentures to you.

         We cannot predict the market prices for the junior subordinated debentures that would be distributed upon the dissolution of the Trust. Accordingly, the junior subordinated debentures that you receive in a distribution, or the preferred securities that you hold pending the distribution, may trade at a lower price than the price you paid to purchase the preferred securities. Because you may receive junior subordinated debentures, your decision whether to invest in the preferred securities should also be made with regard to the junior subordinated debentures. You should carefully review all of the information regarding the junior subordinated debentures contained in this prospectus.

         Under current United States federal income tax laws, a distribution of junior subordinated debentures to you upon the dissolution of the Trust would not be a taxable event for you. If, however, the Trust were taxable as a corporation at the time of its dissolution, then a distribution of junior subordinated debentures to you may be a taxable event for you.

         See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution" on page ___ and "United States Federal Income Tax Consequences -- Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust" on page ___.

You will have only limited voting rights, and we can amend the trust agreement without your consent.

         You will have limited voting rights as a holder of the preferred securities. Your voting rights will relate only to the modification of the preferred securities and the exercise of the Trust's rights as holder of the junior subordinated debentures. You will not usually be able to appoint, remove or replace the property trustee or the Delaware trustee because these rights generally reside with us as the holder of the common securities. However, if an event of default under the trust agreement occurs and is continuing the holders of at least a majority in aggregate liquidation amount of the preferred securities may remove the trustees. Even if it would adversely affect your rights, we, together with the property trustee and the administrators may amend the trust agreement without your consent to ensure that the Trust will be classified as a grantor trust for United States federal income tax purposes. See "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement" on page ___.

The market price for the preferred securities may decline after you invest.

         There  is no  current  public  market  for  the  preferred  securities.
Although we have been advised that Hopper Soliday intends to make a market in the preferred securities, it is not obligated to do so and any market making may be interrupted or discontinued at any time without any notice at its sole discretion. There is no guarantee that an active public market will develop for the preferred securities. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you paid in this offering. See "Market for the Preferred Securities" on page ___.

         The preferred securities may not trade at a price that accurately reflects the value of accrued but unpaid interest on the underlying junior subordinated debentures. In addition to other circumstances, our deferral of interest payments on the junior subordinated debentures may cause the market price for the preferred securities to decline.

The holders of the preferred securities and the junior subordinated debentures are not protected by covenants in the indenture and the trust agreement.

         Neither the indenture, which sets forth the terms of the junior subordinated debentures, nor the trust agreement, which sets forth the terms of the preferred securities and the common securities, protects holders of junior subordinated debentures or the preferred securities, respectively, in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether we will comply with our obligations under the junior subordinated debentures or the guarantee.

The preferred securities are not insured.

         Neither the Bank Insurance Fund of the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, nor any other governmental agency has insured the preferred securities.

Risk Factors Relating to First Star Bancorp

Future changes in interest rates may reduce our profits.

         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

          o the interest income we earn on our interest-earning assets, such as mortgage loans and investment securities; and

          o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

         Most of our mortgage loans have rates of interest which are fixed for the life of the loan and are generally originated for periods of up to 30 years, while our deposit accounts have significantly shorter periods to maturity. Because our interest-earning assets generally have fixed rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities, which are primarily time deposits. As a result, our net interest income may be reduced when interest rates increase significantly for long periods of time. In addition, rising interest rates may reduce our earnings because there may be a lack of customer demand for loans. Declining interest rates may also reduce our net interest income if adjustable rate or fixed rate mortgage loans are refinanced at reduced rates or paid off earlier than expected, and we reinvest these funds in assets which earn us a lower rate of interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk" on page ___.

Our allowance for loan losses may not be adequate to cover actual losses.

         Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. State and federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. We believe that our allowance for loan losses is adequate to cover anticipated losses. There can be no assurance, however, that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance.
Either of these occurrences could adversely affect our earnings.

Whether or not we make a profit is influenced by the health of our local economy.

         Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking services primarily to customers in the markets in which we have branches, so any decline in the economy of Pennsylvania or the Lehigh Valley in particular could have an adverse impact on us. Our financial results, the credit quality of our existing loan portfolio, and the ability to generate new loans with acceptable yield and credit characteristics may be adversely affected by changes in prevailing economic conditions, including declines in real estate values and rapid changes in interest rates. Although economic conditions in our market area are strong, there can be no assurance that these conditions will continue, or that negative trends and developments will not adversely affect us. See "Business of First Star Savings Bank - Market Area and Competition" on page ___.

Changes in general economic conditions and monetary policies may affect the financial institutions industry as a whole, which will not only impact us directly, but by affecting the condition of financial institutions whose fixed income securities we hold in our investment portfolio, could affect us indirectly as well by reducing the credit quality of these holdings.

         Conditions beyond our control may have a significant impact on our financial condition and results of operations, including:

          o    the strength of credit demand by customers;

          o    fiscal and debt management policies of the federal government;

          o    the monetary policy of the Federal Reserve Board;

          o the introduction and growth of new investment instruments by non-bank financial competitors; and

          o changes in rules and regulations governing the payment of interest on deposit accounts.

         We hold approximately $40.9 million in corporate bonds and both rated and unrated trust preferred securities of financial institutions in our investment portfolio. To the extent the general economic conditions discussed above affect our financial condition and results of operations, they may also have a broader affect on the industry as a whole. As a result, the credit quality of these investments may deteriorate, which may have an impact on our financial condition and results of operations as well.

The amount of common stock held by our executive officers and directors gives them influence over the election of our Board of Directors and other matters that require stockholder approval.

         A total of 334,799 shares of our common stock, or 51.2% of the common stock outstanding at June 30, 1999, is beneficially owned by our directors and executive officers. See "Principal Security Holders" on page ___. Therefore, if they vote together, our directors and executive officers have the ability to exert significant influence over the election of our Board of Directors and other corporate actions requiring stockholder approval, including the adoption of proposals made by stockholders.

Future laws or regulations could hurt our profitability.

         We operate in a highly regulated industry. We are regulated by the Federal Reserve Board, and our bank is regulated by the FDIC and the
Pennsylvania Department of Banking. Federal and state banking laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in the control of bank holding companies, and the maintenance of adequate capital to the general business operations and financial conditions of our bank, including permissible types, amounts and terms of loans and investments, the amount of reserves maintained against deposits, restrictions on dividends, establishment of branch offices and the maximum rate of interest that may be charged by law. These and other restrictions limit the manner in which we can conduct our business and obtain financing, and could reduce our profitability.

If we do not compete successfully against other financial institutions in our market area, our profitability will be hurt.

         We operate in a competitive environment. In the market areas in which we compete, other savings banks, commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms and other financial intermediaries offer similar services. Many of these competitors have substantially greater resources and lending limits and may offer certain services that we do not currently provide. In addition, some of the non-bank competitors are not subject to the same extensive regulations that govern our business. Our profitability depends on our ability to compete successfully in our market area. See "Business of First Star Savings Bank - Market Area and Competition" on page ___.

We cannot predict how changes in technology will affect our business

         The  financial   services  market,   including  banking  services,   is
increasingly affected by advances in technology, including developments in:

         o         telecommunications;

         o         data processing;

         o         automation;

         o         internet-based banking;

         o         telebanking; and

         o         debit cards and so-called "smart cards."

         Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

If our computer systems do not work properly with the Year 2000 date, we may not be able to continue running our business properly.

          Rapid and accurate data processing is essential to our operations. Data processing is also essential to most other financial institutions and many other companies. Many computer programs that can only distinguish the final two digits of the year entered are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency.

         Failure to resolve year 2000 issues presents the following risks to us:

         (1) we could lose customers to other financial institutions, resulting in a loss of revenue, if our third party service bureau is unable to process properly customer transactions;

         (2) governmental agencies, such as the Federal Home Loan Bank, and correspondent banks could fail to provide funds to us, which could materially impair our liquidity and affect our ability to fund loans and deposit withdrawals;

         (3) concern on the part of depositors that year 2000 issues could impair access to their deposit account balances could result in our experiencing deposit outflows prior to December 31, 1999; and

         (4) we could incur increased personnel costs if additional staff is required to perform functions that inoperative systems would have otherwise performed.

         Most of our material data processing that could be affected by this problem is provided by a third party service bureau. If our third party service bureau does not resolve this problem, we would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on our financial condition and profitability. In addition, if our significant suppliers of utilities are not adequately prepared for year 2000 they may be unable to provide the necessary service to drive our data systems or provide sufficient sanitary conditions for our offices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure" on page ___.

                                 USE OF PROCEEDS

         The Trust will use all of the proceeds from the sale of the preferred securities and common securities to purchase junior subordinated debentures from us. We intend to use the net proceeds from the sale of the junior subordinated debentures estimated to be $___ million ($___ million if the over-allotment option is exercised in full):

         o to make a contribution to the bank to fund its operations and growth, including an investment in back-office systems
                  technology    designed   to   further    increase    operating
                  efficiencies;

         o financing growth, which may include expansion of our lending and investment activities, one or more branch acquisitions, acquisitions of other financial institutions, or acquisitions of other financial services companies; and

         o         for general corporate purposes.

         Until opportunities to invest the funds in our core business become available, we may leverage the capital by employing an investment strategy of purchasing mortgage-backed and agency securities and funding these purchases with borrowings, in order to improve our overall return to stockholders and help offset the cost of this capital.

                       MARKET FOR THE PREFERRED SECURITIES

         Prior to this offering, there has been no market for the preferred securities. Following the completion of the offering, we anticipate that the preferred securities will be traded on the Nasdaq National Market. We expect that Hopper Soliday will make a market in the preferred securities. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Hopper Soliday will not be obligated with respect to these efforts and any market making may be interrupted or discontinued at any time without any notice at its sole discretion.


         The development of an active trading market depends on the existence of willing buyers and sellers. There is no guarantee that an active or liquid public trading market will develop for the preferred securities or whether continued quotation of the preferred securities on the Nasdaq National Market will be possible. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. You could have difficulty disposing of the preferred securities, and you should not view the preferred securities as a short term investment. You may not be able to sell the preferred securities at a price equal to or above the price you paid.

                                 CAPITALIZATION

         The following table presents our consolidated capitalization (1) at June 30, 1999 and (2) as adjusted to give effect to the consummation of the offering of preferred securities.

                                                        Actual, at June 30, 1999   Pro Forma Consolidated
                                                        ------------------------   ----------------------
                                                                     (Dollars in thousands)

Advances from Federal Home Loan Bank                               $146,180                  $146,180
Convertible subordinated debt ..................                      5,480                     5,480

Guaranteed preferred beneficial interests in
subordinated debt(1)............................                         --                    12,000
                                                                    -------                   -------
                                                                    151,660                   163,660
                                                                    -------                   -------
STOCKHOLDERS' EQUITY:
 Preferred stock, no par value, 2,500,000
   shares authorized; 43,592 outstanding........                         --                        --
 Common stock, $1.00 par value, 10,000,000
   shares authorized; 375,404 outstanding.......                        375                       375
Additional paid-in capital......................                      8,465                     8,465
Retained earnings...............................                      8,300                     8,300
  Employee stock ownership plan debt............                       (200)                     (200)
  Accumulated other comprehensive
     income (loss)..............................                     (1,464)                   (1,464)
                                                                    -------                   -------
Total stockholders' equity......................                     15,476                    15,476
                                                                   --------                   -------
Total capitalization............................                   $167,136                  $179,136
                                                                    =======                   =======

FIRST STAR BANCORP CAPITAL
  RATIOS:
Tier 1 risk-based capital ratio.................                       7.92%                     9.99%(2)
Total risk-based capital ratio..................                      10.89%                    13.12%(2)
Leverage ratio..................................                       4.72%                     6.08%(2)

FIRST STAR SAVINGS BANK CAPITAL
  RATIOS:
Tier 1 risk-based capital ratio.................                       9.34%                    11.79%(2)
Total risk-based capital ratio..................                      10.18%                    12.06%(2)
Leverage ratio..................................                       5.54%                     7.14%(2)

--------------
(1) Preferred securities representing beneficial interests in an aggregate principal amount of $12,000,000 of the Junior Subordinated Debentures of First Star Bancorp.
(2) Assumes $12,000,000 from the proceeds of the offering of the preferred securities are invested in assets with a 100% risk weighting under the risk-based capital rules.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following is our selected consolidated financial information. This information is only a summary, and you should read it together with our consolidated financial statements and notes beginning on page F-1.

Selected Financial Data

                                                                        At June 30,
                                                    ----------------------------------------------------
                                                          1999             1998             1997
                                                          ----             ----             ----
                                                                  (Dollars in thousands)
Balance Sheet

  Total Assets....................................          $363,706         $315,802         $270,899
  Loans receivable, net...........................           184,264          176,386          149,476
  Securities available for sale...................           160,438          123,759          103,271
  Cash and cash equivalents.......................             3,078            2,080            3,310
  Total Deposits..................................           190,148          145,096          118,662
  FHLB advances...................................           146,180          144,485          129,400
  Subordinated debentures.........................             5,480            5,480            5,480
  Total Stockholders' equity......................            15,476           15,113           12,015
  Book value per share, fully
    diluted(1)....................................            $27.90           $27.55           $23.55

Other Data

Number of:
  Real estate loans outstanding...................             3,258            2,928            2,812
  Deposit accounts................................            18,616           15,967           14,394
  Offices.........................................                 6                6                6

------------------------
(1) Adjusted for two 20% stock dividends declared during fiscal year ended June 30, 1998.

         Summary of Operations

                                                                                    Year Ended June 30,
                                                                    --------------------------------------------------
                                                                       1999                1998               1997
                                                                       ----                ----               ----
                                                                                 (Dollars in thousands)

Interest income.........................................             $25,064             $21,240             $16,193
Interest expense........................................              17,380              14,610              10,406
                                                                      ------              ------              ------
  Net interest income...................................               7,684               6,630               5,787
Provision for loan losses...............................                 423                 385                 220
                                                                     -------             -------             -------
  Net interest income after provision
    for loan losses.....................................               7,261               6,245               5,567
Non-interest income.....................................                 796               1,760                 720
Non-interest expenses(1)................................               3,974               3,582               4,036
                                                                      ------              ------              ------
Income before income taxes..............................               4,083               4,423               2,251
Provision for income taxes..............................               1,517               1,607                 742
                                                                      ------              ------             -------
  Net income(2).........................................               2,566               2,816               1,509
                                                                      ------              ------              ------
Less preferred dividends................................                 (43)                (45)                (44)
                                                                      ------              ------              ------
Net income applicable to common
  stockholders..........................................             $ 2,523             $ 2,771             $ 1,465
                                                                      ======              ======              ======
Earnings per common share -- basic(3)...................             $  6.90             $  7.68             $  4.00
Earnings per common share -- diluted(3).................             $  3.76             $  4.15             $  2.53

---------------------
(1) Includes a non-recurring expense of $745,000 for the year ended June 30, 1997 for a one-time deposit insurance premium to recapitalize the SAIF.
(2) Excluding the write-off of $111,000, net of income taxes, related to an attempted merger/conversion transaction to acquire Nesquehonig Savings Bank that was abandoned, net income for fiscal 1999 would have been $2,631,000.
(3)  Adjusted for two 20% stock dividends declared during fiscal 1998.

Selected Financial Ratios

                                                                        At or For the Year Ended
                                                                                June 30,
                                                             ------------------------------------------------
                                                                    1999            1998           1997(2)
                                                             --------------- --------------- ----------------
Performance Ratios(1):
Return on average assets (net income
  divided by average total assets).........................             0.75%           0.97%           0.68%

Return on average equity (net income divided by
   average equity).........................................            15.85           19.81           13.37

Net interest rate spread...................................             2.02            2.06            2.43

Net interest margin(3).....................................             2.26            2.32            2.67

Efficiency ratio...........................................            46.86           42.69           50.58(4)

Asset Quality Ratios:
Non-performing loans to total loans........................             1.22            1.91            2.72

Allowance for loan losses to total loans...................             0.96            0.84            0.77

Allowance for loan losses to nonperforming loans...........             77.4            43.6            27.8

First Star Bancorp Capital Ratios:
Average stockholders' equity to average assets.............             4.70            4.90            5.12

Tier 1 risk-based capital ratio............................             7.92            8.88            8.81

Total risk-based capital ratio.............................            10.89           12.85           13.74

Leverage ratio.............................................             4.72            4.93            5.22

--------------
(1) Such ratios include the effect of the write-off of $111,000 ($65,000 after income taxes) related to an attempted merger/conversion transaction with Nesquehonig Savings Bank that was abandoned in 1999.
(2) For 1997, return on average assets and return on average equity, excluding the effect of the special assessment to recapitalize the SAIF, were .88% and 17.21%, respectively.
(3)  Net interest income as a percentage of average interest-earning assets.
(4) Does not include the non-recurring expense of $745,000 for a one-time deposit insurance premium to recapitalize the SAIF.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General

         Management's discussion and analysis is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our consolidated financial statements and notes to the consolidated financial statements beginning on page F-1.

         Our results of operations depend primarily on our net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by non-interest income, including income from loan and deposit account service charges, gains and losses from the sale of available for sale securities and by non-interest expense, including, primarily, compensation and employee benefits, federal deposit insurance premiums, office occupancy cost, and data processing cost. Our results of operations are also affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

Financial Condition

         General. Total assets increased to $363.7 million at June 30, 1999, from $315.8 million at June 30, 1998, an increase of $47.9 million or 15.2%. The increase in total assets was attributable primarily to an increase in deposits which increased by $45.1 million, or 31.1%, to $190.2 million from $145.1 million at June 30, 1998. These funds were used to invest primarily in available for sale securities which increased by $36.6 million, or 30%, to $160.4 million from $123.8 million at June 30, 1998. Loans receivable increased from $176.4 million to $184.3 million, an increase of $7.9 million, or 4.5%. Total cash and cash equivalents increased to $3.1 million at June 30, 1999 from $2.1 million at June 30, 1998, an increase of $1.0 million, or 47.6%.

         Securities Available for Sale. All of our investments are classified as "available for sale." Available for sale securities increased by $36.6 million, or 30%, to $160.4 million from $123.8 million at June 30, 1998.

         The following table sets forth the carrying value of our investments. See Note 2 to our consolidated financial statements beginning on page F-1.


                                                                          At June 30,
                                                      ----------------------------------------------------
                                                            1999             1998             1997
                                                      ----------------  --------------  ------------------
                                                                      (In thousands)
Securities Available for Sale:
U.S. Government and Federal Agencies...............         $  5,350        $ 15,763           $ 16,996
Mortgage-backed securities ........................           81,217          76,035             74,736
Corporate debt securities..........................           27,376          10,379              9,806
Trust preferred securities.........................           41,269          19,826                 --
Marketable equity securities.......................            5,226           1,756              1,733
                                                            --------        --------           --------
Total securities available for sale................         $160,438        $123,759           $103,271
                                                            ========        ========           ========


         The following table sets forth certain information regarding scheduled maturities, carrying values, approximate fair values, and weighted average yields for our investments at June 30, 1999 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.


                                                                                                               Total Investment
                               One Year or Less  One to Five Years Five to Ten Years  More than Ten Years         Securities
                            -------------------------------------- ----------------- ---------------------   -------------------

                            Carrying  Average  Carrying  Average   Carrying  Average  Carrying   Average    Carrying    Average
                              Value    Yield     Value    Yield     Value     Yield     Value     Yield      Value       Yield

                                                                   (Dollars in thousands)

U.S. Government and Federal
  agencies..................   $   --        --% $    --        --%  $   995     7.09%  $  4,355      8.20%   $  5,350       7.99%
Mortgage-backed securities..       35      6.71    1,453      6.39     1,632     7.06     78,097      6.03      81,217       6.05
Corporate debt securities...    2,365      6.86   13,523      7.33     9,844     7.99      1,644      8.24      27,376       7.82
Trust preferred securities..                       1,941      5.53        --     5.35     39,328      6.73      41,269       6.68
Marketable equity securities       --        --       --        --        --       --      5,226      5.35       5,226       5.35
                               ------            -------             -------            --------              --------
  Total investments.........   $2,400      6.85% $16,917      7.15%  $12,471     7.59%  $128,650      6.37%   $160,438       6.55%
                               ======            =======             =======            ========              ========


         Loans Receivable. Loans receivable increased to $184.3 million at June 30, 1999 from $176.4 million at June 30, 1998, an increase of $7.9 million, or 4.5%.

         The following table sets forth information concerning the types of loans held by us, excluding loans held for sale.

                                                                       At June 30,
                       -------------------------------------------------------------------------------------------------------------
                                1999                 1998                  1997                 1996                  1995
                       -------------------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)
Type of Loans:
Real Estate:
  1-4 family........... $151,542     80.58%   $146,808     81.92%   $127,054     83.11%  $128,335     87.38%   $128,614      80.05%
  Construction.........      800      0.43         110      0.06       1,231      0.80        895      0.61      12,208       7.60
  Multi-family and
     commercial........   26,891     14.30      21,838     12.18      11,155      7.30      6,000      4.09       5,743       3.57
  Commercial leases ...      813      0.43       1,496      0.84       1,897      1.24      1,345      0.92       2,009       1.25

Consumer Loans:
  Home equity..........    7,059      3.75       7,905      4.41       9,349      6.12      9,071      6.18      10,735       6.68
  Auto loans...........      301      0.16         329      0.18         218      0.14        220      0.15         323       0.20
  Other................      656      0.35         728      0.41       1,976      1.29        983      0.67       1,042       0.65
                        --------    ------     -------    ------    --------    ------   --------    ------    --------     ------
Total loans............  188,062    100.00%    179,214    100.00%    152,880    100.00%   146,849    100.00%    160,674     100.00%
                        --------    ======     -------    ======    --------    ======   ---------   ======    --------     ======
Less:
  Loans in process.....     (605)                  (66)                 (927)                (446)               (4,180)
  Deferred loan
     origination
     fees and costs....   (1,421)               (1,273)               (1,321)              (1,090)               (1,215)
  Allowance for loan
    losses.............   (1,772)               (1,489)               (1,156)              (1,014)                 (859)
                        --------              --------              --------             --------              --------
Total loans, net....... $184,264              $176,386              $149,476             $144,299              $154,420
                        ========              ========              ========             ========              ========


         The following information contains information concerning changes in the amount of loans held by us.

                                                                   For the Years Ended
                                                                        June 30,
                                          -----------------------------------------------------------------------
                                               1999          1998           1997           1996          1995
                                          -------------- -------------  -------------  ------------- ------------
                                                                 (Dollars in thousands)
Total gross loans receivable at
  beginning of period..................       $179,214      $152,880       $146,849       $160,674      $139,296
                                               -------       -------        -------        -------       -------

Loans originated:
  1 to 4 family residential............         42,182        32,399         16,241         22,754        36,464
  Construction.........................          1,034           385          1,056            767        11,302
  Multi-family and commercial
    real estate........................         11,769        21,909          9,564          2,079         2,911
  Home equity and second
    mortgages..........................          4,211         2,733          4,522          3,662         4,766
  Other consumer.......................            906           878          1,015            785         1,088
                                              --------      --------       --------      ---------      --------
    Total loans originated.............         60,102        58,304         32,398         30,047        56,531
                                              --------      --------       --------      ---------      --------

Loans securitized and repayments:
  Total loans securitized..............          4,028         7,034             --         10,784            --
  Loan principal repayments..........           47,226        24,936         26,367         33,088        35,153
                                              --------      --------       --------       --------      --------
  Total loans securitized and repayments        51,254        31,970         26,367         43,872        35,153
                                              --------      --------       --------       --------      --------
  Total gross loans receivable
    at end of period...................       $188,062      $179,214       $152,880       $146,849      $160,674
                                               =======       =======        =======        =======       =======

         Deposits. Deposits increased to $190.1 million at June 30, 1999, from $145.1 million at June 30, 1998, an increase of $45 million or 31.0%. This increase in deposits is concentrated primarily in certificates of deposit which increased by $38.9 million to $143 million from $104.1 million, due to our matching rate program whereby we matched any competitors published interest rates on deposit accounts.

         Regular savings, money market demand and NOW accounts constituted $47.1 million, or 24.8%, of our deposit portfolio at June 30, 1999. Certificates of deposit constituted $143.0 million or 75.2% of the deposit portfolio of which $18.5 million or 9.7% of the deposit portfolio were certificates of deposit with balances of $100,000 or more. Such deposits are offered at negotiated rates. As of June 30, 1999, we had $1.3 million in brokered deposits.

         At June 30, 1999 our deposits were represented by the various types of deposit programs described below.

                                                                  Interest     Minimum       Balance as of        Percentage of
Category                              Term                         Rate(1)      Amount       June 30, 1999       Total Deposits
--------                              ----                         -------      ------       -------------       --------------
                                                                                             (In thousands)
Non-interest demand accounts......... None                              --%    $   250          $  1,871               0.98%
NOW accounts......................... None                            2.10         750            14,089               7.41
Passbook and club accounts........... None                            2.79         100            11,566               6.08
Money market demand.................. None                            2.91       1,000            19,592              10.30
Certificates of Deposit:
   Fixed Term, Fixed-rate............ 91 Days                         4.40       1,000             1,548               0.81
   Fixed Term, Fixed-rate............ 6-12 months                     4.50       1,000            76,202              40.06
   Fixed Term, Fixed-rate............ 13-30 months                    4.93       1,000            37,221              19.56
   Fixed Term, Fixed-rate............ 31-48 months                    4.74       1,000             5,672               2.98
   Fixed Term, Fixed-rate............ 49-60 months                    4.88       1,000            11,422               6.03
IRA deposits......................... None                              --          --            10,965               5.76
Accrued interest on deposits                                                                          68               0.03%
                                                                                                --------            -------
         Total                                                                                  $190,216             100.00%
                                                                                                ========            =======

------------
(1) Interest rate offerings as of June 30, 1999.

         The following table sets forth our time deposits classified by interest rate at the dates indicated.


                                                       At June 30,
                                            -----------------------------
                                              1999       1998      1997
                                            --------- --------  ---------
                                                   (In thousands)
Interest Rate
   4.00% or less............................ $    155  $    --    $    --
   4.01-6.00%...............................  126,547   67,287     68,215
   6.01-8.00%...............................   16,088   36,532     16,167
   8.01% or more............................      240      242      1,057
Accrued interest on certificate accounts....       56       63         45
                                             --------  -------    -------
       Total                                 $143,086 $104,124    $85,484
                                             ======== ========    =======

         The following table sets forth the amount and maturities of our time deposits classified by interest rate at June 30, 1999.


                                                 Amount Due
                             ---------------------------------------------------
                                                              After
Interest Rate                June 30,  June 30,    June 30,  June 30,
                              2000       2001        2002      2003       Total
                              ----       ----        ----      ----       -----
                                               (In thousands)
4.00% or less ...........   $    155   $   --     $   --     $   --     $    155
4.01-6.00% ..............     98,612     20,242      2,419      5,274    126,547
6.01-8.00% ..............     11,179      1,557      1,020      2,332     16,088
8.01 or more ............        222         18       --         --          240
Accrued interest on
  certificate accounts ..         43          9          1          3         56
                            --------   --------   --------   --------   --------
  Total .................   $110,211   $ 21,826   $  3,440   $  7,609   $143,086
                            ========   ========   ========   ========   ========

         The following table indicates the amount of our certificates of deposits of $100,000 or more by time remaining until maturity as of June 30, 1999.

                                          Certificates
Maturity Period                            of Deposits
                                         -------------
                                         (In thousands)

Within three months...............           $ 8,531
Three through six months..........             3,571
Six through twelve months.........             3,833
Over twelve months................             2,549
                                             -------
                                             $18,484
                                             =======

         Borrowings.  Advances  from the  Federal  Home Loan Bank  increased  to
$146.2 million at June 30, 1999, from $144.5 million at June 30, 1998, an increase of $1.7 million or 1.2%. In addition to providing funding for our lending activities, we utilize advances from the Federal Home Loan Bank to purchase investment securities, taking advantage of the spread to increase net interest income.

         The following table sets forth the terms of our short-term Federal Home Loan Bank advances.


                                                           During the
                                                       Year Ended June 30
                                                --------------------------------
                                                   1999        1998        1997
                                                --------     -------     -------
                                                      (Dollars in thousands)
Average balance outstanding ................     $15,927     $31,481    $38,214
Maximum balance at end of any month ........      34,435      45,020     55,567
Balance outstanding end of period ..........      18,325      27,936     55,567
Weighted average rate during period.........        5.77%       5.90%      5.80%
Weighted average rate at end of period......        5.42%       5.73%      5.56%

         Stockholders' Equity. Stockholders' equity increased to $15.5 million at June 30, 1999, from $15.1 million at June 30, 1998, an increase of approximately $400,000 or 2.6%. The increase is mainly attributable to net income from operations which was substantially offset by an increase in the unrealized loss on securities available for sale, due to an increase in market rates of interest.

Results of Operations for the Fiscal Years Ended June 30, 1999 and 1998

         General. The largest components of our total income and total expenses are interest items. As a result, our earnings are greatly influenced by our net interest income, which is determined by the difference between the interest earned on our interest-earning assets and the rates paid on our interest-bearing liabilities (interest rate spread) as well as by the relative amounts of its interest-earning assets and interest-bearing liabilities.

         Like most savings banks, our interest income and cost of funds are substantially affected by general economic conditions and by policies of regulatory authorities of the state and federal government. Because a significant portion of our assets consist of fixed rate loans, increases in interest costs will result in a decline in our net interest income.

         Results of Operations. We recorded net income of $2,566,000 for the fiscal year ended June 30, 1999, representing an 8.9% decrease from the $2,816,000 net income recorded for the fiscal year ended June 30, 1998. The decrease from June 30, 1998, is mainly attributable to a decrease of $995,000 in the gains realized on the sale of securities and an increase of $392,000 in other expense which was partially offset by an increase of $1,054,000 in net interest income.

         Our securities available for sale portfolio includes corporate debt securities issued by Singer Co. Singer Co. is most recognized as a maker of sewing machines throughout the world. On September 13, 1999, Singer filed for Chapter 11 bankruptcy protection. As of June 30, 1999, the bonds had an adjusted cost basis of $304,000 and a fair value of $235,000. The fair market value of the bonds at September 16, 1999 was estimated at $122,000. We intend to evaluate the potential impairment of these bonds and expect to write-down the bonds for the quarter ended September 30, 1999. Such write-down will have a negative impact on earnings. See "- Other Income."

         Net Interest Income. Net interest income is the most significant component of our income from operations. Net interest income is the difference between interest we receive on our interest-earning assets, primarily loans and securities, and interest we pay on our interest-bearing liabilities, primarily deposits and borrowings from the Federal Home Loan Bank.

         Net interest income depends on the volume of and rates earned on interest-earning assets and the volume of and rates paid on interest-bearing liabilities. Net interest income increased $1.1 million or 15.9% for the fiscal year ended June 30, 1999. Although the average balances increased during fiscal 1999 and 1998, our net interest rate spread and net interest margin remained relatively stable, decreasing four and six basis points, respectively.

         Total Interest Income. For the fiscal year ended June 30, 1999, total interest income increased to $25.1 million from $21.2 million for fiscal year ended June 30, 1998. This increase of $3.9 million or 18.4% is due to an increase in income on loans receivable to $14.4 million for the fiscal year ended June 30, 1999 as compared to $13.2 million for the fiscal year ended June 30, 1998 and to an increase in income on investment securities to $10.5 million for fiscal 1999 from $7.9 million for fiscal 1998. During the same time periods the average balance on loans receivable increased by $13.1 million to $184.1 million for the fiscal year ended June 30, 1999 from $171 million for the fiscal year ended June 30, 1998, and the average balance on investment securities increased by $40.9 million to $155.3 million for fiscal 1999 from $114.4 million for fiscal 1998.

         Total Interest Expense. Total interest expense increased to $17.4 million for the fiscal year ended June 30, 1999 from $14.6 million for the fiscal year ended June 30, 1998. The two components of total interest expense are interest on deposits, which increased by $1.8 million for the fiscal year ended June 30, 1999 to $8.4 million from $6.6 million for the fiscal year ended June 30, 1998 and interest on borrowings, which increased by $1 million for the fiscal year ended June 30, 1998 to $8.9 million from $7.9 million for the fiscal year ended June 30, 1998.

         Provision For Loan Losses. We review the allowance for loan losses in relation to (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. Management believes the allowance for loan losses is at a level that is adequate to provide for estimated losses. However, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amount.

         The provision for loan losses was $423,000 for the fiscal year ended June 30, 1999, as compared to $385,000 for the fiscal year ended June 30, 1998. The amount charged to operations and the related balance in the allowance for loan losses is based on periodic reviews of the portfolio by management. At its current level, the allowance for loan losses represents 0.95% of loans outstanding at June 30, 1999 as compared to 0.84% of loans outstanding at June 30, 1998.

         Other Income. Included in other income are loan servicing income, gains or losses on sales of securities available for sale, and other miscellaneous sources of operating income.

         During the fiscal year ended June 30, 1999, other income decreased to $796,000 from $1,760,000 for the fiscal year ended June 30, 1998. The decrease was mainly attributable to a decrease in the amount of gains realized on the sale of securities which was $156,000 for the fiscal year ended June 30, 1999 and $1,151,000 for the fiscal year ended June 30, 1998. Also included in other income were gains realized on the sale of real estate owned of $77,000 and $101,000 for the fiscal years ended June 30, 1999 and 1998, respectively.

         We expect to record an impairment loss in our securities available for sale portfolio during the quarter ending September 30, 1999 due to the bankruptcy of Singer Co. as previously discussed. See "- Results of Operations."

         Operating Expenses. Total operating expenses increased $392,000 or 10.9% to $3,974,000 for the fiscal year ended June 30, 1999, as compared to $3,582,000 for the fiscal year ended June 30, 1998.

         The primary component of operating expenses was salaries and employee benefits which increased $337,000 or 18.1% to $2,202,000 from $1,865,000 for the fiscal year ended June 30, 1998. Also included in 1999 was one-time charge off of $111,000, net of income taxes, relating to the canceled merger/conversion with Nesquehonig Savings Bank. Management continues to monitor operating expenses and reduce or eliminate such expenses where possible. The ratio of operating expense to average assets for fiscal 1999 and fiscal 1998 was 1.13% and 1.24% respectively. Excluding expenses related to the attempted merger/conversion with Nesquehonig Savings Bank of $111,000, the ratio of operating expense to average assets for fiscal 1999 would be 1.12%.

Comparison  of  Operating  Results for the Fiscal  Years Ended June 30, 1998 and
1997

         Results of Operations. We recorded net income of $2,816,000 for the fiscal year ended June 30, 1998, representing a 86.6% increase from the $1,509,000 net income recorded for the fiscal year ended June 30, 1997. The increase from June 30, 1997, is mainly attributable to an increase of $843,000 in net interest income, an increase in gains realized on the sale of mortgage-backed securities of $804,000 and a decrease of $454,000 in total operating expenses as a result of the $745,000 SAIF assessment in 1997.

         Net Interest Income. Net interest income increased $843,000 of 14.6% due to an increase in the average balances, despite decreases in the net
interest   rate  spread  and  interest   margin  of  37  and  35  basis  points,
respectively.

         Total Interest Income. For the fiscal year ended June 30, 1998, total interest income increased to $21.2 million from $16.2 million for fiscal year ended June 30, 1997. This increase of $5 million or 30.86% is due primarily to an increase in income on loans receivable to $13.2 million for the fiscal year ended June 30, 1998 as compared to $11.9 million for the fiscal year ended June 30, 1997 and to an increase in income on investment securities to $8.0 million for fiscal 1998 from $4.4 million for fiscal 1997. During the same time periods the average balance on loans receivable increased by $20.3 million to $171 million for the fiscal year ended June 30, 1998 from $150.7 million for the fiscal year ended June 30, 1997, and the average balance on investment securities increased by $48.8 million to $114.4 million for fiscal 1998 from $65.6 million for fiscal 1997.

         Total Interest Expense. Total interest expense increased to $14.6 million for the fiscal year ended June 30, 1998 from $10.4 million for the fiscal year ended June 30, 1997. The two components of total interest expense are interest on deposits, which increased by $1.1 million for the fiscal year ended June 30, 1998 to $6.6 million from $5.5 million for the fiscal year ended June 30, 1997 and interest on borrowings, which increased by $3.1 million for the fiscal year ended June 30, 1998 to $8 million from $4.9 million for the fiscal year ended June 30, 1997. These increases are attributable to increases in the volume of both deposits and borrowings as described previously as well as an increase in the cost of deposits and borrowings due to an increase in market rates of interest.

         Provision For Loan Losses. The provision for loan losses was $385,000 for the fiscal year ended June 30, 1998, as compared to $220,000 for the fiscal year ended June 30, 1997. The amount charged to operations and the related balance in the allowance for loan losses based on periodic reviews of the portfolio by management. The allowance for loan losses represented 0.84% of loans outstanding at June 30, 1998 as compared to 0.76% of loans outstanding at June 30, 1997. This increase of $165,000 is a result of increased lending activity during the fiscal year ended June 30, 1998.

         Other Income. Included in other income are loan servicing income, gains or losses on sales of mortgage-backed securities and other investments, and other miscellaneous sources of operating income.

         During the fiscal year ended June 30, 1998, other income increased to $1,760,000 from $720,000 for the fiscal year ended June 30, 1997. The increase is mainly attributable to increases in the amount of gains realized on the sale of mortgage-backed and investment securities which were $1,151,000 for the fiscal year ended June 30, 1998 and $283,000 for the fiscal year ended June 30, 1997. Also included in other income were gains realized on the sale of real estate owned of $101,000 and $73,000 for the fiscal years ended June 30, 1998 and 1997, respectively. Loan servicing income increased by $59,000 to $285,000 for fiscal year ended June 30, 1998 from $226,000 for fiscal year ended June 30, 1997 primarily attributable to an increase in the loan volume serviced.

         Operating Expenses. Total operating expenses decreased $454,000 or 11.3% to $3,582,000 for the fiscal year ended June 30, 1998, as compared to $4,036,000 for the fiscal year ended June 30, 1997.

         The primary component of operating expenses was salaries and employee benefits which increased $276,000 or 17.3% to $1,865,000 from $1,589,000 for the fiscal year ended June 30, 1997. In addition, total bonuses paid to senior executive officers increased $67,000 or 137% to $116,000 from $49,000 for the fiscal year ended June 30, 1997. The primary reason for the decrease in operating expenses during fiscal 1998 from fiscal 1997 was due to a special charge of $745,000 levied on September 30, 1996 against all SAIF member financial institutions to recapitalize the SAIF fund. Management continues to monitor operating expenses and to reduce or eliminate such expenses where possible. The ratio of operating expense to average assets for fiscal 1998 and fiscal 1997 was 1.24% and 1.83%, respectively.

Average Balance Sheet

         The following table sets forth certain information relating to our average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                             Year Ended June 30,
                                    ------------------------------------------------------------------------------------------------
                                                    1999                           1998                            1997
                                    -------------------------------  ------------------------------  -------------------------------
                                                  Interest  Average              Interest   Average               Interest   Average
                                        Average   Income/   Yield/   Average     Income/    Yield/   Average      Income/     Yield/
                                        Balance   Expense    Cost    Balance     Expense     Cost    Balance      Expense      Cost
                                        -------   -------    ----    -------     -------     ----    -------      -------      ----
Assets                                                                 (Dollars in thousands)
Interest-earning assets:
 Loans receivable(1)...............     $184,068  $14,358    7.80%   $170,991     $13,234    7.84%   $150,727     $11,852     7.84%
 Investment and mortgage-backed
   securities(2)...................      155,304   10,706    6.89     114,451       8,006    6.78      65,616       4,341     6.75
                                        --------   ------            --------     -------            --------     -------
  Total interest-earning assets....      339,372   25,064    7.39     285,442      21,240    7.44     216,343      16,193     7.48
Non-interest-earning assets........        5,225                        4,162                           4,318
                                        --------                     --------                       ---------
  Total assets.....................     $344,597                     $289,604                        $220,661
                                        ========                      =======                         =======
Liabilities and Stockholders'
     Equity
Interest-bearing liabilities:
NOW accounts . ....................     $ 13,744  $   320    2.32%   $ 14,250     $   311    2.18%   $ 13,036     $   267     2.05%
Passbook and club accounts.........       11,377      306    2.69      10,427         283    2.71      10,029         278     2.78
Money market demand accounts.......       17,402      788    4.53      12,902         572    4.43       9,991         420     4.20
Certificates of deposit............      128,683    7,028    5.46      96,108       5,472    5.69      81,745       4,504     5.51
Short-term and long-term
   borrowings .....................      152,608    8,938    5.86     137,734       7,972    5.79      91,328       4,937     5.51
                                        --------  -------            --------     -------            --------      ------
Total interest-bearing liabilities.      323,814   17,380    5.37%    271,421      14,610    5.38%    206,129      10,406     5.05%
                                        --------  -------            --------     -------            --------      ------
Non-interest-bearing liabilities...        4,603                        4,271                           3,239
                                        --------                     --------                        --------
  Total liabilities................      328,417                      275,692                         209,368
Stockholders' equity...............       16,180                       14,212                          11,293
                                        --------                     --------                        --------
  Total liabilities and
    stockholders' equity ..........     $344,597                     $289,604                        $220,661
                                        ========                     ========                        ========
Net interest income................               $ 7,684                         $ 6,630                         $ 5,787
                                                  =======                         =======                         =======
Interest rate spread(3)............                          2.02                            2.06                             2.43
                                                             ====                            ====                             ====
Net interest margin(4).............                          2.26                            2.32                             2.67
                                                             ====                            ====                             ====
Ratio of average interest-earning
  assets to average interest-bearing
          liabilities..............                        104.80                          105.28                           104.95
                                                           ======                          ======                           ======

---------------------------------
(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3)  Interest-rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume; (ii) changes in rates; (iii) changes in rate and volume.


                                                     Year Ended June 30,
                                                       1999 vs. 1998
                                             -----------------------------------
                                                     Increase/(Decrease)
                                                           Due to
                                             -----------------------------------
                                                                Rate/
                                             Volume     Rate    Volume     Total
                                             ------     ----    ------     -----

Interest-earning assets:
  Loans receivable .......................   $1,025   $  (68)   $  167    $1,124
  Investment and mortgage-backed
      securities .........................    2,770      126      (196)    2,700
                                             ------   ------    ------    ------
     Total interest-earning assets .......    3,795       58       (29)    3,824
                                             ------   ------    ------    ------

Interest-bearing liabilities:
  NOW and money market deposits ..........      188       33         4       225
  Savings and certificate accounts .......    1,880     (223)      (78)    1,579
  Short-term and long-term  borrowings ...      861       96         9       966
                                             ------   ------    ------    ------
     Total interest-bearing liabilities ..    2,929      (94)      (65)    2,770
                                             ------   ------    ------    ------

Increase (decrease) in net interest
  income .................................   $  866   $  152    $   36    $1,054
                                             ======   ======    ======    ======


Interest Rate Risk

         Because the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk. Our exposure to interest rate risk results from the difference in maturities on interest-bearing liabilities and interest-earning assets and the volatility of interest rates.

         We are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. In the current market, we primarily originate long-term, fixed rate loans secured by single-family residences. Our primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         Our Board of Directors reviews our asset and liability policy on an annual basis. The Board of Directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies.

         To manage the interest rate risk on our mortgage loan portfolio, we emphasize the origination of adjustable-rate loans and sell a portion of our fixed-rate mortgage loan originations. At June 30, 1999, adjustable-rate mortgage loans totaled $52.1 million or 28.2% of our total loan portfolio. To manage interest rate risk, we also maintain a portfolio of liquid assets which includes investment securities and mortgage-backed securities. Maintaining liquid assets, however, tends to reduce potential net income because liquid assets usually provide a lower yield than other interest-earning assets. As an asset/liability management tool, we may use alternative sources of funding if deposit pricing in our local market area is not acceptable.

         Net Portfolio Value. We utilize various asset/liability models to help us monitor our sensitivity to changes in interest rates, notably net portfolio value ("NPV") analysis. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off- balance sheet contracts. Our interest rate risk is measured as the change to its NPV as a result of hypothetical 100-400 basis point changes in market interest rates. We calculate the NPV quarterly.
The following table presents our NPV at June 30, 1999.


        Changes
      in Market                             $           %
 Interest Rates        NPV Amount        Change   Change in NPV    NPV Ratio(1)
 --------------        ----------        ------   -------------    ------------
 (basis points)        (Dollars in thousands)
           +400             964         -22,443      -95.9             0.29%
           +300           8,063         -15,374      -65.6             2.38%
           +200          13,816          -9,620      -41.0             3.98%
           +100          19,008          -4,429      -18.9             5.34%
              0          23,437            --          --              6.44%
           -100          26,704           3,267       13.9             7.19%
           -200          26,758           3,321       14.2             7.10%
           -300          26,134           2,697       11.5             6.84%
           -400          26,802           3,365       14.4             6.89%

(1) Calculated as the estimated NPV divided by present value of total assets.

         Net Interest Income. The following table presents the effect on our net interest income as a result of hypothetical 100-400 basis point changes in market interest rates at June 30, 1999.

      Changes
     in Market                      $ Change in        % Change in
   Interest Rates           Net Interest Income  Net Interest Income
   --------------           -------------------  -------------------
   (basis points)          (in thousands)
          +400                  -3,758                    -44.0
          +300                  -2,565                    -30.0
          +200                  -1,445                    -16.9
          +100                    -416                     -4.9
             0                      --                     --
          -100                    -603                     -7.1
          -200                  -1,114                    -13.0
          -300                  -1,444                    -16.9
          -400                  -1,555                    -18.2

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run- offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in market rates of interest. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, an increased credit risk may result as many borrowers may be unable to service their debt in the event of an interest rate increase.

Non-Performing Assets

         We place all loans that are 90 days or more delinquent, or sooner, if the collection of principal or interest becomes doubtful, on non-accrual status. At June 30, 1999, our non-performing assets were $3.3 million as compared to $4.5 million at June 30, 1998, a decrease of $1,200,000 or 26.7%. The ratio of non-performing assets to total assets was 0.90% at June 30, 1999 compared to 1.44% at June 30, 1998.

         The following table sets forth information regarding non-performing loans and real estate owned, as of the dates indicated. For the year ended June 30, 1999, interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans was immaterial.

                                                                  At June 30,
                                           ------------------------------------------------
                                             1999      1998      1997      1996       1995
                                             ----      ----      ----      ----       ----
                                                                   (Dollars in thousands)
Non-performing loans:
Mortgage loans:
  1-4 family residential real estate ....   $1,954    $2,645    $3,166    $3,689    $2,206
  Construction ..........................     --        --        --         106       106
  Multi-family and commercial ...........     --         336       336      --          33
Commercial loans and leases .............      302       334       333       333      --
Consumer loans:
  Home equity ...........................       28       100       287       174       180
  Other consumer ........................        5      --          41        90        76
                                            ------    ------    ------    ------    ------
Total non-performing loans ..............    2,289     3,415     4,163     4,392     2,601
Real estate owned .......................      969     1,129       767       259       506
                                            ------    ------    ------    ------    ------
Total non-performing assets .............   $3,258    $4,544    $4,930    $4,651    $3,107
                                            ======    ======    ======    ======    ======
Total non-performing loans to total loans     1.22%     1.91%     2.72%     2.99%     1.62%
Total non-performing assets to
  total assets ..........................     0.90%     1.44%     1.82%     2.56%     1.67%

         Real estate owned consists of properties acquired by foreclosure and is stated at fair value less cost to sell at the date of acquisition. Real estate owned decreased to $969,000 at June 30, 1999, from $1,129,000 at June 30, 1998.
At June 30, 1999, real estate owned consisted of ten single-family dwelling units and one multi-family dwelling unit. Nine of these properties are located in the Pocono mountains.

Liquidity and Capital Resources

         We have pursued a policy of maintaining an adequate level of liquidity to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and fund debt obligations. The obligations associated with the preferred securities issued in this offering will add to the level of liquidity we will need to maintain. Cash for these short-term and long-term needs is generated through deposits (including the use of brokered deposits), funds borrowed from the Federal Home Loan Bank, the sale and maturity of investment securities, cash flows generated from operations, and collections of principal payments and prepayments of outstanding loans. Loan principal repayments are a relatively stable source of funds while deposit flows are influenced significantly by general interest rates and money market conditions. Borrowings are also used to compensate for reductions in other sources of funds such as deposits as well as to fund the expansion of loan volume. In the event that they provide less expensive funds, brokered savings deposits are used as well.

         As a member of the Federal Home Loan Bank System, we may borrow from the Federal Home Loan Bank of Pittsburgh. At June 30, 1999, we had outstanding from the Federal Home Loan Bank of Pittsburgh advances equal to $146.2 million as compared to the $144.5 million in outstanding advances at June 30, 1998. Such borrowings, as a percentage of our total assets, equaled 40.2% at June 30, 1999 and 45.8% at June 30, 1998. Within certain guidelines, the policies of Federal Home Loan Bank of Pittsburgh are flexible with respect to the borrowing limits of a member institution. At June 30, 1999, our maximum borrowing capacity was approximately $202.2 million.

         At June 30, 1999, we had outstanding loan commitments, including undisbursed lines of credit of approximately $12.8 million. We believe that normal cash flow from principal and interest payments on our loan portfolio will be sufficient to meet these loan commitments. No other significant commitments existed at June 30, 1999.

         Regulatory Capital. First Star Savings Bank is subject to regulatory capital requirements by the Federal Deposit Insurance Corporation ("FDIC"). To be deemed "adequately capitalized" the FDIC has three minimum regulatory capital ratios: a leverage capital ratio equal to 4% of adjusted total assets; a Tier 1 risk-based capital ratio equal to 4% of risk-based assets; and total risk-based capital equal to 8% of risk-based assets.

         The following table sets forth the bank's regulatory capital position at June 30, 1999, as compared to the minimum regulatory capital requirements imposed on us by the FDIC.


                                                     Amount           Percentage
                                                     ------           ----------
                                              (Dollars in thousands)
Leverage Ratio:
  Actual capital............................         $19,750             5.54%
  Regulatory requirement....................          14,265             4.00
                                                     -------             ----
  Excess....................................         $ 5,485             1.54%
                                                     =======             ====

Tier 1 Risk-Based Capital:
  Actual Capital............................         $19,750             9.34%
  Regulatory requirement....................           8,457             4.00
                                                     -------             ----
  Excess....................................         $11,293             5.34%
                                                     =======             ====

Total Risk-Based Capital:
  Actual Capital............................         $21,522            10.18%
  Regulatory requirement....................          16,914             8.00
                                                      ------             ----
  Excess....................................         $ 4,608             2.18%
                                                     =======             ====

For First Star Bancorp's capital ratios, see "Capitalization."

Impact of Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and service as measured by the consumer price index.

Year 2000 Readiness Disclosure

         Rapid and accurate data processing is essential to our operations. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in prior years) are expected to read entries for the year 2000 as the year 1900 or as zero and incorrectly attempt to compute payment, interest, delinquency and other data.

         The following discussion of the implications of the year 2000 problem for us contains numerous forward looking statements based on inherently uncertain information. The cost of the project and the date on which we plan to complete the internal year 2000 modifications are based on management's best estimates, which are derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on us.

         We place a high degree of reliance on computer systems of third parties, such as customers, suppliers, and other financial and governmental institutions. Although we are assessing the readiness of these third parties and preparing contingency plans, there can be no guarantee that the failure of these third parties to modify their systems in advance of December 31, 1999 would not have a material adverse affect on us.

         Our year 2000 plan was presented to our Board of Directors in March 1998. The plan was developed using the guidelines outlined in the Federal
Financial Institutions Examination Council's "The Effect of Year 2000 on Computer Systems" and the mission critical system testing and implementation has been completed. The Year 2000 Committee is responsible for the plan with the Board of Directors receiving year 2000 progress reports on a quarterly basis.

         Our primary operating software is through our third party service bureau, Bisys, Inc. We have maintained ongoing contact with this vendor so that modification of the software for year 2000 readiness is a top priority. The modification of the software has been accomplished. We have performed significant testing of the software utilized by Bisys, Inc. with successful results. Bisys, Inc.

has represented that the software currently being utilized for our current operations is year 2000 compliant. We have participated in proxy testing of Bisys, Inc. with another financial institution in our area. Proxy testing is a cooperative effort of a number of financial institutions that use the same service for a third party service bureau.

         We have contacted all other material vendors and suppliers regarding their year 2000 readiness. Each of these third parties has delivered written assurance to us that year 2000 will not be an issue or that the issue will be satisfactorily resolved prior to the end of 1999. Appropriate testing, if possible, and any related contingency plans would be performed in the third and fourth quarters of 1999. We have contacted all significant customers and non-information technology suppliers (i.e. utility systems, telephone systems, etc.), regarding their year 2000 state of readiness with significant customers and non-information technology suppliers. Such parties have indicated that they have established year 2000 plans and are in various stages of remediation and testing. We are unable to test the year 2000 readiness of our significant suppliers of utilities. We are relying on the utility companies' internal testing and representations to provide the required services that drive our data systems. We are currently determining what recourse we would have from such parties if they do not resolve the year 2000 issues. All software that is considered mission critical has been tested.

         We mailed questionnaires to approximately 45 commercial real estate loan customers, and 40 questionnaires were returned. Such customers represent 35.7% of the total commercial loans outstanding at June 30, 1999. These questionnaires were based on Appendix A of Guidance Concerning the Year 2000 Impact on Customers, Federal Financial Institutions Examination Council (FFIEC) Interagency Statement, March 17, 1998. This questionnaire is also used in the underwriting for new commercial loans. Our Year 2000 Committee members reviewed the responses with the appropriate commercial loan officer to rate the customers' risk levels based on the type of business and the type of loan and collateral. We have received favorable questionnaire responses from our borrowers. Borrowers have established year 2000 plans and are testing software and contacting vendors and suppliers and plan to be ready for year 2000. Several borrowers are real estate holding companies that have minimal risk.

         Individual mortgage loan and consumer loan customers were not contacted as a practical matter; it was deemed to be beyond the scope of our testing parameters, because most of these are individuals with adequate collateral on the loans.

         Costs will be incurred to replace certain non-compliant software and hardware. We do not anticipate that direct costs for renovating or replacing non-compliant hardware and software will exceed $25,000 of which approximately $13,700 had been expended as of June 30, 1999. No assurance can be given that the year 2000 plan will be completed successfully by the year 2000, in which event we could incur significant costs. If Bisys, Inc. fails to maintain its system in a compliant state or incurs other obstacles prior to year 2000, we would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on our financial condition and results of operations.

         We are monitoring Bisys, Inc. to evaluate whether its data processing system will fail and are being provided with periodic updates on the status of testing and upgrades being made by the service bureau. If Bisys, Inc. fails, we will attempt to locate an alternative service bureau that is year 2000 compliant. If we are unsuccessful, we will enter deposit and loan transactions by hand in our general ledger and compute loan payments and deposit balances and interest in our existing computer system. We are able to do this because of our relatively small number of loan and deposit accounts and our internal bookkeeping system. Our computer systems are independently able to generate labels and mailings for all of our customers. If this labor intensive approach is necessary, our management and employees will become much less efficient. However, we believe that we would be able to operate in this manner for a limited time, until our existing service bureau, or replacement bureau, is able to provide data processing services. If very few financial institution service bureaus were operating in the year 2000, their replacement costs, assuming we could negotiate an agreement, could be material. We are currently determining what recourse we would have from Bisys, Inc. if it does not resolve the year 2000 issues.

         As part of our contingency planning, we will increase our liquidity to accommodate any possible increase in customer demand for cash during the start of 2000. To ensure maximum staffing, employees may not take vacation from December 27, 1999 through January 14, 2000 (other than bank holidays).

         The most reasonably likely worst case scenario is that some areas where we have branch offices located will experience blackouts if utility service companies are unable to provide necessary service to drive our data systems or provide sufficient sanitary conditions to our offices. In the event that this would happen, we would be unable to open the affected branches, and customers would be directed to other branch locations and business would be transacted manually.

         Successful and timely completion of the year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of Bisys, Inc., testing plans, and all vendors, suppliers and customer readiness.

         Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with us, such as customers, vendors, payment system providers and other financial institution, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have material adverse impact on our operations.

Recent Accounting Pronouncements

         Accounting for Derivative Instruments and Hedging Activities. In June 1998 the Financial Standards Accounting Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting for derivative instruments, including certain instruments embedded in other contracts, and for hedging activities. It requires that any entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. During July 1999, the FASB issued SFAS No. 137, which delayed the effective date of this statement for one year, to fiscal years beginning after June 15, 2001. The adoption of this statement is not expected to have a significant impact on the financial condition or operations of the bank.

         Mortgage Banking Activities. In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement became effective for the Bank July 1, 1999. The adoption of this statement is not expected to have a significant impact on the financial condition or results of operations of the Bank.

         Business Combinations. In December 1998, the FASB issued an invitation to comment on a document entitled "Methods of Accounting for Business
Combinations: Recommendations of the G4+1 for Achieving Convergence." Subsequently, in April 1999, the FASB tentatively agreed to eliminate the pooling-of-interests method of accounting for business combinations. In reaching its conclusion, the FASB commented that the use of two methods, purchase and pooling-of-interests, makes it difficult for users to compare the financial statements of companies engaged in business combinations, and that the pooling method is inconsistent with the general concept of fair value associated with acquisitions. Accordingly, the FASB concluded that there should be a single method of accounting for all business combinations, and that method is the purchase method. As a general rule, the purchase method establishes a new accounting basis for the assets and liabilities acquired based on fair value and recognizes goodwill (positive or negative). Goodwill, the difference between the purchase price and total value of the assets and liabilities obtained, is an intangible asset that must be amortized over future periods. Regarding transition, the FASB tentatively concluded that all business combinations reported before final issuance of the new standard, as well as all combinations in process at the time the new standard is issued should be accounted for under APB 16 as a pooling, if the pooling criteria within that standard are met. The FASB expects to issue an Exposure Draft during 1999, but has not yet indicated when it expects to issue the final standard.

                      BUSINESS OF FIRST STAR BANCORP, INC.
                           AND FIRST STAR SAVINGS BANK

General

         First Star Bancorp was formed in March 10, 1993 as a Pennsylvania-chartered corporation to be the holding company and sole stockholder for First Star Savings Bank. The holding company structure facilitates: (i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions, (iii) expansion within existing and into new market areas, and (iv) stock repurchases without adverse tax consequences. There are, however, no present plans regarding diversification, acquisitions, expansion or repurchases.

         Our  office  is  located   at  418  West   Broad   Street,   Bethlehem,
Pennsylvania. Our telephone number is (610) 691-2233.

         First Star Savings Bank is a Pennsylvania-chartered stock savings bank which traces its origins to 1893. Our principal business consists of attracting deposits from the general public and originating loans secured by residential properties. Our business is conducted through our main office located in Bethlehem, Pennsylvania and five branch offices.

         In May 1987, we converted from the mutual to the stock form of ownership. In December of 1989, we issued and sold shares of First Star Savings Bank Series A Convertible Preferred Stock in a private offering to nine individuals, all of whom were directors of First Star. On July 27, 1993, we converted to a state chartered savings bank.

         The principal sources of funds for our activities are deposits, payments on loans and borrowings from the FHLB of Pittsburgh. Funds are used principally for the origination of adjustable-rate mortgage loans, but also for the origination of fixed-rate mortgage loans, secured by first mortgages on one- to four-family residences located in our local communities, and for the purchase of securities. One- to four-family mortgage loans totaled $151.5 million, or 80.6% of our total loans receivable portfolio at June 30, 1999. Our principal sources of revenue are interest received on loans and on investments and our principal expense is interest paid on deposits.

Market Area

         Our offices are located in Bath, Bethlehem, Palmer, Allentown, Nazareth and Alburtis, which are all located within Lehigh and Northampton Counties. Our market area includes the counties of Lehigh, Northampton, Carbon, Bucks and, Monroe in their entireties. Carbon, Lehigh and Northampton Counties make up the metropolitan area known locally as the Lehigh Valley. The population of this area in 1990 was 595,000. The largest industry groups, ranked by number of employees, include service industries, manufacturing, retail trade and government. Monroe County is relatively sparsely populated, while Bucks County, considered part of metropolitan Philadelphia, is densely populated, reporting over 544,000 residents in 1990.

         Allentown, Bethlehem and Easton are the principal cities of the Lehigh Valley (Pennsylvania), which has an aggregate population of approximately 650,000. During the past twenty years, the economy of the Lehigh Valley has shifted from one principally dominated by manufacturing, especially the steel industry, to an economy characterized by a diverse group of industries including service and distribution firms, health care, high technology, manufacturing and retailing firms. Major employers include Air Products and Chemicals, Lehigh Valley Hospital Center, Dun & Bradstreet, Prudential Insurance Company, Lucent Technologies and Lehigh University. As of June 1999, unemployment in Lehigh and Northampton Counties was 3.9% and 4.0%, respectively. An interstate highway network through the Lehigh Valley benefits the local economy by providing convenient access to New York, New England and Philadelphia.

Lending Activities

         Most of our loans are mortgage loans which are secured by one- to four-family residences and to a lesser extent, commercial real estate. We also make construction loans, as well as consumer (including home equity, automobile and unsecured business) loans. In the current interest rate environment, most of the loans we originate have fixed rates of interest.

Mortgage Loans

         One- to Four-Family Residential Loans. Our primary lending activity consists of originating one- to four-family residential mortgage loans secured by property located in our market areas. About 31.3% of our loan portfolio is comprised of adjustable-rate loans which we retain for our portfolio. The remainder consists of fixed-rate loans which we originate either to resell in the secondary market or to retain in our portfolio, depending on the yield on the loan and on our asset/liability management objectives. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or repay loans at their option.

         The interest rate on our ARM loans is based on an index plus a stated margin. We usually offer discounted initial interest rates on ARM loans. Borrowers qualify for the ARM loan at the initial interest rate. However, ARM loan borrowers are, for loan approval, required to meet lower income- to-debt ratios than those required for fixed-rate loans. ARM loans provide for periodic interest rate adjustments upward or downward of up to 2% per adjustment. The interest rate generally may not increase more than 6% over the life of the loan. Our ARM loans typically reprice annually, after the initial adjustment period of one year, three years or five years, with most loans having terms to maturity of 30 years. ARM loans are offered to all applicants; however, in a relatively low interest rate environment, borrowers may prefer a fixed-rate to ARM loans.

         Our fixed-rate loans generally have terms of 10, 15 or 30 years with principal and interest payments calculated using up to a 30-year amortization period. Loans originated with a loan-to-value ratio in excess of 80% require private mortgage insurance. The maximum loan-to-value ratio on mortgage loans secured by non-owner occupied properties generally is limited to 80%. We conform our loans to the standards that are used in the mortgage industry allowing our loans to be readily sold in the secondary market. We currently retain servicing rights to those loans sold in the secondary market. At June 30, 1999, we had no loans specifically identified as held for sale.

         ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates.

         Mortgage loans originated and held by us generally include due-on-sale clauses. This gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

         Multi-Family and Commercial Real Estate Loans. Multi-family and commercial loans generally have a loan-to-value ratio of 80% or less. These loans do not have terms greater than 30 years. Our multi-family loans are secured by primarily properties with five to ten units. Commercial real estate loans are secured by office buildings, churches and other commercial properties.

         Multi-family and commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy. To minimize these risks, we generally limit this type of lending to our market area and/or to borrowers who are otherwise well known to us. Most construction loans convert to permanent loans with us after 6 months.

         Residential Construction Loans. We make residential construction loans on one- to four-family residential property to the individuals who will be the owners and occupants upon completion of construction. Upon completion of construction, such loans are classified as one- to four-family loans. Only interest payments are required during construction and these are to be paid from the borrower's own funds. These loans are underwritten using the same criteria as applied in the underwriting of one- to four-family mortgage loans. The maximum loan-to-value ratio is 80%. Upon completion of construction, regular principal and interest payments commence.

         Commercial Leases. We invest in loans secured by commercial equipment leases, primarily medical equipment. Such leases generally have fixed rates of interest and are for terms of five years. A number of such leases were produced by a single entity. See "Management's Discussion and Analysis -- Financial Condition -- Non-Performing Assets."

         Consumer Loans. We offer consumer loans in order to provide a wider range of financial services to our customers and because these loans provide higher interest rates and shorter terms than many of our other loans. Our consumer loans consist primarily of home equity, direct automobile loans, unsecured lines of credit, and savings account loans.

         Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

         Loan Approval Authority and Underwriting. Our senior loan committee, which is comprised of the President, Senior Vice President, Vice President of Lending, and Servicing Manager approves all commercial loans and all mortgage loans over $400,000. The loan committee has authority to approve loans in any category up to 40% of the loans to one borrower limit. Loan requests above this amount must be approved by the Board of Directors.

         Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by independent fee appraisers. Private mortgage insurance will also be required in certain instances.

         Construction loans are made on individual properties. Funds advanced during the construction phase are held in a loans-in-process account and disbursed at various stages of completion, following physical inspection of the construction by a loan officer or appraiser.

         Either title insurance or a title opinion is generally required on all real estate loans. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property which is located in a flood zone.

         Loan Commitments. Written commitments are given to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 60 days of the loan application. Loan commitments in excess of this period may be issued upon payment of a non-refundable fee or upon agreement on an interest rate float, allowing us to adjust the interest rate on the loan. At June 30, 1999, commitments to cover originations of mortgage and commercial loans totaled $6.7 million.

         Loans to One Borrower. The maximum amount of loans which we may make to any one borrower may not exceed 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loan to one borrower limit was $3.3 million at June 30, 1999. At June 30, 1999, each of our five largest lending relationships had outstanding loan balances of between $1.3 million and $2.9 million. All of these loans were performing in accordance with their terms.

Non-Performing and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 15 days past due, a notice of nonpayment is sent to the borrower. After the loan becomes 30 days past due, another notice of nonpayment is sent to the borrower. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated. The borrower will be notified when foreclosure is commenced.

         Loans are reviewed on a monthly basis and are placed on a non-accrual status when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Classified Assets. The classification policies of the Pennsylvania Department of Banking and FDIC regulations provide for a classification system for problem assets of savings associations which covers all problem assets. Under this classification system, problem assets of savings institutions such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

         When we classify problem assets as either substandard or doubtful, we may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When we classify problem assets as loss, we are required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. Our determination as to the classification of our assets and the amount of its valuation allowances is subject to review by the Pennsylvania Department of Banking and the FDIC, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         At June 30, 1999, we had loans classified as special mention, substandard, doubtful and loss as follows:

                                                       At
                                                    June 30,
                                                      1999
                                                      ----
                                                 (In thousands)

Special mention.............................          $  216
Substandard.................................           3,039
Doubtful assets.............................              77
Loss assets.................................             181
                                                      ------
     Total..................................          $3,513
                                                      ======


         Allowance for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the losses incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

         We monitor our allowance for loan losses and make additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination as to the amount of allowance for loan losses is subject to review by the Pennsylvania Department of Banking and the FDIC, as part of their examination process. After a review of the information available, the Pennsylvania Department of Banking and the FDIC might require the establishment of an additional allowance.

         The following table illustrates the allocation of the allowance for loan losses for each category of loans. The allocation of the allowance to each category is not necessarily indicative of future losses in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                                                         At June 30,
                             ---------------------------------------------------------------------------------------------------
                                        1999             1998              1997               1996               1995
                             ---------------------  ----------------  ----------------  ------------------  --------------------
                                           Percent           Percent           Percent            Percent              Percent
                                          of Loans          of Loans          of Loans           of Loans             of Loans
                                          to Total          to Total          to Total           to Total             to Total
                                Amount      Loans   Amount    Loans   Amount    Loans    Amount    Loans    Amount      Loans
                                ------      -----   ------    -----   ------    -----    ------    -----    ------      -----
                                                                       (Dollars in thousands)
At end of period allocated to:
One-to four-family.........     $1,133       63.94% $  992     66.62% $  817     70.67%  $  836      82.45%   $650       75.58%
Construction...............         --          --      --        --      --        --       16       1.58      30        3.49
Multi-family and
  commercial real estate...        592       33.41     395     26.53     231     19.98      117      11.54     130       15.12
Commercial leases..........         41        2.31      93      6.25      89      7.70       34       3.35      27        3.14
Consumer...................          6        0.34       9      0.60      19      1.65       11       1.08      23        2.67
                                ------      ------  ------    ------  ------    ------   ------     ------    ----      ------
      Total allowance......     $1,772      100.00% $1,489    100.00% $1,156    100.00%  $1,014     100.00%   $860      100.00%
                                ======      ======  ======    ======  ======    ======   ======     ======    ====      ======

         The following table sets forth information with respect to our allowance for loan losses at the dates and for the periods indicated:

                                                                    At June 30,
                                             --------------------------------------------------------
                                               1999        1998        1997        1996       1995
                                             --------    --------    --------    --------   ---------
                                                              (Dollars in thousands)
Total loans outstanding ..................   $184,264    $176,386    $149,476    $144,299    $154,420
                                             ========    ========    ========    ========    ========
Average loans outstanding ................   $184,068    $170,991    $150,727    $155,594    $150,989
                                             ========    ========    ========    ========    ========
Allowance balance (at beginning of period)      1,489       1,156       1,014         860         839
Provision for loan losses ................        423         385         220         244         104
Net charge-offs:
  1-4 family residential .................         98          43          78          79          83
  Construction ...........................       --          --          --          --          --
  Multi-family and commercial real estate           9        --          --          --          --
  Commercial leases ......................         29        --          --          --          --
  Consumer ...............................          4           9        --            11        --
                                             --------    --------    --------    --------    --------
Allowance balance (at end of period) .....   $  1,772    $  1,489    $  1,156    $  1,014    $    860
                                             ========    ========    ========    ========    ========
Allowance for loan losses as a percent of
  total loans outstanding ................       0.95%       0.84%       0.77%       0.68%       0.53%
Allowance for loan losses as a percent of
  non-performing loans ...................       77.4%       43.6%       27.8%       23.1%       33.1%
Net loans charged off as a percent of
  average loans outstanding ..............       0.08%       0.03%       0.05%       0.04%       0.06%


         Real Estate Owned. At June 30, 1999, we had 11 properties with an aggregate book value of $969,000 in real estate owned. The largest real estate owned property had a book value of $201,529 at June 30, 1999 and consisted of a single family dwelling located in the Pocono Mountain section of Northeastern Pennsylvania. Of the total amount of real estate owned, $709,000, or 73% of the total consisted of nine single family dwellings located in the Pocono Mountain section of Northeastern Pennsylvania.

Investment Activities

         Investment Securities. We classify our investment securities as "available-for-sale" or "held- to-maturity" in accordance with SFAS No. 115. At June 30, 1999, all investment securities were classified as available for sale. At June 30, 1999, our investment portfolio policy permitted investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, (vii) federal funds, including FHLB overnight and term deposits (up to six months), and (viii) corporate bonds, commercial paper and mortgage derivative products. Our Board of Directors may authorize additional investments.

         At June 30, 1999, our investment securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States government agencies and a $2.0 million investment in each of the following issuers' trust preferred securities: Northern Trust Corp, National Commerce Bank and Mercantile Bancorp, Inc.

         Mortgage-Backed Securities. To supplement lending activities, we have invested in residential mortgage-backed securities and collateralized mortgage obligations. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA"), and Federal National Mortgage Association ("FNMA").

         At June 30, 1999, our entire mortgaged-backed securities portfolio was classified as "available- for-sale." Each security was issued by GNMA, FHLMC or FNMA. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the passthrough certificates market.

         We have not experienced any significant changes in the payment patterns of our mortgage-backed securities portfolio in the last few years.

Sources of Funds

         We use primarily deposits and FHLB borrowings as our major external sources of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and maturities of investment securities and mortgage-backed securities and, to a much lesser extent, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

         Deposits. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including checking accounts, regular savings accounts, money market accounts, and term certificate accounts. IRA accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

         The interest rates paid by us on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.

         Borrowings. Advances may be obtained from the FHLB of Pittsburgh to supplement our supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of our stock in the FHLB of Pittsburgh, substantially all of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate (which may be fixed or adjustable) and range of maturities. At June 30, 1999, we could borrow up to $202.2 million from the FHLB of Pittsburgh. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. At June 30, 1999, borrowings from the FHLB of Pittsburgh totaled $146.2 million ($18.3 million of which were short-term borrowings maturing before June 30, 2000).

         Subordinated Debentures. During the year ended June 30, 1992, the bank issued $1,590,000 of Adjustable-Rate Mandatorily Convertible Subordinated Debentures due in the year 2002 (the "Debentures"). The Debentures were assumed by First Star Bancorp at the time of its formation. Interest on the Debentures is 2% over the prime rate, adjustable monthly. Interest is payable on the Debentures on the first day of each month. The Debentures will automatically convert into Permanent Noncumulative Convertible Preferred Stock, Series A ("Series A Preferred Stock" (see Note 11 to the consolidated financial statements)) of First Star Bancorp on January 1, 2002, unless previously converted. The Debentures may be converted into Series A Preferred Stock at any time, at either our option or the option of the holder, unless previously redeemed, at a conversion price of one share per $9.864 principal amount of Debenture, subject to adjustment in certain events. Each share of Series A Preferred Stock is convertible into one share of our common stock, subject to the limitations of our restated articles of incorporation.

         The Debentures are redeemable, in whole or in part, on not less than 30 days' notice at our option at various redemption prices. The Debentures are subordinated in right of payment to all of our present and future senior indebtedness.

         On December 31, 1996, we sold $4,000,000 of Adjustable-Rate Mandatorily Convertible Subordinated Debentures due in the year 2008 (the "1996
Debentures"). Interest on the 1996 Debentures is 1% below the prime rate, adjustable monthly. Interest is payable on the 1996 Debentures on the first day of each month. The 1996 Debentures will automatically convert into Permanent Noncumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock") of First Star Bancorp on December 31, 2008, unless previously converted. The 1996 Debentures may be converted into Series B Preferred Stock at any time by the holder or by First Star Bancorp, unless previously redeemed, at a conversion price of one share per $24.281 principal amount of 1996 Debenture, subject to adjustment in certain events. The Series B Preferred Stock is convertible into one share of our common stock, subject to the limitations of our restated articles of incorporation.

         The 1996 Debentures are redeemable at par value prior to maturity only with the proceeds from the sale of common or perpetual preferred stock, unless otherwise approved by the Board of Governors of the Federal Reserve System. The 1996 Debentures are subordinated in right of payment to all of our present and future senior indebtedness.

         During the year ended June 30, 1992, $110,000 of the 1992 Debentures were converted into Series A Preferred Stock. At June 30, 1999, $1,480,000 of the 1992 Debentures and $4,000,000 of the 1996 Debentures remained outstanding.

         All Debentures are includable as Tier 2 capital for determining our compliance with regulatory capital requirements, subject to certain limitations (see Note 19 to the consolidated financial statements). Upon conversion, the Debentures become Tier 1 capital.

Competition

         Competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, finance companies, and multi-state regional banks in our market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from commercial banks, thrift institutions, credit unions and mortgage bankers.

Properties

         We own three of our six offices and lease three of them. The net book value of this real property at June 30, 1999, was $461,000. Our total investment in office equipment had a net book value of $138,000 at June 30, 1999.

                                            Year                 Total                Book                    Owned
              Address                      Opened             Investment              Value                  or Leased
              -------                      ------             ----------              -----                  ---------

MAIN OFFICE:

418 West Broad Street                       1952               1,962,303              274,061                    Owned
Bethlehem,  PA 18018

BRANCH OFFICES:

358 South Walnut Street                     1986                  80,446               10,605                   Leased(1)
Bath, PA  18014

3590 Northwood Avenue                       1987                 153,092                  -0-                   Leased(2)
Palmer, PA  18043

14 South Main Street                        1989                   5,894                2,065                   Leased(3)
Nazareth, PA  18064

471-497 Wabash Street                       1994                 211,132              144,786                    Owned
Allentown, PA  18103

11 North Main Street                        1997                 196,660              167,272                    Owned
Alburtis, PA  18011

-------------
(1)  Expires May 2001. Option to renew for an additional three-year term.
(2)  Expires June 2008. Option to renew for an additional ten-year term.
(3)  Expires June 2000. Option to renew for an additional one-year term.

Personnel

         At June 30, 1999 we had 43 full-time employees and 7 part-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Additional Subsidiary Activity

         First Star Bancorp has two direct subsidiaries: First Star Savings and Integrated Financial Corp. Integrated Financial Corp. primarily manages a property acquired at a sheriff sale and holds an investment in a limited partnership. Furthermore, Integrated Financial Corp. has one wholly owned subsidiary, Integrated Abstract, Inc., which is substantially inactive.

Legal Proceedings

         We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                     MANAGEMENT OF FIRST STAR BANCORP, INC.

Directors and Executive Officers

         Our Board of Directors is composed of six members, each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Our charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Our officers are elected annually by our board and serve at the board's discretion.

         The following table sets forth information with respect to our directors and executive officers.

                                                                                         Shares of
                                                                                        Common Stock
                                                                                        Beneficially
                                     Age at         Year First         Current            Owned at       Percent
                                    June 30,          Elected           Term              June 30,         of
Name                                  1999           Director          Expires            1999(1)        Class(2)
----                                  ----           --------          -------            -------        --------

Harold J. Suess..................      78              1964             2000              5,828(3)          1.5%
Stephen M. Szy...................      54              1987             2000              3,864(4)          1.0
Joseph T. Svetik.................      50              1987             2001            101,438(5)(6)      22.1
Paul J. Sebastian................      56              1986             2001             97,574(6)(7)      21.2
Mark Parseghian, Jr..............      71              1974             1999              4,190(8)          1.1
Tighe Scott......................      50              1987             1999            121,905(9)         25.4

------------------------------
(1) Except as otherwise noted below, the named individual effectively exercises sole voting and investment power over the shares beneficially owned.
(2) Assumes the full conversion of the 1992 Debentures and the 1996 Debentures into Series A and Series B Preferred Stock, respectively, and full conversion of Series A and Series B Preferred Stock into common stock.
(3)      Includes 2,027 shares of the Series A Preferred Stock.
(4)      Includes 1,013 shares of the Series A Preferred Stock.
(5) Includes 9,792 shares which may be received upon the exercise of stock options which are immediately exercisable, 8,617 shares of the Series A Preferred Stock, 38,522 shares of Series A Preferred Stock receivable upon conversion of 1992 Debentures and 27,799 shares of Series B Preferred Stock receivable upon conversion of 1996 Debentures.
(6) Excludes 47,429 shares of common stock held by the First Star Bancorp, Inc. Employee Stock Ownership Plan for which such person serves as plan trustee and exercises shared voting and investment power. Shares which are unallocated to participating employees (47,429 shares) and shares for which no voting direction is received are voted by the plan trustees as directed by the Board of Directors or the ESOP Committee. The individuals serving as plan trustees disclaim beneficial ownership of stock held under the ESOP.
(7) Includes 14,828 shares which may be received upon the exercise of stock options which are immediately exercisable, 8,617 shares of the Series A Preferred Stock, 29,399 shares of Series A Preferred Stock receivable upon conversion of 1992 Debentures and 31,917 shares of Series B Preferred Stock receivable upon conversion of 1996 Debentures.

(8) Includes 1,267 shares held by Mr. Parseghian's wife and 2,059 shares of Series B Preferred Stock receivable upon conversion of 1996 Debentures also held by Mr. Parseghian's wife.

(9) Includes 19,261 shares of the Series A Preferred Stock and 64,880 shares of Series A Preferred Stock receivable upon conversion of 1992 Debentures and 19,548 shares of Series B Preferred Stock receivable upon conversion of 1996 Debentures. Tighe Scott is the brother of Neil Scott and the son of Amelio Scott.

         The business experience during at least the past five years for each of the directors is as follows:

         Mark Parseghian, Jr. For more than the past five years, Mr. Parseghian has been self- employed as a consultant to companies engaged in the construction industry.

         Tighe J. Scott. For more than the past five years, Mr. Scott has been Vice President of Operations of Scotty's Fashion, Inc. an apparel manufacturer located in Pen Argyl, Pennsylvania.

         Paul J. Sebastian. Mr. Sebastian became Senior Vice President of the bank in October 1989 and Chairman of the Board of Directors of First Star Bancorp in August 1997. From December 1986, through August 1991, Mr. Sebastian was a principal in Professional Services Group of America, Inc., Allentown, Pennsylvania, which provides financial services to individuals and businesses. Prior to that, Mr. Sebastian had been a Registered Representative with Shearson Lehman Brothers Inc. in Allentown, Pennsylvania, since February 1983. From November 1981 to February 1983, Mr. Sebastian was Chief Financial Officer of First Federal Savings Bank, Pottstown, Pennsylvania. From August 1976 to November 1981, Mr. Sebastian was an Examiner with the Federal Home Loan Bank Board, Pittsburgh, Pennsylvania. Mr. Sebastian is a certified public accountant.

         Harold J. Suess. Retired for the past several years, Mr. Suess is a prior President of Bethlehem Fence Works. From 1990 until his retirement, he was Chairman of the Board of that company.

         Joseph T. Svetik. Mr. Svetik became Chairman of the Board of the bank in August 1997. Upon its formation in 1993, Mr. Svetik became President and Chief Executive Officer of First Star Bancorp. Mr. Svetik became President and Chief Executive Officer of the bank in November 1990. Prior to that date, Mr. Svetik was Executive Vice President and Chief Executive Officer of the bank. Prior to his employment by the bank, Mr. Svetik was Vice President, Treasurer and Chief Financial Officer of Third Federal Savings Bank, Newtown, Pennsylvania. Mr. Svetik is a certified public accountant.

         Stephen M. Szy. For more than the past five years, Mr. Szy has been self-employed as a public accountant in Hellertown, Pennsylvania.

Meetings and Committees of the Board of Directors

         First Star Bancorp's Board of Directors holds regular monthly meetings and special meetings when needed. During the fiscal year ended June 30, 1999, the Board met 12 times. No director attended fewer than 75% of the total number of Board meetings held during the fiscal year ended June 30, 1999, and the total number of meetings held by all committees of the Board on which the director served during such year.

         The Board of Directors has a number of standing committees, including an Executive Committee, an Audit Committee and a Compensation Committee.

         The Executive Committee, except as limited by our bylaws, has the full authority of the Board of Directors when the Board of Directors is not in session. The current members of the Executive Committee are Directors Sebastian, Svetik and Szy. The Executive Committee did not meet during the fiscal year ended June 30, 1999.

         The Audit Committee reviews our records and affairs to determine our financial condition and reviews with management and the independent auditors the systems of internal control. This committee approves the scope of the audit procedures employed by our independent auditors and meets with the auditors to discuss the results of their audit. The Audit Committee reports to the Board of Directors with respect to the foregoing matters and recommends annually the selection of our independent auditors. The current members of the Audit Committee are Directors Parseghian and Szy. During the fiscal year ended June 30, 1999, the Audit Committee met four times.

         The Compensation Committee is responsible for reviewing and establishing compensation for all officers and employees of First Star Bancorp and also administers First Star Bancorp's Employee Stock Compensation Program. The current members of the Compensation Committee are Directors Parseghian, Scott, and Suess. This Committee met twice during the fiscal year ended June 30, 1999.

         The full Board of Directors acts as a nominating committee for the annual selection of nominees to the Board of Directors. Only its nominations, and those of any stockholder delivered to the Secretary of First Star Bancorp at least 60 days in advance of the Annual Meeting, shall be voted on at the Annual Meeting. In its capacity as the Nominating Committee, the Board of Directors held one meeting during the fiscal year ended June 30, 1999.

Director Compensation

         Each director is paid monthly. Total aggregate fees paid to the directors for the year ended June 30, 1999 were $30,675. Since January 1, 1998, each outside director has been paid a monthly fee of $450 for each meeting attended.

         In addition,  non-officer  directors receive an annual cash bonus based
upon  the   performance  of  First  Star  Savings.   During  fiscal  1999,  each
non-employee director received a cash bonus of $2,000.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer and senior vice president at June 30, 1999, 1998 and 1997. No other employee earned in excess of $100,000 during the periods indicated.

                                                              Annual Compensation
                                               --------------------------------------------
                                                                                                     Stock Based
                                    Fiscal                                     Other Annual      Compensation           All Other
Name and Principal Position          Year         Salary        Bonus       Compensation(1)       # of Options       Compensation
---------------------------          ----         ------        -----       ---------------    ------------------    ------------
Joseph T. Svetik                     1999       $180,961       $41,000          --                   --                $25,640(2)
Director, President and CEO          1998        149,581        58,026          --                   --                 26,175(2)
                                     1997        133,519        24,450          --                   --                 23,370(2)

Paul J. Sebastian                    1999        174,213        41,000          --                   --                 25,695(3)
Director, Senior Vice President      1998        142,103        58,026          --                   --                 25,614(3)
                                     1997        126,843        24,450          --                   --                 23,391(3)

------------
(1) Other annual compensation does not equal the lesser of $50,000 or 10% of the total of individual's annual salary and bonus.
(2) Includes First Star matching contributions of $1,640, $2,175 and $870 under the 401(k) Plan and First Star contributions of $24,000, $24,000 and $22,500 made pursuant to the Employee Stock Ownership Plan during 1999, 1998 and 1997, respectively.
(3) Includes First Star matching contributions of $1,695, $1,614 and $1,652 under the 401(k) Plan and First Star contributions of $24,000, $24,000 and $21,739 made pursuant to the Employee Stock Ownership Plan during 1999, 1998 and 1997, respectively.

         Stock Option Plans. We have established an Employee Stock Compensation Program pursuant to which stock options may be granted to officers and key employees. See note 10 to our consolidated financial statements beginning on page F-1. The following table sets forth information concerning options granted under this program.

                 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
                 ---------------------------------------------------------------------------------
                                                                                                Value of
                              Shares                         Number of Options             In-the-money Options
                           Acquired on      Value          at Fiscal Year-End(#)          at Fiscal Year-End($)
Name                       Exercise (#)    Realized      Exercisable/Unexercisable    Exercisable/Unexercisable(3)
----                       ------------    --------      -------------------------    ----------------------------

Joseph T.  Svetik            1,584        $94,248(1)                9,792 / 0                     $501,112 / 0

Paul J. Sebastian            1,300         78,650(2)               14,828 / 0                      766,302 / 0

----------------
(1) Based upon the difference between the option exercise price and the market price of stock of $68.00 per share as of August 17, 1998.
(2) Based upon the difference between the option exercise price and the market price of stock of $69.00 per share as of December 17, 1998.
(3) Based upon the difference between the option exercise price and the market price of stock of $61.00 per share as of June 30, 1999.

         Employment Agreements. We have entered into employment agreements with Joseph T. Svetik and Paul J. Sebastian. Each agreement has a five-year term. Each agreement is automatically extended each year, provided no notice has been given by either the bank or that employee to terminate employment, so that the number of years remaining in each agreement remains at five. The agreements are terminable by us for "cause" as defined in the agreements. If we terminate the individual without cause or such person terminates for good reason, he will be entitled to two times his salary for the remainder of the term of the contract.

         Employee Stock Ownership Plan. We have established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employees of ours, to be implemented upon the completion of the conversion. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21.

         Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become vested in plan allocations following five years of participation in the plan. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of First Star Bancorp, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

         The Board of Directors appointed directors Svetik and Sebastian to serve as ESOP administrators and to serve as the initial ESOP Trustees. The Board of Directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the Board of Directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

Certain Related Transactions

         We grant loans to our officers, directors and employees. These loans are made in the ordinary course of business and upon the same terms, including collateral, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility or present any other unfavorable features. Loans to officers and directors and their affiliates amounted to $3.8 million or 24.6% of our total equity, at June 30, 1999. All of these loans were current at June 30, 1999.

                           PRINCIPAL SECURITY HOLDERS

         We know of no person or entity other than those set forth below who is a beneficial owner of more than 5% of our common stock. The following table assumes the full conversion of the 1992 and 1996 Debentures into Series A Preferred Stock and Series B Preferred Stock, respectively, and full conversion of the Series A and B Preferred Stock into common stock. The following table sets forth, as of June 30, 1999, certain information as to those persons who were beneficial owners of more than 5% of our outstanding shares of common stock and as to such stock beneficially owned by all of our officers and directors of as a group, as calculated from the lists of our stockholders.

Name and Address of                          Amount and Nature of     Percent of
Beneficial Owner                          Beneficial Ownership (1)      Class
----------------                          ------------------------      -----
Neil Scott (2)(3)
315 Pennsylvania Avenue
Pen Argyl, Pennsylvania  18072...........           38,411               9.4%

Amelio Scott (2)(4)
205 David Avenue
Pen Argyl, Pennsylvania  18072...........           32,830               8.2%

Tighe Scott (2)(5)
Hemlock Lane Star Route
Saylorsburg, Pennsylvania  18353.........          121,905              25.4%

Paul J. Sebastian (6)(7)
418 West Broad Street
Bethlehem, Pennsylvania  18018...........           97,574              21.2%

Joseph T. Svetik (6)(8)
418 West Broad Street
Bethlehem, Pennsylvania  18018...........          101,438              22.1%

First Star Bancorp, Inc.(9)
Employee Stock Ownership Plan
418 West Broad Street
Bethlehem, Pennsylvania  18018...........           69,050              17.4%

All directors and executive officers as a
group (6 persons) (6)(10)................          334,799              51.2%

-----------------
(1) Includes shares of common stock owned by corporations or foundations in which the stockholder, director or officer is an officer or major stockholder or by spouses, or as a custodian or trustee for minor children, over which shares the named individual or all officers and directors as a group effectively exercise sole voting and investment power, unless otherwise indicated. Also includes shares of common stock that may be obtained through the conversion or exercise of other securities. Absent the conversion or exercise of other securities, all directors and executive officers as a group held 56,520 shares of common stock at June 30, 1999.

(2) Amelio Scott and Neil Scott are father and son, respectively. Tighe Scott, a director of First Star Bancorp, is also a son of Amelio Scott.

(3) Includes 15,206 shares of common stock issuable upon conversion of Series A Preferred Stock which is issuable upon conversion of Debentures and 19,562 shares of common stock issuable upon conversion of Series B Preferred Stock which is issuable upon conversion of Debentures.

(4) Includes 24,710 shares of common stock issuable upon conversion of Series B Preferred Stock which is issuable upon conversion of Debentures.

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




(5) Includes 84,141 shares of common stock issuable upon conversion of Series A Preferred Stock (including Debentures that are convertible into Series A Preferred Stock) and 19,548 shares of common stock issuable upon conversion of Series B Preferred Stock (including Debentures that are convertible into Series B Preferred Stock).

(6) Excludes 47,429 shares of common stock held by the First Star Bancorp, Inc. Employee Stock Ownership Plan for which such person serves as plan trustee and exercises shared voting and investment power. Shares which are unallocated to participating employees (47,429 shares) and shares for which no voting direction is received are voted by the plan trustees as directed by the Board of Directors or the ESOP Committee. The individuals serving as plan trustees disclaim beneficial ownership of stock held under the ESOP.

(7) Includes 14,828 shares of common stock which may be acquired through the exercise of stock options which are immediately exercisable. Also includes 38,016 shares of common stock issuable upon conversion of Series A Preferred Stock (including Debentures that are convertible into Series A Preferred Stock) and 31,917 shares of common stock issuable upon conversion of Series B Preferred Stock which is issuable upon conversion of Debentures.

(8) Includes 9,792 shares of common stock which may be acquired through the exercise of stock options which are immediately exercisable. Also includes 47,139 shares of common stock issuable upon conversion of Series A Preferred Stock (including Debentures that are convertible into Series A Preferred Stock) and 27,799 shares of common stock issuable upon conversion of Series B Preferred Stock which is issuable upon conversion of Debentures.

(9) Includes 21,621 shares of common stock issuable upon conversion of Series B Preferred Stock which is issuable upon conversion of Debentures.

(10) Includes 24,620 shares of common stock which may be acquired through the exercise of stock options which are immediately exercisable. Also includes shares over which officers and directors exercise joint voting and investment power with certain members of their families, 172,336 shares of common stock issuable upon conversion of Series A Preferred Stock (including Debentures that are convertible into Series A Preferred Stock) and 81,323 shares of common stock issuable upon conversion of Series B Preferred Stock which is issuable upon conversion of Debentures.

                                   REGULATION

         Set forth below is a brief description of material laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulation.

Regulation of First Star Savings Bank

         General. As a Pennsylvania chartered, SAIF-insured savings bank, the bank is subject to extensive regulation and examination by the Pennsylvania Department of Banking, the FDIC, which insures its deposits to the maximum extent permitted by law, and to a much lesser extent, by the

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

Federal Reserve. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The laws and regulations governing the bank generally have been promulgated to protect depositors and not for the purpose of protecting stockholders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Pennsylvania Department of Banking, the FDIC or the United States Congress could have a material adverse impact on the bank and its operations.

         Pennsylvania Savings Bank Law. The Pennsylvania Banking Code ("Banking Code") contains detailed provisions governing the organization, location of offices, rights and responsibilities of trustees, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of the bank and its affairs. The Banking Code delegates extensive rule-making power and administrative discretion to the Pennsylvania Department of Banking so that the supervision and regulation of state chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

         One of the purposes of the Banking Code is to provide savings banks with the opportunity to be fully competitive with each other and with other financial institutions existing under other state, federal and foreign laws. To this end, the Banking Code provides state-chartered savings banks with all of the powers enjoyed by federal savings and loan associations, subject to regulation by the Pennsylvania Department of Banking. The Federal Deposit Insurance Act (the "FDIA"), however, prohibits state chartered institutions from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless (1) the FDIC determines the activity or investment does not pose a significant risk of loss to the SAIF and (2) the savings bank meets all capital requirements. Accordingly, the ability of the Banking Code to provide additional operating authority to us is limited by the FDIA.

         The Pennsylvania Department of Banking generally examines each savings bank not less frequently than once every two years. The Banking Code permits the Pennsylvania Department of Banking to accept the examinations and reports of the FDIC in lieu of the Pennsylvania Department of Banking's examination. The present practice is for the Pennsylvania Department of Banking to conduct individual examinations. The Pennsylvania Department of Banking may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any trustee, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Pennsylvania Department of Banking has ordered the activity to be terminated, to show cause at a hearing before the Pennsylvania Department of Banking why such person should not be removed.

         Interstate Acquisitions. The Commonwealth of Pennsylvania has enacted legislation regarding the acquisition of commercial banks, bank holding companies, savings banks and savings and loan associations located in Pennsylvania by institutions located outside of Pennsylvania. The statute dealing with savings institutions authorizes (i) a savings bank, savings and loan association or holding company thereof located in another state (a "foreign institution") to acquire the voting stock of, merge or consolidate with, or purchase assets and assume liabilities of, a Pennsylvania-chartered savings bank and (ii) the establishment of branches in Pennsylvania by foreign institutions, in each case subject to certain conditions including (A) reciprocal legislation in the state in which the foreign institution seeking entry into Pennsylvania is located permitting comparable entry by Pennsylvania savings institutions and (B) approval by the Pennsylvania Department of Banking. Pennsylvania law also provides for nationwide branching by Pennsylvania-chartered savings banks and savings and loan associations, subject to the Pennsylvania Department of Banking's approval and certain other conditions.

         On September 29, 1994, the United States Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Law"), which amended various federal banking laws to provide for nationwide interstate banking, interstate bank mergers and interstate branching. The Interstate Banking Law allows the acquisition by a bank holding company of a bank located in another state.

         Pennsylvania has enacted legislation authorizing full interstate branching for state- chartered financial institutions. This legislation allows out-of-state banks to branch into Pennsylvania either by buying an existing bank or converting it into a branch or by setting up a de novo branch. The legislation also allows state-chartered banks the same rights as federally chartered banks to branch into other states that allow interstate branching.

         Deposit Insurance. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. Two separate insurance funds, the Bank Insurance Fund ("BIF") for commercial banks, state savings banks and some federal savings banks, and the SAIF for savings associations, are maintained and administered by the FDIC. First Star Savings, which was previously a state savings association, remains a member of the SAIF and its deposit accounts are insured by the FDIC, up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including the bank, and has under certain circumstances authority to initiate enforcement actions against federally insured savings institutions to safeguard safety and soundness and the deposit insurance fund.

         Assessments. As a member of the SAIF, the bank paid an insurance premium to the FDIC equal to a minimum of 0.23% of its total deposits during 1996 and prior years. In 1996, the annual insurance premium for most BIF members was lowered to $2,000. The lower insurance premiums for BIF members placed SAIF members at a competitive disadvantage to BIF members.

         Effective December 31, 1996, federal law was revised to mandate a one-time special assessment on SAIF members such as the bank of approximately 0.657% of deposits held on March 31, 1995. Beginning January 1, 1997, the deposit insurance assessment for most SAIF members was reduced to 0.064% of deposits on an annual basis through the end of 1999. During this same period, BIF members will be assessed approximately 0.013% of deposits. After 1999, assessments for BIF and SAIF members should be the same. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations.

         Regulatory Capital Requirements. The FDIC has promulgated regulations and adopted a statement of policy prescribing the capital adequacy requirements for state-chartered banks, some of which, like the bank, are not members of the Federal Reserve. At June 30, 1999, the bank exceeded all regulatory capital requirements and was classified as "well capitalized."

         The FDIC's capital regulations establish a minimum 3% Tier 1 leverage capital requirement for the most highly-rated state-chartered, non-member banks; other banks must maintain a minimum Tier 1 leverage ratio of 4%. The FDIC defines a highly-rated bank as one that is not anticipating or experiencing significant growth and has well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and which the FDIC, in general, considers a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill, and certain purchased mortgage servicing rights and purchased credit and relationships.

         The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

         The components of Tier 1 capital are equivalent to those discussed above under the 4% leverage standard. The components of supplementary (Tier 2) capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital.

         A bank which has less than the minimum leverage capital requirement is subject to various capital plan and activities restriction requirements. The FDIC's regulation also provides that any insured depository institution with a ratio of Tier 1 capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the FDIA and could be subject to potential termination of deposit insurance.

         The bank is also subject to similar Pennsylvania Department of Banking guidelines. The components and requirements of leverage and risk-based capital are substantially the same as those defined by the FDIC.

         The bank was in compliance in both the FDIC and Pennsylvania capital requirements at June 30, 1999.

         Prompt Corrective Action. Federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed.

         The capital levels established for each of the categories are as follows:

                                                          Total
                                                       Risk-Based             Tier 1 Risk-
Capital Category             Tier 1 Capital              Capital              Based Capital
----------------               ----------              -----------             ----------
Well Capitalized               5% or more              10% or more             6% or more

Adequately
Capitalized                    4% or more*             8% or more              4% or more

Undercapitalized              less than 4%            less than 8%            less than 4%

Significantly
Undercapitalized              less than 3%            less than 6%            less than 3%

Critically                     2% or less
Undercapitalized             tangible equity               --                      --


-----------
* For institutions with the highest CAMEL rating, the required Tier 1 capital ratio is 3%.

         For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC.

         At June 30, 1999, the bank had the requisite capital levels to qualify as well capitalized while First Star Bancorp was adequately capitalized under such measures.

         Community Reinvestment. Under the Community Reinvestment Act ("CRA"), as implemented by FDIC regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a savings bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, and to provide a written evaluation of an institution's CRA performance utilizing a four tiered descriptive rating system. The bank received a "satisfactory" rating in its last CRA examination in August, 1999.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings association or its subsidiaries and its affiliates be on terms as favorable to the bank as transactions with non-affiliates. In addition, certain of these transactions are restricted to a percentage of the bank's capital. Affiliates of the bank include First Star Bancorp and any company which would be under common control with the bank.

         The bank's authority to extend credit to executive officers, trustees and 10% stockholders, as well as entities such persons control are currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated by the Federal Reserve Board. Among other things, these regulations require such loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans the bank may make to such persons based, in part, on the bank's capital position, and require certain approval procedures to be followed. See, however, "Management of First Star Bancorp, Inc. - Certain Related Transactions."

         Federal Home Loan Bank System. The bank is a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Trustees of the FHLB.

         As a member, the bank is required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At June 30, 1999, the bank had $7.9 million in FHLB stock, which was in compliance with this requirement.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment in low and moderate income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the year ended June 30, 1999, dividends paid by the FHLB of Pittsburgh to the bank totaled approximately $508,000.

         Federal Reserve System. The Federal Reserve requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy the liquidity

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



requirements that are imposed by the Pennsylvania Department of Banking. At June 30, 1999, the bank met its reserve requirements.

         Savings associations have authority to borrow from the Federal Reserve Bank "discount window," but Federal Reserve policy generally requires savings associations to exhaust all sources before borrowing from the Federal Reserve. The bank had no discount window borrowings at June 30, 1999.

Regulation of First Star Bancorp

         General. First Star Bancorp, as a bank holding company, is subject to regulation and supervision by the Board of Governors of the Federal Reserve and by the Pennsylvania Department of Banking. This regulation is generally intended to ensure that First Star Bancorp limits its activities to those allowed by law and that it operates in a safe and sound manner without endangering the financial health of its subsidiary banks. First Star Bancorp will be required to file annually a report of its operations with, and is subject to examination by, the Federal Reserve and the Pennsylvania Department of Banking.

         BHCA Activities and Other Limitations. The Bank Holding Company Act of 1956, as amended ("BHCA"), prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, without prior approval of the Federal Reserve. In determining whether to authorize a bank holding company (or a company that will become a bank holding company) to acquire control of a bank, the Federal Reserve takes into consideration the financial and managerial resources of the bank holding company, as well as those of the bank to be acquired, and considers whether the acquisition is likely to have anti-competitive effects or other adverse effects. No approval under the BHCA is required, however, for a bank holding company already owning or controlling 50% or more of the voting shares of a bank to acquire additional shares of such bank.

         The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve is required to weigh expected benefits to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         The Federal Reserve has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include those of operating a mortgage company, a finance company, a credit card company, a factoring company, a trust company or a savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; leasing personal property on a full-payout (and, to a limited extent, less than full-payout), non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not closely related to banking and a proper incident thereto.

         Regulatory Capital Requirements. The Federal Reserve has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the BHCA. The Federal Reserve capital adequacy guidelines are similar to those imposed on the bank by the FDIC. See "Regulation of First Star Savings Bank - Regulatory Capital Requirements."

         In addition, at the holding company level, our subordinated debt is included in Tier 2 capital, subject to certain limitations. If not converted prior to maturity at the option of either the holder or us, the subordinated debentures will automatically convert at maturity into permanent noncumulative preferred stock. Upon that conversion, the debentures would become Tier 1 capital. We have $1,480,000 in subordinated debentures scheduled to mature on January 1, 2002 and an additional $4,000,000 in subordinated debentures scheduled to mature on December 31, 2008. If all of our subordinated debt had been converted into preferred stock at June 30, 1999, our leverage ratio would have been 6.22%, our Tier 1 risk-based capital ratio would have been 10.55% and our total risk-based capital ratio would have been 11.38%.

         The preferred securities will be, to a certain extent, includable as Tier 1 capital.

         Commitments to Affiliated Depository Institutions. Under Federal Reserve policy, First Star Bancorp will be expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances when it might not do so absent such policy. The enforceability and precise scope of this policy is unclear, however, in light of recent judicial precedent. However, should the bank require the support of additional capital resources, it should be anticipated that First Star Bancorp will be required to respond with any such resources available to it.

         Restrictions Applicable to Pennsylvania-Chartered Holding Companies. First Star Bancorp is subject to such regulations as the Pennsylvania Department of Banking may from time to time prescribe. No holding company regulations have been issued to date.

                            FIRST STAR CAPITAL TRUST

         The Trust is a statutory business trust formed under Delaware law pursuant to:

          o the initial trust agreement, dated as of August 24, 1999, executed by us, as depositor, and by the Delaware trustee; and

          o the Certificate of Trust filed with the Secretary of State of the State of Delaware on ________, 1999.

         The initial trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The trust

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agreement will be qualified as an indenture  under the Trust  Indenture Act. The
Trust will issue all of the preferred securities to purchasers in the offering described in this prospectus. We will acquire all of the common securities issued by the Trust, which will represent an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The common securities will be equal in right to payments with the preferred securities, except that upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from a debenture event of default, our rights as holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to your right to payments as a holder of the preferred securities. See "Description of the Preferred Securities -- Subordination of Common Securities."

         The Trust exists for the purpose of:

          o    issuing   the   preferred   securities   and  common   securities
               representing undivided beneficial interests in its assets,

          o investing the gross proceeds of the preferred securities and the common securities in the junior subordinated debentures issued by us, and

          o engaging in activities that are incidental to the activities described above.

         The junior subordinated debentures will be the only assets of the Trust and payments under the junior subordinated debentures will be the only revenue of the Trust. The Trust has a term of 30 years, but may dissolve earlier as provided in the trust agreement. The address of the Trust is c/o Bankers Trust (Delaware), 1101 Centre Road, Suite 200, Trust Department, Wilmington, Delaware 19805, and the telephone number is (302) 636-3301.

         The trustees and the administrators will conduct the affairs of the Trust. We will select two individuals who are our employees, officers or affiliates to be the administrators of the Trust. The property trustee will be a financial institution that is not our affiliate and will serve as institutional trustee under the Trust Agreement and as indenture trustee for purposes of compliance with the Trust Indenture Act. Bankers Trust Company, a state chartered trust company organized under the laws of the State of New York, will be the property trustee until we decide to remove or replace it. For purposes of compliance with the provisions of the Trust Indenture Act, Bankers Trust Company will also act as guarantee trustee under the Guarantee and as trustee under the Indenture. The Delaware trustee will be an entity that maintains its principal place of business in the State of Delaware. Bankers Trust (Delaware), a Delaware banking corporation, will act as Delaware trustee.

         The property trustee will hold the junior subordinated debentures for the benefit of the holders of the preferred securities and the common securities and in such capacity will have the power to exercise all rights, powers and privileges under the indenture. The property trustee will also maintain exclusive control of a segregated noninterest-bearing bank account, the property account, to hold all payments made under the junior subordinated debentures for the benefit of the holders of the preferred securities and the common securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the preferred securities and the common securities out of funds from the property account. The guarantee trustee will hold the

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guarantee for the benefit of the holders of the preferred securities. We, as the holder of all the common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees. We will pay all fees and expenses related to the Trust and the offering of the preferred securities and the common securities.

         Your rights as a holder of the preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. See "Description of the Preferred Securities."

         The address of the Delaware trustee is Bankers Trust (Delaware), 1101 Centre Road, Suite 200, Trust Department, Wilmington, Delaware 19805, and the telephone number is (302) 636-3301.

         The address of the property trustee, the guarantee trustee and the debenture trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, and the telephone number is (212) 250-2500.

                              ACCOUNTING TREATMENT

         For financial reporting purposes, we will treat First Star Capital Trust as our subsidiary. Accordingly, we will include the accounts of First Star Capital Trust in our consolidated financial statements. We will present the preferred securities as a separate category in our consolidated statements of financial condition under the caption "Guaranteed Preferred Beneficial Interests in Subordinated Debt," and we will include appropriate disclosures about the preferred securities, the guarantee and the junior subordinated debentures in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions on the preferred securities as interest expense in our consolidated statements of income.

                       DESCRIPTION OF PREFERRED SECURITIES

         The Trust will issue the preferred securities and the common securities under the trust agreement for the Trust. The preferred securities will represent preferred undivided beneficial interests in the assets of the Trust, and you will be entitled a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the common securities, as well as other benefits as described in the trust agreement.

         This summary describes certain provisions of the preferred securities and the trust agreement and is not complete. You should read the form of the trust agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. Wherever particular defined terms of the trust agreement are referred to in this prospectus, such defined terms are incorporated herein by reference. A copy of the form of the trust agreement is also available upon request from the trustees.

General

         The preferred securities will be limited to $12,000,000 liquidation amount (as defined in the trust agreement) outstanding (which amount may be increased by up to $1,800,000 liquidation amount of preferred securities for exercise of the over-allotment option). See "Underwriting." The preferred

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securities  will rank  equally,  and  payments  will be made pro rata,  with the common securities except as described under "-- Subordination of Common Securities." The junior subordinated debentures will be registered in the name of the Trust and held by the property trustee in trust for your benefit and the benefit of the holders of the common securities. The guarantee we will execute for the benefit of the holders of the preferred securities will be subordinated to most of our other obligations and liabilities. The guarantee will not
guarantee   payment  of  distributions  or  amounts  payable  on  redemption  or liquidation of the preferred securities if the Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

Distributions

         You will receive distributions on each preferred security at the annual rate of ____% of the stated liquidation amount of $10, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to record holders at the close of business on the 15th day of March, June, September and December (whether or not a business day) next preceding the relevant distribution date. Each date on which distributions will be paid is referred to as a distribution date in this prospectus. Distributions on the preferred securities will be cumulative. Distributions will accumulate from ______ __, 1999. The first distribution date for the preferred securities will be __________ __, 1999. The amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full distribution period will be computed by dividing the annual rate by four. If any date on which distributions are payable is not a business day, then payment will be made on the next succeeding day that is a business day (without any additional distributions or other payment because of the delay), except that, if such business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

         So long as we are not in default, we may defer the payment of interest on the junior subordinated debentures at any time for one or more extension periods. No extension period may exceed 20 consecutive quarters. No extension period may extend beyond the maturity date of the junior subordinated debentures. As a consequence of any deferral by us, quarterly distributions on the preferred securities will be deferred by the Trust during the extension period. Distributions to which you are entitled will accumulate additional distributions thereon at the annual rate of ____ %, compounded quarterly from the relevant payment date, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period.
Additional distributions payable for each full distribution period will be computed by dividing the annual rate by four.

         During  any  extension  period,  we may  not  (1)  declare  or pay  any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock or (2) make any payment of principal, interest or premium on or repay, repurchase or redeem any of our debt securities that rank equally in all respects with or junior in interest to the junior subordinated debentures, of which there are none as of the date of this prospectus. These prohibitions, however, do not apply to:


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         o        repurchases,  redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement, a dividend reinvestment or stockholder stock purchase plan or the issuance of our capital stock (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period;

         o a reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of our subsidiaries) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

         o the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

         o any declaration of a dividend in connection with any stockholders' rights plan, or the issuance of rights, stock or other property under any stockholders' rights plan, or the redemption or repurchase of rights pursuant thereto; or

         o any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

         Before the end of an extension period, we may further defer the payment of interest. Upon the termination of an extension period and the payment of all amounts then due, we may elect to begin a new extension period. We must give the trustees notice of our election of an extension period at least one business day prior to the earlier of (1) the date the distributions on the preferred securities would have been payable but for the election to begin the extension period and (2) the date the property trustee is required to give you notice of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date. The property trustee will give you notice of our election to begin a new extension period. Subject to the foregoing, there is no limitation on the number of times that we may elect to begin an extension period. See "Description of Junior Subordinated Debentures -- Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

         We currently do not intend to exercise our right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

         The revenue of the Trust available for distribution to you will be limited to payments under the junior subordinated debentures, which the Trust will purchase with the proceeds of this offering of preferred securities. See "Description of Junior Subordinated Debentures." If we do not make payments on the junior subordinated debentures, the Trust will not have funds available to pay distributions or other amounts payable on the preferred securities. The payment of distributions and other amounts payable on the preferred securities (if and to the extent the Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by us on a limited basis as described in this prospectus under "Description of Guarantee."

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Redemption

         If we redeem the junior subordinated debentures, the Trust will redeem a proportionate amount of the preferred and common securities. We may redeem the junior subordinated debentures (1) on or after _________, 2004 in whole at any time or in part from time to time, or (2) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined below), in each case subject to possible regulatory approval. See "-- Liquidation Distribution Upon Dissolution."

         "Tax Event" means the receipt by the Trust of an opinion of our counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including an announced prospective change) in, the laws (or any regulations thereunder) of the United States or a political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the preferred securities, there is more than an insubstantial risk that:

         o the Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

         o interest payable by us on the junior subordinated debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

         o the Trust is, or will be within 90 days of the delivery of such opinion, subject to more than an insignificant amount of other taxes, duties or other governmental charges.

         See "United States Federal Income Tax Consequences -- Pending Tax Litigation Affecting the Preferred Securities" for discussion of pending United States Tax Court litigation that, if decided adversely to the taxpayer, could give rise to a Tax Event, which would permit us to redeem the junior subordinated debentures prior to ________________, 2004.

         If a Tax Event described in the first or third circumstances above has occurred and is continuing and the Trust holds of all the junior subordinated debentures, we will pay on the junior subordinated debentures any additional amounts as may be necessary so that the amount of distributions then due and payable by the Trust on the outstanding preferred securities and common securities of the Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

         "Investment Company Event" means the receipt by the Trust of an opinion of our counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is, or will be, considered an

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"investment  company"  that is required to be  registered  under the  Investment
Company Act of 1940, as amended (the "Investment Company Act").

         "Capital Treatment Event" means the reasonable determination by us that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the preferred securities as Tier 1 Capital (or the then equivalent thereof), except as otherwise restricted by the Federal Reserve, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us. The Federal Reserve has determined that the proceeds of certain qualifying securities like the preferred securities will qualify as Tier 1 capital for us only up to an amount not to exceed, when taken together with all of our cumulative preferred stock, if any, 25% of our Tier 1 capital.

Redemption Procedures

         The Trust will only redeem preferred securities if we have redeemed junior subordinated debentures. The Trust may redeem preferred securities only in an amount equal to the funds it has on hand and legally available to pay the redemption price. The redemption price for each security will equal $10 plus accumulated but unpaid distributions as of the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of some or all of the junior subordinated debentures.

         Unless payment of the redemption price is withheld or refused and not paid either by the Trust or us pursuant to the guarantee, additional interest will stop accruing on those preferred securities called for redemption on the date they are called for redemption.

         Notice of any redemption will be mailed to you at your address as it appears on the securities register maintained by the property trustee at least 30 days but not more than 60 days before the redemption date. If notice of redemption has been given, then, by 12:00 noon, Eastern time, on the redemption date, to the extent funds are available for payment, the property trustee will, for preferred securities held in book-entry form:

          o deposit irrevocably with The Depository Trust Company ("DTC") funds sufficient to pay the applicable redemption price; and

          o give DTC irrevocable instructions and authority to pay the redemption price to you.

         For preferred securities not held in book-entry form, the property trustee will, to the extent funds are available for payment:

          o irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price; and


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          o    give the paying agent  irrevocable  instructions and authority to
               pay  the  redemption   price  to  you  once  you  surrender  your
               certificates evidencing the preferred securities.

         Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any preferred securities called for redemption will be payable to the holders on the relevant record dates for those distributions.

         Once notice of redemption is given and funds are deposited as required, then all of your rights with respect to the preferred securities called for redemption will cease, except for your right to receive the redemption price, but without interest after the date of redemption.

         If any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next day that is a business day (without any interest or other payment for the delay), except that, if the next business day falls in the next calendar year, payment will be made on the immediately preceding business day.

         In payment of the redemption price for the preferred securities called for redemption is improperly withheld or refused and not paid, either by the Trust or by us pursuant to the guarantee, interest on those preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established to the date the payment is actually made. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price.

         If less than all the junior subordinated debentures are going to be redeemed, then the aggregate liquidation amount of the preferred and common securities to be redeemed shall be allocated based upon the respective liquidation amounts of each class, with 97% being allocated to the preferred securities and 3% being allocated to the common securities, except in the case of an event of default. See "-- Subordination of Common Securities." The property trustee will select the particular preferred securities to be redeemed not more than 60 days before the redemption date by any method the property trustee deems fair and appropriate, or if the preferred securities are then held in book-entry form, in accordance with DTC's customary procedures.

Subordination of Common Securities

         Payment of distributions on, and the redemption price of, and the liquidation distribution in respect of, the preferred securities and common securities will be made on a proportionate basis, based on the aggregate liquidation amount of each class of securities. However, if a debenture event of default has occurred and is continuing as a result of any failure by us to make an interest or principal payment on the junior subordinated debentures, then no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, the common securities may be made, unless all unpaid amounts due on the preferred securities have been paid in full or provided for, as appropriate.

         If there is an event of default under the trust agreement that results from an event of default on the junior subordinated debentures, we, as the holders of the common securities, will have no right to act with respect to the event of default under the trust agreement until the effects of all events of default under the trust agreement regarding the preferred securities have been cured, waived or otherwise eliminated. Until that time, the property trustee will act solely on your behalf and not on behalf of the

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holders  of the  common  securities.  See "--  Events of  Default;  Notice"  and
"Description of Junior Subordinated Debentures -- Debenture Events of Default."

Liquidation Distribution Upon Dissolution

         We will have the right to dissolve the Trust at any time, and, after paying all the expenses and liabilities of the Trust, distribute the junior subordinated debentures to you. However, because the proceeds from the preferred securities offering may be counted as up to 25% of our Tier 1 capital and dissolution of the Trust could impact our overall capital structure, we may only dissolve the Trust if we have received prior approval of the Federal Reserve, if then required.

         Pursuant  to  the  trust  agreement,   the  Trust  will  dissolve  upon
expiration of its term, on _____________, 2034. Early dissolution will occur upon the occurrence of any of the following:

          o    the bankruptcy of First Star Bancorp;

          o the filing of a certificate of dissolution, or its equivalent, of First Star Bancorp;

          o our delivery of a written direction to the property trustee to dissolve the Trust, which we may do in our discretion;

          o    the entry of a court order for the dissolution of the Trust; or

          o the redemption of all the preferred securities in connection with the redemption of all the preferred and common securities as described under "- Redemption."

         In the event of a dissolution, after the Trust pays all amounts owed to its creditors, the holders of the preferred and common securities will be entitled to receive:

          o junior subordinated debentures, if the dissolution does not arise from redemption of the junior subordinated debentures, in an aggregate principal amount equal to the aggregate liquidation amount of the preferred and common securities; or

          o cash, if distribution of junior subordinated debentures is not practical or if the dissolution arises from the redemption of the junior subordinated debentures.

         In the event of a cash payment, you will receive an amount equal to the liquidation amount of the preferred securities, plus accumulated and unpaid distributions to the date of the liquidation distribution. If the liquidation distribution can be paid only in part because the Trust has insufficient assets available for payment, then the holders of the preferred and common securities will be paid on a proportionate basis. However, if an event of default under the junior subordinated debentures has occurred and is continuing as a result of our failure to make interest or principal payments to the Trust when due, you will receive a liquidation distribution on your preferred securities before we receive a liquidation distribution on our common securities. See "--Subordination of Common Securities."

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Events of Default; Notice

         Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred and common securities.

          o the occurrence of a event of default with respect to the junior subordinated debentures (see "Description of Junior Subordinated Debentures -- Debenture Events of Default");

          o default by the Trust in the payment of any distribution when it becomes due and payable, and the continuation of such default for a period of 30 days;

          o default by the Trust in the payment of any redemption price of any preferred security or common security when it becomes due and payable;

          o default in the performance, or breach, in any material respect, of any covenant or warranty given by the Trust in the trust agreement (other than a default or breach in the performance of a covenant or warranty which is addressed by either the second or third events of default listed above), and the continuation of such default or breach for a period of 60 days after the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities have given to the property trustee, the Delaware trustee and us a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the trust agreement; or

          o the occurrence of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within 90 days of the bankruptcy or insolvency.

         Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to you, to us, and to the administrators, unless the event of default has been cured or waived. Along with the administrators, we are required to file annual certificates with the property trustee declaring whether or not we and they are in compliance with all the conditions and covenants applicable to us and to them under the trust agreement.

Removal of Trustees; Appointment of Successors

         The holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee for cause or, if an event of default with respect to the junior subordinated debentures has occurred and is continuing, with or without cause. If a trustee is removed by the holders of the outstanding preferred securities, the successor may be appointed by the holders of at least 25% in aggregate liquidation amount of preferred securities. If a trustee resigns, such trustee will appoint its successor. If a trustee fails to appoint a successor, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities may appoint a successor. If a successor has not been appointed, we, any holder of preferred securities, or

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the other  trustee  may  petition a court in the State of  Delaware to appoint a successor. Any successor Delaware trustee must meet the applicable requirements of Delaware law. Any successor property trustee must be a national or state-chartered bank that at the time of appointment has:

          o securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization; and

          o    capital and surplus of at least $50,000,000.

         No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee delivers its written acceptance of the appointment.

Merger or Consolidation of Trustees

         Any entity into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee is a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, will be the successor of that trustee under the trust agreement, provided that entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

         The Trust may, at our request and with the consent of the holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

          o the successor entity (1) expressly assumes all the obligations of the Trust with respect to the preferred securities or (2) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as the substitute preferred securities have the same priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

          o a trustee of the successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the junior subordinated debentures;

          o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any substitute preferred securities) to be downgraded by any nationally recognized statistical rating organization, if then rated;

          o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any substitute preferred securities) in any material respect;


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



          o the successor entity has a purpose substantially identical to that of the Trust;

          o prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received an opinion from independent counsel experienced in these matters to the effect that (1) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect your rights, preference and privileges as a holder of preferred securities (including any substitute preferred securities) in any material respect, and (2) following the merger, consolidation, amalgamation, replacement, conveyance transfer or lease, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

          o we or any permitted successor or assignee own all the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

         Notwithstanding the foregoing, the Trust may not, except with the consent of all holders of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

         Except as provided below and under "--Removal of Trustees; Appointment of Successors" and "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the trust agreement, you will have no voting rights.

         We, the property trustee and the administrators, may amend the trust agreement without your consent in order to:

          o cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, provided that any such amendment does not adversely affect in any material respect your interests; or

          o modify, eliminate or add to any provisions of the trust agreement as may be necessary to ensure that the Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any preferred or common securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act.

         With the consent of holders of not less than a majority in aggregate liquidation amount of the preferred securities, we, the property trustee and the administrators may amend any provision of the

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trust agreement so long as the trustees have received an opinion of counsel that the amendment or the exercise of any power granted to the trustees by the amendment will not:

          o affect the Trust's status as a grantor trust exempt from taxation for United States federal income tax purposes; or

          o the Trust's exemption from status as an "investment company" under the Investment Company Act.

         However, without the consent of each holder of preferred securities or common securities affected thereby, the trust agreement may not be amended to:

          o change the amount or timing of any distribution on the preferred and common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the preferred and common securities as of a specified date; or

          o restrict your right or our right as the holders of common securities to institute suit for the enforcement of any payment on or after such date.

         So long as any junior subordinated debentures are held by the Trust, the property trustee will not:

          o direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

          o    waive any past default that is waivable under the indenture;

          o exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable; or

          o consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities, or, if a consent under the indenture would require the consent of each holder of junior subordinated debentures affected thereby, no such consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

         The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify you of any notice of default with respect to the junior subordinated debentures. In addition to obtaining your approval as described above, before taking any of the actions listed above, the property trustee will obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

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         Any required  approval of holders of preferred  securities may be given at a meeting of holders of preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which you are entitled to vote, or of any matter upon which action by your written consent is to be taken, to be given to you in the manner set forth in the trust agreement.

         Your vote or consent will not be required to redeem and cancel preferred securities.

         If we or any of our affiliates or the trustees or any of their affiliates own any preferred securities, those preferred securities will not be treated as outstanding for purposes of the votes or consents described above.

Expenses and Taxes

         In the indenture, we have agreed to pay:

          o all debts and obligations of the Trust (other than distributions on the preferred and common securities);

          o any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject; and

          o all costs and expenses of the Trust, including the costs and expenses of:

                  1)       the trustees, and

                  2)       the organization and operation of the Trust.

         Our payment obligations under the indenture are for the benefit of, and shall be enforceable by, any creditor of the Trust to whom any of these debts, obligations, costs, expenses and taxes are owed. Any creditor may enforce these obligations directly against us, and we have irrevocably waived any right or remedy to require that any creditor take any action against the Trust or any other person before proceeding against us. We have also agreed in the indenture to execute any additional agreements as may be necessary or desirable to give full effect to the foregoing.

Book Entry, Delivery and Form

         DTC will act as securities depository for the preferred securities. The Trust will issue one or more fully registered global preferred securities certificates in the name of Cede & Co. (DTC's nominee). These certificates will represent the total aggregate number of preferred securities. The Trust will deposit these certificates with DTC or a custodian appointed by DTC. The Trust will not issue certificates to you for the preferred securities that you purchase, unless DTC's services are discontinued.

         Ownership of beneficial interests in a global security deposited with DTC is limited to participants that have accounts with DTC. Access to the DTC system is also available to indirect

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



participants, such as securities brokers and dealers, banks and trust companies, that may hold interests through a direct participant. Upon the issuance of the global security, DTC will credit the accounts of direct participants with their respective amounts of preferred securities represented by the global security by its book-entry system. If you purchase preferred securities within the DTC system, the purchase must be made by or through a direct participant. You, as the actual owner of the preferred securities, are the "beneficial owner." Your beneficial ownership interest will be recorded on the direct or indirect participant's records, and DTC will have no knowledge of your individual ownership.

         You will not receive written confirmation from DTC of your purchases. The direct or indirect participant through whom you purchased the preferred securities should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The participants are responsible for keeping accurate account of the holdings of their customers like you.

         Transfers of ownership interests in the preferred securities will be accomplished by entries made on the books of participants acting on your behalf.

         The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificate representing the preferred securities.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to you will be governed by arrangements among them, and any statutory or regulatory requirements that may be in effect from time to time.

         Redemption notices will be sent to DTC. If less than all of the preferred securities are being redeemed, DTC will reduce each direct participant's holdings of preferred securities in accordance with its procedures.

         In those cases where a vote by the holders of the preferred securities is required, neither DTC nor Cede & Co. will itself consent or vote. Under its usual procedures, DTC would mail an omnibus proxy to the Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date, which are identified in a listing attached to the omnibus proxy.

         The Trust will make distribution payments on the preferred securities directly to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such payment date.

         Payments by participants (whether direct participants or indirect participants) to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." These payments will be the responsibility of the participant and not of DTC, the Trust or First Star Bancorp.


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         As the beneficial owner in a global preferred  securities  certificate, you will not be entitled to receive physical delivery of preferred securities. You will not be considered an owner or a holder under the trust agreement. Instead, DTC will be considered the sole owner or holder of the preferred securities. Accordingly, you must rely on the procedures of DTC and, if you are not a direct participant, on the procedures of the indirect participant through which you own your interest, to exercise any of your rights under the preferred securities.

         DTC may discontinue providing its services as securities depositary with respect to the preferred securities at any time by giving written notice to the property trustee, the Delaware trustee and us that it is no longer willing, or no longer able, to provide its services. In the event that we are not able to obtain a successor securities depositary within 90 days, we will print and deliver preferred securities certificates. In addition, we may, at our discretion, decide to discontinue the book-entry system with respect to the preferred securities. In that event, we will print and deliver certificates for the preferred securities to you.

         DTC has advised the Trust and us as follows:

          o DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

          o DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates;

          o participants include securities brokers and dealers (such as Hopper Soliday), banks, trust companies and clearing corporations and may include certain other organizations;

          o certain participants (or their representatives), together with other entities, own DTC; and

          o indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Same-Day Settlement and Payment

         Settlement for the preferred securities will be made by Hopper Soliday in immediately available funds.

         Secondary trading in preferred securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the preferred securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the preferred securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as

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to the effect,  if any, of settlement in immediately  available funds on trading activity in the preferred securities.

Payment and Paying Agency

         Payments in respect of the preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, if the preferred securities are not held by DTC, such payments will be made by check mailed to the holder entitled thereto at such address as appears on the securities register for the preferred and common securities. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrators. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the administrators) to act as paying agent.

Registrar and Transfer Agent

         The property trustee will act as registrar and transfer agent for the preferred securities.

         Registration of transfers of preferred securities will be effected without charge by or on behalf of the Trust, but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the preferred securities after the preferred securities have been called for redemption.

Obligations and Duties of the Property Trustee

         The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in the trust agreement and, after such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

         For  information  concerning  the  relationships  between the  property
trustee  and  us,  see  "Description  of  Junior   Subordinated   Debentures  --
Information Concerning the Debenture Trustee."

Miscellaneous

         The administrators and the property trustee are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

          o the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes, and

          o    the Trust will not be;

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               a)   required to register as an  "investment  company"  under the
                    Investment Company Act; or

               b) taxable as a corporation for United States federal income tax purposes.

         To achieve these purposes, the administrators, the property trustee, and we, as holders of the common securities, are authorized to take any action that they and we determine to be necessary or desirable for such purposes, as long as such action does not materially adversely affect your interests and is not inconsistent with applicable law, the certificate of trust or the trust agreement.

         You will not have preemptive or similar rights.

         The Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

         Subject to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement, and may resell such securities.

Governing Law

         The trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

         The junior subordinated debentures will be issued under the indenture between Bankers Trust Company, the debenture trustee, and us. The following summary of the terms and provisions of the junior subordinated debentures and the indenture is not complete. You should read the form of the indenture that is filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular defined terms of the indenture (as amended or supplemented from time to time) are referred to in this prospectus, those defined terms are incorporated into this prospectus by reference. A copy of the form of indenture is available from the debenture trustee upon request.

General

         The Trust will invest the proceeds of the issuance of the preferred securities, together with the consideration paid by us for the common securities, in the junior subordinated debentures issued by us. The junior subordinated debentures are subordinated, unsecured debt under the indenture and will bear interest, accruing from ___________ __, 1999, at the annual rate of ______% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing ___________ __, 1999, to the person in whose name each junior subordinated debenture is registered at the close of business on the 15th day of March, June, September or December (whether or not a business day) next preceding such interest payment date. It is anticipated that, until the liquidation, (if any), of the Trust, each junior subordinated debenture will be registered

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



in the name of the Trust and held by the property trustee in trust for you and us, as the holders of the common securities.

         The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the annual rate by four. If any date on which interest is payable to the junior subordinated debentures is not a business day, then payment of the interest payable on such date will be made on the next business day (without any interest or other payment in respect of any such delay), or, if the next business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

         Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount thereof (to the extent permitted by law) at the annual rate of ______ %, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the annual rate by four.

         The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and, if applicable, any additional sums we pay on the junior subordinated debentures following a Tax Event (as defined under "Description of Preferred Securities -- Redemption") that may be required so that distributions payable by the Trust will not be reduced by any additional taxes, duties or other governmental changes resulting from such Tax Event.

         The junior subordinated debentures will mature on _____________, 2029, subject to our right to shorten the maturity date at any time to any date not earlier than ___________, 2004, if we have received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. In the event we elect to shorten the maturity of the junior subordinated debentures, we will give notice to the registered holders of the junior subordinated debentures, the debenture trustee and the Trust at least 90 days before the new maturity date. The property trustee will give you notice of the shortening of the stated maturity of the junior subordinated debentures at least 30 but not more than 60 days before the new maturity date.

         The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all of our senior indebtedness, including the outstanding subordinated debentures. The junior subordinated debentures will not be subject to a sinking fund. The indenture does not limit our ability to incur or issue other secured or unsecured debt, including senior indebtedness, whether under the junior subordinated debentures or any existing or other indenture that we may enter into in the future or otherwise. See "-- Subordination."

Option to Extend Interest Payment Period

         So long as we are not in default, we may defer the payment of interest on the junior subordinated debentures at any time for one or more "extension periods." No extension period may exceed 20 consecutive quarters. No extension period may extend beyond the maturity date of the

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junior subordinated debentures. During any extension period we have the right to make partial payments of interest on any interest payment date. At the end of an extension period, we will pay all interest then accrued and unpaid, together with interest on that amount, compounded quarterly, at the annual rate of ______%. During an extension period, interest will continue to accrue and holders of junior subordinated debentures (or holders of preferred securities) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

         During any extension period, we may not:

         o make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally in all respects with or junior in interest to the junior subordinated debentures, or

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except that we may:

                    (a) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period;

                    (b) take any necessary action in connection with any reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of ours) or of any class or series of our indebtedness for any class or series of our capital stock;

                    (c) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

                    (d) declare a dividend in connection with any stockholders' rights plan, or issue rights, stock or other property under any stockholders' rights plan, or redeem or repurchase rights pursuant thereto; and

                    (e) declare a dividend in the form of stock warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

         Before the termination of any extension period, we may further defer the payment of interest, provided that no extension period may exceed 20 consecutive quarters or extend beyond the stated

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maturity of the junior  subordinated  debentures.  Upon the  termination  of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest will be due and payable during an extension period, except at its end. As long as the junior subordinated debentures are held by the Trust, we will give the property trustee notice of an extension period at least one business day prior to the earlier of
(1) the date a distribution on the preferred securities would have been payable but for our election to begin an extension period and (2) the date the property trustee is required to give you notice of the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The property trustee will give you notice of our election to begin a new extension period. There is no limitation on the number of times that we may elect to begin an extension period.

Redemption

         We have the right, after receipt of prior approval of the Federal Reserve, if approval is then required, to redeem the junior subordinated debentures prior to maturity at our option:

          o on or after _________________, 2004, in whole at any time or in part from time to time, or

          o in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined under "Description of Preferred Securities -- Redemption").

         In either case, the redemption price will equal 100% of the principal amount of the junior subordinated debentures to be redeemed, plus accrued and unpaid interest, to the date of redemption (including any additional interest on any additional sums we pay following a Tax Event as described below under "--Additional Sums"). The proceeds of any redemption will be used by the Trust to redeem a proportionate amount of the preferred securities.

Additional Sums

         We have covenanted in the indenture that, if and for so long as the Trust is the holder of all junior subordinated debentures and the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, we will pay as additional sums on the junior subordinated debentures such amounts as may be required so that the distributions payable by the Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Preferred Securities -- Redemption."

Registration, Denomination and Transfer

         The junior subordinated debentures will initially be registered in the name of the Trust. If the junior subordinated debentures are distributed to you in connection with the involuntary or voluntary dissolution or liquidation of the Trust, they will be issued in the form of one or more global certificates. In that event, we expect that the depositary arrangements for and payment on the junior

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subordinated  debentures will be substantially  identical to those in effect for the preferred securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form."

         If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days of receipt of notice from DTC to such effect, we will cause the junior subordinated debentures to be issued in definitive form to you. In that event, principal and interest will be payable, the transfer of the junior subordinated debentures will be registerable without service charge upon payment of any taxes and other governmental charges, and the junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the debenture trustee in New York, New York, or at the offices of any paying agent or transfer agent we appoint. We may also, at our option, make payment of interest by check mailed to the address of the persons entitled to payment under the junior subordinated debentures. A holder of $1 million or more in aggregate principal amount of junior subordinated debentures, however, may receive payments of interest (other than interest payable at the stated maturity) by wire transfer of immediately available funds upon written request to the debenture trustee not later than 15 calendar days prior to the date on which the interest is payable.

         In the event of any redemption, neither we, nor the debenture trustee, will be required to:

         o        issue,   register   the   transfer  of  or   exchange   junior
                  subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the junior subordinated debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

         o transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion of the debenture not to be redeemed.

         Any monies deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of (and premium, if any) or interest on any junior subordinated debenture and remaining unclaimed for two years after this principal (and premium, if any) or interest has become due and payable shall, at our request, be repaid to us and the holder of such junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Restrictions on Certain Payments; Certain Covenants of the Company

         We have covenanted that if at any time:

o we have actual knowledge of any event of default under the junior subordinated debentures that we have not taken reasonable steps to cure;

o we are in default with respect to our payment of any obligations under the guarantee, if the junior subordinated debentures are then held by the Trust, or


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o    we have given notice of our  election of an  extension  period and have not rescinded such notice, or the extension period, or any extension thereof, is continuing,

then we will not:

     o make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally in all respects with, or junior in interest to, the junior subordinated debentures; or

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, except that we may:

                    (a) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period or other event referred to below;

                  (b) take any necessary action in connection with any reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of any subsidiary of ours) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

                  (c) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

                  (d) declare a dividend in connection with any stockholders' rights plan, or issue rights, stock or other property under any stockholders' rights plan, or redeem or repurchase rights pursuant thereto; or

                  (e) declare a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

         We have covenanted in the indenture:

          o to continue to hold, directly or indirectly, 100% of the common securities, provided that certain successors may succeed to our ownership of the common securities;


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



          o as holder of the common securities, not to voluntarily terminate, windup or liquidate the Trust, other than:

               (a) in connection with a distribution of junior subordinated debentures to the holders of the preferred securities in liquidation of the Trust; or

               (b)  in  connection  with  certain  mergers,   consolidations  or
                    amalgamations permitted by the trust agreement; and

          o to use reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

         Modification of Indenture

         From time to time, we and the debenture trustee may, without the consent of any of the holders of the outstanding junior subordinated debentures, amend, waive or supplement the provisions of the indenture to:

          o    evidence our succession to another corporation or association and
               the  assumption  by  that   corporation  or  association  of  our
               obligations under the junior subordinated debentures;

          o    add  further  covenants,   restrictions  or  conditions  for  the
               protection of holders of the junior subordinated debentures;

          o cure ambiguities or correct the junior subordinated debentures in the case of defects or inconsistencies in the provisions thereof, so long as any cure or correction does not adversely affect the interest of the holders of the junior subordinated debentures in any material respect;

          o change the terms of the junior subordinated debentures to facilitate the issuance of the junior subordinated debentures in certificated or other definitive form;

          o evidence or provide for the appointment of a successor debenture trustee; or

          o qualify, or maintain the qualification of, the indenture under the Trust Indenture Act.

         We and the debenture trustee, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debentures, may modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, the consent of all holders of junior subordinated debenture is required to:

          o change the stated maturity of, or any installment of interest on, the junior subordinated debentures, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where,

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



               or the currency in which, any such amount is payable, or impair the right to institute suit for the enforcement of any payment on junior subordinated debentures; or

          o reduce the percentage of principal amount of junior subordinated debentures which would be required to consent to any modification of, or waiver of rights under, the indenture.

         Furthermore, so long as any of the preferred securities remain outstanding, no modification may be made that adversely affects you in any material respect, and no termination of the indenture may occur, and no waiver of any event of default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding preferred securities unless and until the principal of (and premium, if any, on) the junior subordinated debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

Debenture Events of Default

         Any one or more of the following described events with respect to the junior subordinated debentures that has occurred and is continuing is an "event of default" with respect to the junior subordinated debentures:

          o failure to pay any interest on the junior subordinated debentures when due and continuance of this default for a period of 30 days (subject to the deferral of any due date in the case of an extension period); or

          o failure to pay any principal of or premium, if any, on the junior subordinated debentures when due; or

          o failure to observe or perform certain other covenants contained in the indenture for 90 days after written notice of such failure to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding junior subordinated debentures; or

          o the occurrence of the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to us or all or substantially all of our property; or a court or other governmental agency shall enter a decree or order appointing a receiver or similar official and such decree or order shall remain unstayed and undischarged for a period of 60 days.

         As described in "Description of Preferred Securities -- Events of Default; Notice," the occurrence of an event of default in respect of the junior subordinated debentures will also constitute an event of default in respect of the preferred securities.

         The holders of at least a majority in aggregate principal amount of outstanding junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of

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not  less  than  25%  in  aggregate   principal  amount  of  outstanding  junior
subordinated debentures may declare the principal due and payable immediately upon a event of default, and, should the debenture trustee or such holders of junior subordinated debentures fail to make such declaration, the holders of at
least  25%  in  aggregate   liquidation  amount  of  the  outstanding  preferred
securities shall have such right. The holders of a majority in aggregate principal amount of outstanding junior subordinated debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of junior subordinated debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. Should the holders of junior subordinated debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the outstanding preferred securities shall have such right.

         The holders of at least a majority in aggregate principal amount of the outstanding junior subordinated debentures affected thereby may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless this default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium on, if any) due otherwise than by acceleration has been deposited with the debenture trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture affected by the default. See "-- Modification of Junior Subordinated Indenture." We are required to give an annual certificate to the debenture trustee declaring whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

         If an event of default occurs and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

Enforcement Rights by Holders of Preferred Securities

         If an event of default on the junior subordinated debentures has occurred and is continuing because of our failure to pay interest or principal on the junior subordinated debentures when due, you may institute a legal action against us for enforcement of payment to you of the principal of or interest on the junior subordinated debentures in an amount equal to the aggregate liquidation amount of the preferred securities you hold. We may not amend the indenture to remove your right to bring this direct legal action without your prior written consent. We will have the right under the indenture to set-off any payment we make to you in connection with such a legal action.

         You will not be able to exercise directly any remedies available to the holders of the junior subordinated debentures except as described in the preceding paragraph. See "Description of Preferred Securities -- Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

         We may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, and no entity may consolidate with or

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merge  into  us  or  convey,   transfer  or  lease  its  properties  and  assets
substantially as an entirety to us, unless:

          o the successor entity is organized under the laws of the United States or any state or the District of Columbia, and such successor entity expressly assumes our obligations in respect of the junior subordinated debentures; provided, however, that nothing in the indenture shall be deemed to restrict or prohibit, and no supplemental indenture shall be required in the case of the merger of a bank (as defined below) with and into a bank or us, the consolidation of banks into a bank or us, or the sale or other disposition of all or substantially all of the assets of any bank to another bank or us, if, in any such case in which we are not the surviving, resulting or acquiring entity, we would own, directly or indirectly, at least 80% of the voting securities of the bank (and of any other bank any voting securities of which are owned, directly indirectly, by such bank) surviving such merger, resulting from such consolidation or acquiring such assets;

          o immediately after giving effect thereto, no event of default with respect to the junior subordinated debentures, and no event which, after notice or lapse of time or both, would constitute an event of default with respect to the junior subordinated debentures, has occurred and is continuing; and

          o certain other conditions as prescribed in the indenture are satisfied.

         For purposes of the first bullet point above, the term "bank" means each of:

          o any banking subsidiary of ours the consolidated assets of which constitute 20% or more of our consolidated assets and our consolidated subsidiaries;

          o any other banking subsidiary designated as a bank pursuant to a board resolution and set forth in an officers' certificate delivered to the trustee; and

          o any subsidiary of ours that owns, directly or indirectly, any voting securities, or options, warrants or rights to subscribe for or purchase voting securities, of any bank under the first and second bullet points above and in the case of all three bullet points their respective successors (whether by consolidation, merger, conversion, transfer of substantially all their assets and business or otherwise) so long as any such successor is a banking subsidiary (in the case of the first and second bullet point) or a subsidiary (in the case of the third bullet point) of ours.

         The provisions of the indenture do not give holders of the junior subordinated debentures protection if we are involved in a highly leveraged or other transaction that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

         The indenture will cease to be of further effect and we will deemed to have satisfied and discharged the indenture when:

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          o    all junior  subordinated  debentures not previously  delivered to the debenture trustee for cancellation (1) have become due and payable, or (2) will become due and payable at the stated maturity within one year;

          o we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity or redemption date; and

          o we have paid all other sums payable by us under the indenture and we have delivered applicable certificates and opinions affirming our compliance with all of our obligations.

Subordination

         The junior subordinated debentures will be subordinate and junior in right of payment, to the extent set forth in the indenture, to all of our senior indebtedness (as defined below). We may not make payment of principal, including redemption payments, or interest on the junior subordinated debentures if:

          o any amount due on our senior indebtedness is not paid when due and the default has not been cured or waived; or

          o    the  maturity  of  any  of  our  senior   indebtedness  has  been
               accelerated because of a default and the acceleration has not been rescinded.

         As used herein, "senior indebtedness" means, whether recourse is to all or a portion of our assets and whether or not contingent:

          o    every obligation of ours for money borrowed;

          o every obligation of ours evidenced by bonds, debentures, notes or other similar instrument, including obligations incurred in connection with the acquisition of property, assets or businesses;

          o every reimbursement obligation of ours with respect to letters of credit, bankers' acceptance or similar facilities issued for our account;

          o every obligation of ours issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

          o    every capital lease obligation of ours;


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          o    every obligation of ours for claims (as defined in Section 101(4)
               of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest foreign exchange rate contracts, commodity contracts and similar arrangements; and

          o every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, we have guaranteed or are responsible or liable, directly or indirectly, as obligor or otherwise.

         However, senior indebtedness shall not include any of the following:

          o any obligations which, by their terms, are expressly stated to rank equally in right of payment with, to not be superior in right of payment to, the junior subordinated debentures;

          o any of our senior indebtedness which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to us;

          o    any indebtedness of ours to any of our subsidiaries;

          o    indebtedness to executive officers or directors, or

          o any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with us that is a financing entity of ours in connection with the issuance by such financing entity of securities that are similar to the preferred securities.

         As of June 30, 1999, the senior indebtedness was approximately $151.7 million, excluding $190 million of deposits. All senior indebtedness (including any interest thereon accruing after the commencement of any such proceedings) must first be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on the junior subordinated debentures in the event of:

          o certain events of bankruptcy, dissolution or liquidation of us or another holder of the common securities;

          o any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankrupt proceedings;

          o    any assignment by us for the benefit of creditors; or

          o    any other marshaling of our assets.

         In that event, any payment or distribution on account of the junior subordinated debentures, whether in cash, securities or other property, that would otherwise (but for the subordination

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provisions)  be payable  or  deliverable  in respect of the junior  subordinated debentures will be paid directly to the holders of senior indebtedness in accordance with the priorities then existing until all senior indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

         In the event of any proceeding described above, after payment in full of all sums owed on our senior indebtedness, the holders of junior subordinated debentures, together with the holders of our obligations that rank equal with the junior subordinated debentures, will be entitled to be paid from our remaining assets. This payment will be made before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations ranking junior to the junior subordinated debentures and such other obligations. If payment or distribution on account of the junior subordinated debentures of any character or security, whether in cash, securities or other property, is received by any holder of any junior subordinated debentures in contravention of the procedures described above, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of our senior indebtedness to the extent necessary to pay all such senior indebtedness in full.

         The subordination of the junior subordinated debentures will not prevent the occurrence of any event of default on the junior subordinated debentures.

         The indenture places no limitation on the amount of additional senior indebtedness that we may incur. We expect from time to time to incur additional senior indebtedness.

Information Concerning the Debenture Trustee

         The debenture trustee, outside of the occurrence and continuation of a default in the performance of our obligations under the junior subordinated debentures, is under no obligation to exercise any of the powers vested in it at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that it might incur. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

         Bankers Trust Company, the debenture trustee, may serve from time to time as trustee under other indentures or trust agreements with us or our subsidiaries relating to other issues of our securities. In addition, we as well as certain of our affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

Governing Law

         The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.



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                            DESCRIPTION OF GUARANTEE

         We will execute and deliver the guarantee in connection with the issuance of preferred securities by the Trust for your benefit. Bankers Trust Company will act as guarantee trustee under the guarantee. The following summary of certain provisions of the guarantee is not complete. You should read the form of the guarantee, which is filed as an exhibit to the registration statement of which this prospectus is a part. A copy of the form of guarantee is available upon request from the guarantee trustee.

General

         We will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in the guarantee, the guarantee payments, as described below, to you, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid by or on behalf of the Trust, will be subject to the guarantee:

         o any accrued and unpaid distributions required to be paid on such preferred securities, to the extent that the Trust has funds on hand available therefor at such time;

         o the redemption price with respect to any preferred securities called for redemption, to the extent that the Trust has funds on hand available for its payment at such time; and

         o upon a voluntary or involuntary dissolution, termination, winding up or liquidation of the Trust (unless the junior subordinated debentures are distributed to you), the lessor of:

                  (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the Trust has funds on hand available for their payment; and

                  (b) the amount of assets of the Trust remaining available for distribution to you on liquidation of the Trust.

         Our obligation to make a guarantee payment may be satisfied by our direct payment to you or by causing the Trust to pay these amounts to you.

         The guarantee will be an irrevocable guarantee of payment on a subordinated basis of the Trust's obligations under the preferred securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection.

         If we do not make payments on the junior subordinated debentures held by the Trust, the Trust will not be able to pay any amounts payable in respect of the preferred securities and will not have funds legally available for these payments. The guarantee will rank subordinate and junior in right of payment to all of our senior indebtedness. See " -- Status of the Guarantee." The guarantee does not

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limit our ability to incur or issue other secured or unsecured  debt,  including senior indebtedness, whether under the indenture or any other indenture that we may enter into in the future or otherwise.

Status of the Guarantee

         The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior indebtedness in the same manner as the junior subordinated debentures.

         The guarantee will constitute a guarantee of payment and not of collection. This means that the guarantee trustee may institute a legal proceeding directly against us as the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or distribution of the junior subordinated debentures to the holders of the preferred securities.

Amendments and Assignment

         Except for changes which do not materially adversely affect your rights (in which case no consent will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. The manner of obtaining any such approval is set forth under "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to your benefit.

Events of Default

         An event of default under the guarantee will occur if we fail to perform any of our payment or other obligations under the guarantee, or to perform any non-payment obligation if such non-payment default remains unremedied for 30 days. The holders of not less than a majority in aggregate liquidation amount of the outstanding preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

         You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

         We are required, as guarantor, to give an annual certificate to the guarantee trustee declaring whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.



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Information Concerning the Guarantee Trustee

         The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee and, after the occurrence of an event of default with respect to the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it at your request, unless it is offered reasonable indemnity by such holder against the costs, expenses and liabilities that it might incur. For information concerning our relationship with Bankers Trust Company, as guarantee trustee, see "Description of Junior Subordinated Debentures -- Information Concerning the Debenture Trustee.

Termination of the Guarantee

         The guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the preferred securities, upon full payment of the amounts payable with respect to the preferred securities upon liquidation of the Trust, or upon distribution of junior subordinated debentures to you and the other holders of the preferred securities in exchange for all of the preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time you must restore payment of any sums paid to you under the preferred securities or the guarantee.

Governing Law

         The guarantee will be governed by and construed in accordance with the laws of the State of New York.

             RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES, AND THE GUARANTEE

Full and Unconditional Guarantee

         We have irrevocably guaranteed, on a subordinate basis all of the Trust's obligations under the preferred securities to the extent set forth under "Description of Guarantee." Taken together, our obligations under the junior subordinated debentures, the indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. Only the combined operation of these documents has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations in respect of the preferred securities.

         If and to the extent that we do not make payments on the junior subordinated debentures, the Trust will not have sufficient funds to pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of amounts payable with respect to the preferred securities when the Trust does not have sufficient funds to pay such amounts. In that event, your remedy is to institute a legal proceeding directly against us for enforcement of our payment obligations

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under the junior subordinated  debentures having a principal amount equal to the liquidation amount of the preferred securities you hold. See "Description of Junior Subordinated Debenture -- Enforcement Rights by Holders of Preferred Securities."

         Our obligations under the junior subordinated debentures and the guarantee are subordinate and junior in right of payment to all senior indebtedness.

Sufficiency of Payments

         As long as we make the payments on the junior subordinated debentures when they are due, the Trust should have funds sufficient to cover distributions and other payments distributable on the preferred securities, primarily because:

          o the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and common securities;

          o the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate, distribution dates and other payment dates for the preferred securities;

          o we will pay any and all costs, expenses and liabilities of the Trust except the Trust's obligations to you and the holders of the common securities; and

          o the trust agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

         Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have previously made, or are concurrently on the date of such payment making, a payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

         You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity. See "Description of Guarantee."

         A default or event of default under any of our senior indebtedness would not constitute a default or event of default in respect of the preferred securities. However, in the event of payment defaults under, or acceleration of our senior indebtedness, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until such senior indebtedness has been paid in full or any payment default on senior indebtedness has been cured or waived. See "Description of Junior Subordinated Debentures -- Subordination."


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Limited Purpose of Trust

         The preferred securities represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing the preferred securities and common securities and investing the proceeds from their issuance in the junior subordinated debentures. A principal difference between your rights as a holder of preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us payments on junior subordinated debentures held, while you are entitled to receive distributions or other amounts distributable with respect to the preferred securities from the Trust (or from us under the Guarantee) only if and to the extent the Trust has funds available for the payment of such distributions.

Rights Upon Dissolution

         Upon any voluntary or involuntary dissolution of the Trust, other than any such dissolution involving the distribution of the junior subordinated debentures, after satisfaction of liabilities to creditors of the Trust as required by applicable law, you will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution." If we are voluntarily or involuntarily liquidated or declare bankruptcy, the Trust, as registered holder of the junior subordinated debentures, will be our subordinated creditor, subordinated and junior in right of payment to all our senior indebtedness as set forth in the indenture, but entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed under the indenture to pay all costs, expenses and liabilities of the Trust (other than the Trust's obligations to you and the holders of the common securities), your position as a holder of the preferred securities and the position of a holder of such junior subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

         The preferred securities and payments on the preferred securities generally are subject to taxation. Therefore, you should consider the tax consequences of owning and receiving payments on the preferred securities as they specifically relate to you before acquiring them.

         We have engaged Malizia Spidi & Fisch, PC, Washington, D.C., as special tax counsel ("Tax Counsel") to review the following discussion. In the opinion of Tax Counsel, the following discussion summarizes the principal aspects of the U.S. federal income tax treatment of beneficial owners ("Owners") of preferred securities.

         The following discussion is general and may not apply to your particular circumstances for any of the following (or other) reasons:

          o This summary is based on federal tax laws in effect as of the date of this prospectus which are all subject to change at any time. Changes to any of these laws may be

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               applied  retroactively  which may cause the tax  consequences  to become substantially different from the consequences described below.

          o This summary discusses only preferred securities you acquire at original issuance at the original offering price and hold as capital assets (within the meaning of federal tax law). It does not discuss all of the tax consequences that may be relevant to Owners who are subject to special rules, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt organizations and certain other financial institutions. This discussion also does not discuss tax consequences that may be relevant to an Owner in light of the Owner's particular circumstances, such as an Owner holding a preferred security as a position in a straddle, hedging, conversion or other integrated investment.

          o    This summary does not address:

               (a)  The income tax consequences to stockholders in, partners of, or beneficiaries of, a holder of preferred securities;
               (b)  the United States  alternative  minimum tax  consequences of purchasing, owning and disposing of preferred securities; or
               (c) any state, local or foreign tax consequences of purchasing, owning, holding or disposing of preferred securities.

         The authorities on which this summary is based are subject to various interpretations, and the opinions of Tax Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transaction described herein. Accordingly, we cannot assure you that the IRS will not challenge the opinion expressed herein or that a court would not rule in favor of the IRS.

         You must consult your own tax advisors regarding the tax consequences of purchasing, owning, holding, or disposing of the preferred securities because the following discussion may not apply to you.

U.S. Holders

         In General. For purposes of the following discussion, a "U.S. Holder" means:

          o    a citizen or individual resident of the United States;

          o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

          o an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or


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         o        a  trust  if a  court  within  the  United  States  is able to exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust.

         Characterization of the Trust. Under current law and assuming compliance with the terms of the trust agreement, the Trust will be characterized for United States federal income tax purposes as a grantor trust. Accordingly, for United States federal income tax purposes, if you, as a U.S. Holder, purchase a preferred security you will be considered the owner of an undivided interest in the junior subordinated debentures owned by the Trust, and you will be required to include all income or gain recognized for United States federal income tax purposes with respect to your share of the junior subordinated debentures on your income tax return.

         Characterization of the Junior Subordinated Debentures. We intend to take the position that, under current law, the junior subordinated debentures are our debt for United States federal income tax purposes. We, along with the Trust and you (by acceptance of a beneficial interest in a preferred security) agree to treat the junior subordinated debentures as debt of First Star Bancorp and the preferred securities as evidence of a beneficial ownership interest in the Trust. We cannot assure you, however, that our position will not be challenged by the IRS or, if challenged, that a challenge will not be successful. Tax Counsel has not given us an opinion as to whether the junior subordinated debentures will be classified as our debt for U.S. federal income tax purposes. The remainder of this discussion assumes that the junior subordinated debentures will be classified as our debt for United States federal income tax purposes.

         Interest Income and Original Issue Discount. Under the terms of the junior subordinated debentures, we have the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity of the junior subordinated debentures. Treasury Regulations provide that debt instruments like the junior subordinated debentures will not be considered issued with original issue discount ("OID") even if their issuer can defer payments of interest if the likelihood of any deferral is "remote."

         We have concluded, and this discussion assumes, that, as of the date of this prospectus, the likelihood of our deferring payments of interest is "remote" within the meaning of the applicable Treasury regulations. Our conclusion is based in part on the fact that exercising that option would prevent us from declaring dividends on our preferred and common stock and would prevent us from making any payments with respect to debt securities that rank equally with or junior to the junior subordinated debentures. Therefore, the junior subordinated debentures should not be treated as issued with OID by reason of our deferral option. Rather, you will be taxed on stated interest on the junior subordinated debentures when it is paid or accrued in accordance with your method of accounting for income tax purposes. You should note, however, that no published rulings or any other published authorities of the IRS have addressed this issue and that Tax Counsel has not given us an opinion as to whether the junior subordinated debentures will be treated as issued with OID. Accordingly, it is possible that the IRS could take a position contrary to our interpretation described herein.

         If we exercise our option to defer payments of interest, the junior subordinated debentures would be treated as redeemed and reissued for OID purposes. The sum of the remaining interest

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payments (and any insignificant OID) on the junior subordinated debentures would thereafter be treated as OID. The OID would accrue, and be includible in your taxable income, on an economic accrual basis (regardless of your method of accounting for income tax purposes) over the remaining term of the junior subordinated debentures (including any period of interest deferral), without regard to the timing of payments under the junior subordinated debentures. Subsequent distributions of interest on the junior subordinated debentures generally would not be taxable. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the junior
subordinated   debentures   in  that  period  at  the  stated   interest   rate.
Consequently, during any period of interest deferral, you will include OID in gross income in advance of the receipt of cash, and if you dispose of a preferred security prior to the record date for payment of distributions on the junior subordinated debentures following that period, you will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but you will not receive cash from the Trust with respect to the OID.

         Characterization of Income. Because the income underlying the preferred securities will not be characterized as dividends for income tax purposes, if you are a corporate holder of the preferred securities you will not be entitled to a dividends-received deduction for any income you recognize with respect to the preferred securities.

         Market Discount and Bond Premium. Under certain circumstances, you may be considered to have acquired your undivided interests in the junior subordinated debentures with market discount or bond premium (as each phrase is defined for United States federal income tax purposes).

         Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust. Under certain circumstances described above (See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution"), the Trust may distribute the junior subordinated debentures to you in exchange for your preferred securities and in liquidation of the Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and you would have an aggregate adjusted basis in the junior subordinated debentures you receive for United States federal income tax purposes equal to your aggregate adjusted basis in your preferred securities. For United States federal income tax purposes, your holding period in the junior subordinated debentures you receive in such a liquidation of the Trust would include the period during which you held the preferred securities. If, however, the relevant event is a Tax Event that results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to you for United States federal income tax purposes.

         Under certain circumstances described herein (see "Description of the Preferred Securities"), we may redeem junior subordinated debentures for cash and distribute the proceeds of such redemption to you in redemption of your preferred securities. Such a redemption would be taxable for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the preferred securities for cash. See "-- Sales of Preferred Securities" below.

         Sales of Preferred Securities. If you sell preferred securities, you will generally recognize gain or loss equal to the difference between your adjusted basis in the preferred securities and the amount realized on the sale of such preferred securities. Your adjusted basis in the preferred securities generally will be the initial purchase price, increased by OID previously included (or currently

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includible)  in your gross income to the date of  disposition,  and decreased by payments received on the preferred securities (other than any interest received with respect to the period prior to the effective date we first exercise our option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the preferred securities as a capital asset for more than one year prior to the date of disposition.

         If you dispose of your preferred securities between record dates for payments of distributions thereon, you will be required to include accrued but unpaid interest (or OID) on the junior subordinated debentures through the date of disposition in your taxable income for United States federal income tax purposes (notwithstanding that you may receive a separate payment from the purchaser with respect to accrued interest). You may deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the preferred securities (or as to OID only, to add such amount to your adjusted tax basis in the preferred securities). To the extent the selling price is less than your adjusted tax basis (which will include accrued but unpaid OID if any), you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Pending Tax Litigation Affecting the Preferred Securities

         In 1998, a taxpayer filed a petition in the United States Tax Court contesting the IRS's disallowance of interest deductions that taxpayer claimed in respect of securities issued in 1993 and 1994 that are, in some respects, similar to the preferred securities. (Enron Corp. v. Commissioner, Docket No. 6149-98, filed April 1, 1998). An adverse decision by the Tax Court concerning the deductibility of such interest may cause a Tax Event. Such a Tax Event would give us the right to redeem the junior subordinated debentures. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

Non-U.S. Holders

         The following discussion applies to you if you are not a U.S. Holder as described above.

         Payments to you, as a non-U.S. Holder, on a preferred security will generally not be subject to withholding of income tax, provided that:

          o you did not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

          o you are not a controlled foreign corporation that is related to us through stock ownership; and

          o either (a) you certify to the Trust or its agent under penalties of perjury, that you are not a U.S. Holder and provide your name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the preferred security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that it requires and has received such a statement from you or another financial institution between it and you in the chain of ownership, and furnishes the Trust or its agent with a copy of the statement.

         As discussed above, it is possible that changes in the law affecting the federal income tax consequences of the junior subordinated debentures could adversely affect our ability to deduct interest payable on the junior subordinated debentures. Changes in the law could also cause the junior subordinated debentures to be classified as our equity (rather than our debt) for United States federal income tax purposes. This might cause the income derived from the junior subordinated debentures to be characterized as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to you if you are not a U.S. Holder, rather than as interest which, as discussed above, generally is exempt from income tax in the hands of a person who is not a U.S. Holder. However, according to new Treasury Regulations that become effective January 1, 2001, the 30% income tax withholding may not be required if certain requirements are met.

         A non-U.S. Holder will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a preferred security.

         If you hold the preferred securities in connection with the active conduct of a United States trade or business, you will generally be subject to income tax on all income and gains recognized with respect to your proportionate share of the junior subordinated debentures.

Information Reporting

         In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the preferred securities held by a noncorporate U.S. Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the preferred securities to or through the United States office of a broker are subject to information reporting unless you certify as to your non-U.S. Holder status or otherwise establish an exemption from information reporting and backup withholding. See "--Backup Withholding." Taxable income on the preferred securities for a calendar year should be reported to U.S. Holders on the appropriate forms by the following January 31st.

Backup Withholding

         Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax of 31% unless you comply with certain identification or exemption requirements. Any amounts withheld will generally be allowed as a credit against your income tax liability, or refunded, provided the required information is provided to the IRS.

         The preceding discussion is only a summary and does not address the consequences to particular person of the purchase, ownership and disposition of the preferred securities. You must contact your own tax advisor to determine your particular tax consequences.

                              ERISA CONSIDERATIONS

         We and certain of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" within the meaning of
Section 4975 of the Code with respect to many employee benefit plans that are subject to ERISA and individual retirement accounts ("IRAs"). The purchase of the preferred securities by an employee benefit plan or IRA that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions under Section 4975(e)(1) of the Code and with respect to which we, or any affiliate of ours is a service provider (or otherwise is a party in interest or a disqualified person), may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan, fiduciary or IRA holder, proposing to acquire any preferred securities for such a plan or IRA should consult with legal counsel.

                                  UNDERWRITING

         Subject to the terms and conditions stated in the underwriting agreement dated ____________, 1999 among us, the Trust, and Hopper Soliday, a division of Tucker Anthony Incorporated, as the representative of the underwriters named below, the underwriters have agreed to purchase, and the Trust has agreed to sell to the underwriters, the following respective aggregate liquidation amount of the preferred securities at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If one underwriter is not able to sell all of the preferred securities that it has agreed to buy from us, no other underwriter is responsible for those unsold preferred securities.


Underwriter:                                        Liquidation Amount of
                                                    Preferred Securities:
Hopper Soliday, A Division of Tucker Anthony
Incorporated......................................      $
                                                         ----------
         Total                                          $12,000,000

         The underwriting agreement provides that the obligations of the underwriters to purchase the preferred securities that are being offered are subject to approval of legal matters by counsel and to other conditions.

         Hopper Soliday proposes to offer some of the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus and some of the preferred securities to certain dealers at the public offering price less a concession not in excess of $____ per preferred security. Hopper Soliday may allow, and the dealers may reallow, a concession not in excess of $____ per preferred security on sales to other dealers. After the public offering, the offering price and other selling terms may be changed by Hopper Soliday. We have also agreed to pay a financial advisory fee of $25,000 to Hopper Soliday.

         We have granted to Hopper Soliday an option, exercisable for up to 30 days after the date of the underwriting agreement, to purchase up to an additional $1,800,000 aggregate liquidation amount of the preferred securities at the public offering price set forth on the cover page less underwriting discounts and commissions. To the extent that Hopper Soliday exercises this option, we will be obligated to sell that aggregate liquidation amount of preferred securities to Hopper Soliday. Hopper Soliday may exercise this option only to cover over-allotments made in connection with this offering. If purchased, Hopper Soliday will offer the additional preferred securities on the same terms as those on which the $12,000,000 aggregate liquidation amount of the preferred securities is being offered.

         In connection with the offering the underwriters may purchase and sell shares of the preferred securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of the preferred securities in excess of the aggregate liquidation amount of preferred securities to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transaction involve purchases of the preferred securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of bids or purchases of the preferred securities made for the purpose of preventing or retarding a decline in the market price of the preferred securities while the offering is in progress.

         The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the preferred securities originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. The imposition of a penalty bid may have an effective on the price of the preferred securities to the extent that it may discourage resales of the preferred securities.

         Any of these transactions may cause the price of the preferred securities to be higher than it would otherwise be in the absence of the transactions. These transactions, if commenced, may be discontinued at any time without notice.

         In view of the fact that the proceeds from the sale of the preferred securities will be used to purchase our junior subordinated debentures, the underwriting agreement provides that we will pay as compensation to the underwriters for arranging the investment of such proceeds an amount of $_____ per preferred security (or $_____ in the aggregate, $_______ if the over-allotment option is exercised in full).

         Because the National Association of Securities Dealers, Inc. is expected to view the preferred securities as interests in a direct participation program, this offering is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

         The preferred securities are a new issue of securities with no established trading market. We have applied to have the preferred securities approved for quotation on the Nasdaq National Market. Hopper Soliday has advised the Trust and us that it intends to make a market in the preferred securities. However, it is not obligated to do so and such market making may be interrupted or discontinued at any time without notice at its sole discretion. See "Market for the Preferred Securities."

         We have agreed to indemnify Hopper Soliday against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         Hopper Soliday may in the future perform various services for us, including investment banking services, for which it may receive customary fees.

                              LEGAL AND TAX MATTERS

         The validity of the Guarantee and the Junior Subordinated Debentures and certain tax matters will passed upon by Malizia Spidi & Fisch, PC, Washington, D.C., counsel to First Star Bancorp. Certain legal matters for Hopper Soliday, a division of Tucker Anthony Incorporated, will be passed upon by Stevens & Lee, PC, Reading, Pennsylvania. Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to First Star Bancorp and the Trust. Malizia Spidi & Fisch, PC and Stevens & Lee, PC will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger.

                                     EXPERTS

         The consolidated financial statements of First Star Bancorp, Inc. and subsidiaries as of June 30, 1999 and 1998 and for each of the two years in the period ended June 30, 1999, appearing in this prospectus have been audited by Beard & Company, Inc., independent auditors, as set forth in their report thereon which appears elsewhere, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        ^CHANGE IN INDEPENDENT AUDITORS

         On March 23, 1999, our Board of Directors unanimously determined that it would discontinue the engagement of Deloitte & Touche, LLP as our independent auditors and determined that we would engage Beard & Company, Inc., Certified Public Accountants, Allentown, Pennsylvania, as our auditors for the fiscal year ending June 30, 1999. Beard & Company, Inc. was also engaged to audit our financial statements for the fiscal year ended June 30, 1998.

         ^For the fiscal years ended June 30, 1998 and 1997 through March 23, 1999, there were no disagreements ^or reportable events with Deloitte & Touche, LLP as to any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The report of Deloitte & Touche, LLP on the financial statements for the fiscal ^years ended June 30, 1998 ^and 1997, the last ^two fiscal ^years audited by Deloitte & Touche, LLP did not contain an adverse opinion or disclaimer and was not modified as to uncertainty, audit scope or accounting principles. ^By letter dated September 27, 1999, we were advised by Deloitte & Touche, LLP that they had withdrawn their report on our 1998 financial statements.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the preferred securities offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The address for this Web site is "http://www.sec.gov". The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         A copy of the articles and bylaws of each of First Star Bancorp and First Star Savings may be obtained promptly and without charge from First Star Savings by contacting Ruth Doncsecz, Secretary, First Star Bancorp, Inc., 418 West Broad Street, Bethlehem, Pennsylvania 18018 at (610) 691-2333.

                            First Star Bancorp, Inc.

                   Index to Consolidated Financial Statements

                                                                              Page
                                                                              ----

Independent Auditor's Report.................................................   F-1

Consolidated Balance Sheets as of June 30, 1999 and 1998.....................   F-2

Consolidated Statements of Income for the Years Ended June 30, 1999 and 1998    F-3

Consolidated Statements of Stockholders' Equity for the Years
            Ended June 30, 1999 and 1998 ....................................   F-4

Consolidated Statements of Cash Flows for the Years Ended June 30, 1999
         and 1998 ...........................................................   F-5

Notes to Consolidated Financial Statements...................................   F-7


         All schedules are omitted because the required information is either not applicable or is included in the consolidated financial statements or related notes.

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Trustees
First Star Bancorp, Inc.
Bethlehem, Pennsylvania


              We have audited the accompanying consolidated balance sheets of First Star Bancorp, Inc. and its subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Star Bancorp, Inc. and its subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




                                                  /s/BEARD & COMPANY, INC.




Allentown, Pennsylvania
August 4, 1999

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------------------------------------
June 30,                                                                                       1999              1998
----------------------------------------------------------------------------------------------------------------------------
                                                                                         (In Thousands, Except Share Data)
              ASSETS

Cash and due from banks                                                                  $          1,352  $         1,222
Interest-bearing demand deposits                                                                    1,726              858
                                                                                        ------------------------------------
              Cash and cash equivalents                                                             3,078            2,080
Securities available for sale                                                                     160,438          123,759
Loans receivable, net of allowance for loan losses
     1999 $ 1,772; 1998 $ 1,489                                                                   184,264          176,386
Bank premises and equipment, net                                                                      599              687
Foreclosed real estate                                                                                969            1,129
Accrued interest receivable                                                                         2,567            2,404
Federal Home Loan Bank stock, at cost                                                               7,935            7,378
Deferred income taxes                                                                               1,625               23
Cash surrender value of life insurance                                                              1,710            1,583
Prepaid expenses and other assets                                                                     521              373
                                                                                        ------------------------------------

              Total assets                                                               $        363,706  $       315,802
                                                                                        ====================================

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Deposits                                                                            $        190,148  $       145,096
     Advances from Federal Home Loan Bank                                                         146,180          144,485
     Convertible subordinated debentures                                                            5,480            5,480
     Other borrowed funds                                                                             594              647
     Advances by borrowers for taxes and insurance                                                  3,418            3,168
     Accrued interest payable                                                                         801              785
     Accrued expenses and other liabilities                                                         1,609            1,028
                                                                                        ------------------------------------

              Total liabilities                                                                   348,230          300,689
                                                                                        ------------------------------------

Stockholders' equity:
     Convertible preferred stock, no par value; authorized 2,500,000
         shares; issued and outstanding 43,592 shares                                                   -                -
     Common stock, par value $ 1 per share; authorized 10,000,000 shares; issued and outstanding 1999 375,404 shares; 1998
         372,084 shares                                                                               375              372
     Surplus                                                                                        8,465            8,451
     Retained earnings                                                                              8,300            5,777
     Employee Stock Ownership Plan debt                                                              (200)            (300)
     Accumulated other comprehensive income (loss)                                                 (1,464)             813
                                                                                        ------------------------------------

              Total stockholders' equity                                                           15,476           15,113
                                                                                        ------------------------------------

              Total liabilities and stockholders' equity                                 $        363,706  $       315,802
                                                                                        ====================================


See Notes to Consolidated Financial Statements.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

----------------------------------------------------------------------------------------------------------------------------
Years Ended June 30,                                                                            1999             1998
----------------------------------------------------------------------------------------------------------------------------
                                                                                      (In Thousands, Except Per Share Data)
Interest income:
     Loans receivable, including fees                                                    $         14,358  $        13,234
     Securities                                                                                    10,535            7,881
     Other                                                                                            171              125
                                                                                        ------------------------------------

              Total interest income                                                                25,064           21,240
                                                                                        ------------------------------------

Interest expense:
     Deposits                                                                                       8,442            6,638
     Short-term borrowings                                                                             46               37
     Long-term borrowings                                                                           8,892            7,935
                                                                                        ------------------------------------

              Total interest expense                                                               17,380           14,610
                                                                                        ------------------------------------

              Net interest income                                                                   7,684            6,630

Provision for loan losses                                                                             423              385
                                                                                        ------------------------------------

              Net interest income after provision for loan losses                                   7,261            6,245
                                                                                        ------------------------------------

Other income:
     Service fees                                                                                     316              285
     Realized gain on sale of:
         Securities                                                                                   156            1,151
         Foreclosed real estate                                                                        77              101
     Other                                                                                            247              223
                                                                                        ------------------------------------

              Total other income                                                                      796            1,760
                                                                                        ------------------------------------

Other expenses:
     Salaries and employee benefits                                                                 2,202            1,865
     Occupancy and equipment                                                                          424              470
     Federal deposit insurance premium                                                                 89               78
     Data processing costs                                                                            173              144
     Professional fees                                                                                204              216
     Terminated merger costs                                                                          111                -
     Advertising                                                                                      103              121
     Other                                                                                            668              688
                                                                                        ------------------------------------

              Total other expenses                                                                  3,974            3,582
                                                                                        ------------------------------------

              Income before income taxes                                                            4,083            4,423

Income taxes                                                                                        1,517            1,607
                                                                                        ------------------------------------

              Net income                                                                            2,566            2,816

Dividends on preferred stock                                                                          (43)             (45)
                                                                                        ------------------------------------

              Net income applicable to common stockholders                               $          2,523  $         2,771
                                                                                        ====================================

Basic earnings per share                                                                 $          6.90   $         7.68
                                                                                        ====================================

Diluted earnings per share                                                               $          3.76   $         4.15
                                                                                        ====================================

See Notes to Consolidated Financial Statements.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
Years Ended June 30, 1999 and 1998 (In Thousands)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                           Employee      Accumulated
                                                                                             Stock          Other
                                   Preferred      Common                     Retained      Ownership    Comprehensive
                                     Stock         Stock       Surplus       Earnings      Plan Debt    Income (Loss)      Total
                                ----------------------------------------------------------------------------------------------------

Balance, July 1, 1997            $          -  $        258  $     3,061   $     8,541   $       (400)  $        555   $    12,015
                                                                                                                       -------------
    Comprehensive income:
       Net income                           -             -            -         2,816              -              -         2,816
       Change in net unrealized
          gains (losses) on
          securities available
          for sale                          -             -            -             -              -            258           258
                                                                                                                       -------------

          Total comprehensive
              income                                                                                                         3,074
                                                                                                                       -------------

    Stock dividends                         -           114        5,390        (5,504)             -              -             -
    Repayment of ESOP debt                  -             -            -             -            100              -           100
    Cash dividends paid:
       Preferred stock                      -             -            -           (45)             -              -           (45)
       Common stock                         -             -            -           (31)             -              -           (31)
                                ----------------------------------------------------------------------------------------------------

Balance, June 30, 1998                      -           372        8,451         5,777           (300)           813        15,113
                                                                                                                       -------------
    Comprehensive income:
       Net income                           -             -            -         2,566              -              -         2,566
       Change in net unrealized
          gains (losses) on
          securities available
          for sale                          -             -            -             -              -         (2,277)       (2,277)
                                                                                                                       -------------

          Total comprehensive
              income                                                                                                           289
                                                                                                                       -------------

    Exercise of stock options               -             3           14             -              -              -            17
    Repayment of ESOP debt                  -             -            -             -            100              -           100
    Cash dividends paid on
       preferred stock                      -             -            -           (43)             -              -           (43)
                                ----------------------------------------------------------------------------------------------------

Balance, June 30, 1999           $          -  $        375  $     8,465   $     8,300   $       (200)  $     (1,464)  $    15,476
                                ====================================================================================================

See Notes to Consolidated Financial Statements.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------------
Years Ended June 30,                                                                             1999            1998
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                              $      2,566   $       2,816
     Adjustments to reconcile net income to net cash
         provided by operating activities:
         Provision for loan losses                                                                    423             385
         Provision for depreciation and amortization                                                  130             110
         Net gain on foreclosed real estate                                                           (77)           (101)
         Net realized gains on sales of securities                                                   (156)         (1,151)
         Net accretion of securities premiums and discounts                                          (865)           (696)
         Deferred income taxes                                                                       (189)             35
         Change in assets and liabilities:
              (Increase) decrease in:
                  Accrued interest receivable                                                        (163)            272
                  Prepaid expenses and other assets                                                  (148)           (122)
              Increase in:
                  Accrued expenses and other liabilities                                              581              68
                  Accrued interest payable                                                             16             125
                                                                                            --------------------------------

              Net cash provided by operating activities                                             2,118           1,741
                                                                                            --------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of securities available for sale                                                    (84,872)        (84,680)
     Proceeds from sale of securities available for sale                                           12,034          37,271
     Proceeds from maturities of and principal repayments on
         securities available for sale                                                             37,518          36,204
     Net increase in Federal Home Loan Bank stock                                                    (557)           (408)
     Proceeds from the sale of foreclosed real estate                                                 942           1,236
     Net (increase) in loans                                                                      (13,034)        (34,758)
     Purchases of bank premises and equipment                                                         (42)            (69)
     (Increase) decrease in cash surrender value of life insurance policies                          (127)            197
                                                                                            --------------------------------

              Net cash used in investing activities                                               (48,138)        (45,007)
                                                                                            --------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                                                      45,052          26,434
     Repayment of ESOP debt                                                                           100             100
     Proceeds from Federal Home Loan Bank advances                                                 63,654         159,788
     Repayment of Federal Home Loan Bank advances                                                 (61,959)       (144,703)
     Repayment of other borrowed money                                                                (53)            (25)
     Increase in advances from borrowers for taxes and insurance                                      250             518
     Proceeds from the exercise of stock options                                                       17               -
     Dividends paid                                                                                   (43)            (76)
                                                                                            --------------------------------

              Net cash provided by financing activities                                            47,018          42,036
                                                                                            --------------------------------

              Net increase (decrease) in cash and cash equivalents                                    998          (1,230)

Cash and cash equivalents:
     Beginning                                                                                      2,080           3,310
                                                                                            --------------------------------

     Ending                                                                                  $      3,078   $       2,080
                                                                                            ================================

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

----------------------------------------------------------------------------------------------------------------------------
Years Ended June 30,                                                                                1999          1998
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      (In Thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash payments for:
         Interest on deposits, advances and other borrowed money                                $    17,364   $    14,485
                                                                                               =============================

         Income taxes                                                                           $     1,079   $     1,721
                                                                                               =============================

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES
     Loans swapped for mortgage-backed securities                                               $     4,028   $     7,034
                                                                                               =============================

     Transfer of loans to foreclosed real estate                                                $       705   $     1,497
                                                                                               =============================


See Notes to Consolidated Financial Statements.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SIGNIFICANT ACCOUNTING POLICIES

         Nature of operations:
              First Star Bancorp, Inc. (the "Company") is the parent holding company and sole stockholder of First Star Savings Bank (the "Bank"). The Bank is a Pennsylvania chartered stock savings bank which provides lending and depository services to the Lehigh Valley through its six branch locations (Bethlehem, Bath, Palmer, Nazareth, Allentown and Alburtis). The Bank is supervised and regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation ("FDIC"). The Bank's deposits are insured by the FDIC.

         Principles of consolidation:
              The consolidated financial statements of the Company include the accounts of the Bank and Integrated Financial Corporation, wholly-owned subsidiaries of the Company, and Integrated Abstract Incorporated, a wholly-owned subsidiary of Integrated Financial Corporation. All intercompany transactions and balances have been eliminated in consolidation.

         Estimates:
              The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Presentation of cash flows:
              For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and interest bearing demand deposits.

         Securities:
              Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Securities (continued):
              Management  determines  the  appropriate  classification  of  debt
              securities  at  the  time  of  purchase  and   re-evaluates   such
              designation as of each balance sheet date.

              Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula. The stock is carried at cost.

         Loans receivable:
              Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees. Interest income is accrued on the unpaid principal balance. Loan origination fees are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

              A loan is generally considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Loans which are deemed to be impaired are reported at the present value of expected future cash flows using the loans effective interest rate, or as a practical expedient, at the fair value of the collateral if the loan is collateral dependent.

              The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Allowance for loan losses:
              The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

              The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

         Bank premises and equipment:
              Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets' estimated useful lives.

         Cash surrender value of life insurance:
              The Bank is the beneficiary of insurance policies on the lives of certain officers of the Bank.

         Foreclosed real estate:
              Foreclosed real estate is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

         Advertising costs:
              The  Company   follows  the  policy  of  charging   the  costs  of
              advertising to expense as incurred.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1
--------------------------------------------------------------------------------
SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Income taxes:
              Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Off-balance sheet financial instruments:
              In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

         Earnings per common share:
              Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period, excluding unearned ESOP shares. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to convertible subordinated debentures, convertible preferred stock and outstanding stock options. Potential common shares that may be issued related to stock options are determined using the treasury stock method. Per share amounts have been adjusted to give retroactive effect to stock dividends declared in the year ended June 30, 1998.

         Segment reporting:
              The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

              Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Company. As such, discrete financial information is not available and segment reporting would not be meaningful.

         Reclassifications:
              Certain amounts in prior period financial statements have been reclassified to conform with the presentation used in the 1999 financial statements. These reclassifications had no effect on net income.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         New accounting standard:
               The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", in June 1998. The Company is required to adopt the Statement on July 1, 2001, as amended by Statement No. 137. The adoption of the Statement is not expected to have a significant impact on the financial condition or results of operations of the Company.


2
--------------------------------------------------------------------------------
SECURITIES

          The amortized cost and approximate fair value of securities available for sale as of June 30, 1999 and 1998 are summarized as follows:

                                                                               Gross            Gross
                                                             Amortized       Unrealized      Unrealized         Fair
                                                                Cost           Gains           Losses           Value
                                                          -----------------------------------------------------------------
                                                                                   (In Thousands)
              Available for sale securities:
                  June 30, 1999:
                     U.S. Government
                        corporations and
                     agencies securities                   $       5,530   $          17   $        (197)  $       5,350
                   State and municipal
                     securities                                      936               -             (12)            924
                   Mortgage-backed securities                     81,816             440          (1,039)         81,217
                   Corporate securities                           27,345              81            (974)         26,452
                     Trust preferred securities                   42,075             172            (978)         41,269
                     Marketable equity securities                  5,217             138            (129)          5,226
                                                          -----------------------------------------------------------------

                                                           $     162,919   $         848   $      (3,329)  $     160,438
                                                          =================================================================

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




2
--------------------------------------------------------------------------------
SECURITIES (CONTINUED)

                                                                               Gross            Gross
                                                             Amortized       Unrealized      Unrealized         Fair
                                                                Cost           Gains           Losses           Value
                                                          -----------------------------------------------------------------
                                                                                   (In Thousands)
              Available for sale securities:
                  June 30, 1998:
                     U.S. Government
                        corporations and
                        agencies securities                $      15,710   $         137   $         (84)  $      15,763
                     State and municipal
                        securities                                    15               -               -              15
                     Mortgage-backed securities                   75,067             980             (12)         76,035
                     Corporate securities                         10,427             161            (224)         10,364
                     Trust preferred securities                   19,826               -               -          19,826
                     Marketable equity securities                  1,505             251               -           1,756
                                                          -----------------------------------------------------------------

                                                           $     122,550   $       1,529   $        (320)  $     123,759
                                                          =================================================================

         The amortized cost and fair value of securities as of June 30, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalties.

                                                                                                 Available For Sale
                                                                                          ----------------------------------
                                                                                              Amortized          Fair
                                                                                                Cost            Value
                                                                                          ----------------------------------
                                                                                                   (In Thousands)

               Due in one year or less                                                     $        2,368   $       2,365
               Due after one year through five years                                               16,049          15,464
               Due after five years through ten years                                              11,196          10,839
               Due after ten years                                                                 46,273          45,327
                                                                                          ----------------------------------
                                                                                                   75,886          73,995
               Mortgage-backed securities                                                          81,816          81,217
               Marketable equity securities                                                         5,217           5,226
                                                                                          ----------------------------------

                                                                                           $      162,919   $     160,438
                                                                                          ==================================

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




2
--------------------------------------------------------------------------------
SECURITIES (CONTINUED)

         Gross gains of $ 156,000 and gross losses of $ -0- were realized on sales of securities in the year ended June 30, 1999. Gross gains of $ 1,151,000 and gross losses of $ -0- were realized on sales of securities in the year ended June 30, 1998.

         Securities with a carrying value of $ 33,633,000 at June 30, 1999 were pledged to secure advances from the Federal Home Loan Bank.


3
--------------------------------------------------------------------------------
LOANS RECEIVABLE

         The composition of net loans receivable at June 30, 1999 and 1998 is as follows:

                                                                             1999             1998
                                                                      ------------------------------------
                                                                                (In Thousands)

              First mortgage residential loans                         $        153,089  $       149,286
              Construction loans                                                    800              110
              Commercial leases purchased                                           813            1,496
              Consumer loans                                                        656              728
              Home equity loans                                                   7,059            7,905
              Automobile loans                                                      301              329
              Commercial real estate loans                                       25,344           19,360
                                                                      ------------------------------------

                            Total loans                                         188,062          179,214
                                                                      ------------------------------------

              Less:
                   Loans in process                                                (605)             (66)
                   Unearned net loan fees and origination costs                  (1,421)          (1,273)
                   Allowance for loan losses                                     (1,772)          (1,489)
                                                                      ------------------------------------

                                                                                 (3,798)          (2,828)
                                                                      ------------------------------------

                            Net loans                                  $        184,264  $       176,386
                                                                      ====================================

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




3
--------------------------------------------------------------------------------
LOANS RECEIVABLE (CONTINUED)

         The following table presents changes in the allowance for loan losses for the years ended June 30:

                                                       1999          1998
                                                  -----------------------------
                                                         (In Thousands)

              Balance, beginning                   $     1,489   $     1,156
                   Provision for loan losses               423           385
                   Charge-offs                            (143)          (57)
                   Recoveries                                3             5
                                                  -----------------------------

              Balance, ending                      $     1,772   $     1,489
                                                  =============================

         At June 30, 1999 and 1998, as a result of loan sales and swaps, the Bank was servicing loans for others amounting to approximately $ 31,584,000 and $ 33,802,000 respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Custodial escrow balances maintained in connection with the foregoing loan servicing and included in advances by borrowers for taxes and insurance were approximately $ 578,000 and $ 602,000 at June 30, 1999 and 1998 respectively.

         Nonperforming loans (which include loans in excess of 90 days delinquent) at June 30, 1999 and 1998 amounted to approximately $ 2,289,000 and $ 3,415,000 respectively. The reserve for delinquent interest on loans totaled $ 217,000 and $ 320,000 at June 30, 1999 and 1998 respectively. Revenue that would have been earned if nonperforming loans were accruing interest approximated $ 116,000 and $ 217,000 for the years ended June 30, 1999 and 1998 respectively. None of these loans at June 30, 1999 and 1998 are considered impaired.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




4
--------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT

         The components of bank premises and equipment at June 30, 1999 and 1998 are as follows:

                                                            1999         1998
                                                     ---------------------------
                                                             (In Thousands)

              Land and buildings                      $      963   $      961
              Furniture, fixtures and equipment            1,379        1,339
              Leasehold improvements                         241          241
                                                     ---------------------------
                                                           2,583        2,541
              Less accumulated depreciation                1,984        1,854
                                                     ---------------------------

                                                      $      599   $      687
                                                     ===========================


5
--------------------------------------------------------------------------------
DEPOSITS

          Deposits and their respective effective rate of interest at June 30, 1999 and 1998 consist of the following major classifications:

                                                            1999                                     1998
                                         ----------------------------------------------------------------------------------
                                                                        Effective                               Effective
                                                                         Rate Of                                 Rate Of
                                              Amount         Percent     Interest      Amount        Percent    Interest
                                         ----------------------------------------------------------------------------------
                                                                       (Dollars In Thousands)

         Non-interest bearing checking    $       1,871        1.0  %        -  %   $      1,524       1.0   %       -  %
         NOW accounts                            14,089        7.4        2.37            12,691       8.8        2.12
         Money market accounts                   19,592       10.3        4.41            15,352      10.6        4.22
         Passbook and club accounts              11,566        6.1        2.73            11,468       7.9        2.72
         Certificates of deposit                143,030       75.2        5.34           104,061      71.7        5.83
                                         -------------------------------           -----------------------------

                   Total deposits         $     190,148      100.0  %               $    145,096     100.0   %
                                         ===============================           =============================

         Weighted average cost                   4.81 %                                   5.05 %
                                         ==================                        ================

          The aggregate amount of certificates of deposit with a minimum denomination of $ 100,000 was approximately $ 18,484,000 and $ 15,840,000 at June 30, 1999 and 1998 respectively.

          At June 30, 1999 and 1998, the Bank had included in certificates of deposit approximately $ 1,318,000 and $ 689,000 respectively, in brokered deposits.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




5
--------------------------------------------------------------------------------
DEPOSITS (CONTINUED)

          The scheduled maturities of certificates of deposit for fiscal years subsequent to June 30, 1999 are as follows (in thousands):

                                               Amount         Percent
                                          -----------------------------------

              2000                          $      110,168      77.0  %
              2001                                  21,818      15.3
              2002                                   3,439       2.4
              2003 - 2004                            6,791       4.7
              Thereafter                               814       0.6
                                          ---------------------------------

                                            $      143,030     100.0  %
                                          =================================


         A summary of interest expense on deposits is as follows:

                                                   Years Ended June 30,
                                                   1999           1998
                                           -------------------------------
                                                   (In Thousands)

              NOW                           $        320   $        311
              Money market demand                    788            572
              Passbook and club                      306            283
              Certificates of deposit              7,028          5,472
                                           -------------------------------

                                            $      8,442   $      6,638
                                           ===============================

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




6
--------------------------------------------------------------------------------
OTHER BORROWED FUNDS AND LONG-TERM DEBT

         Federal Home Loan Bank advances at June 30, 1999 and 1998 consist of the following (in thousands):

                                                                      1999                              1998
                                                       ---------------------------------------------------------------------
                        Maturity                             Amount            Rate            Amount            Rate
              ------------------------------           ---------------------------------------------------------------------

              0-12 months                                $         18,325      5.42  %     $         27,936      5.73  %
              13-24 months                                          6,000      5.93                   7,328      5.90
              25-36 months                                         42,500      5.79                   6,000      5.93
              37-48 months                                         45,000      5.70                  42,500      5.79
              49-60 months                                         12,000      5.19                  45,000      5.68
              Over 60 months                                       22,355      6.03                  15,721      6.44
                                                       --------------------              --------------------

                            Total                        $        146,180      5.71  %     $        144,485      5.83  %
                                                       =====================================================================

         Included in above are three convertible notes which total $ 42,500,000 where the Federal Home Loan Bank has the option to convert the notes at a rate equal to the three month libor plus .03 on a quarterly basis. Also, included is a $ 30,000,000 convertible note where the Federal Home Loan Bank has the option to convert to a three-month libor rate plus .03 if the three-month libor exceeds 6.5%. If converted, the Bank may prepay these notes without penalty.

         The advances are secured by qualifying assets of the Bank which includes the Federal Home Loan Bank stock, mortgage-backed securities and first mortgage loans. The Bank has a maximum borrowing capacity with the Federal Home Loan Bank of approximately $ 202,200,000, of which $ 146,180,000 was outstanding at June 30, 1999.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




7
--------------------------------------------------------------------------------
SUBORDINATED DEBENTURES

         During the year ended June 30, 1992, the Bank issued $ 1,590,000 of Adjustable-Rate Mandatorily Convertible Subordinated Debentures due in the year 2002 (the "Debentures"). At the formation of the holding company, the Debentures were assumed by the Company. Interest on the Debentures is 2% over the prime rate, adjustable monthly. Interest is payable on the Debentures on the first day of each month. The Debentures will automatically convert into Permanent Noncumulative Convertible Preferred Stock, Series A ("Series A Preferred Stock" (see
         Note 11)) of the Company on January 1, 2002, unless previously converted. The Debentures may be converted into Series A Preferred Stock at any time, at the option of either the Company or the holder of the Debenture, unless previously redeemed, at a conversion price of one share per $ 9.864 principal amount of Debenture subject to adjustment in certain events. During the year ended June 30, 1992, $ 110,000 of the Debentures were converted to the Series A Preferred Stock.

         The Debentures are redeemable in whole or in part, on not less than 30 days' notice at the option of the Company at par. The Debentures are subordinated in right of payment to all present and future Senior Indebtedness of the Company.

         On December 31, 1996, the Company sold $ 4,000,000 of Adjustable-Rate Mandatorily Convertible Subordinated Debentures due in the year 2008 (the "1996 Debentures"). Interest on the 1996 Debentures is 1% under the prime rate, adjustable monthly. Interest is payable on the 1996 Debentures on the first day of each month. The 1996 Debentures will automatically convert into Permanent Noncumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock") of the Company on December 31, 2008, unless previously converted. The 1996 Debentures may be converted into Series B Preferred Stock at any time by the holder or after two years by the Company, unless previously redeemed, at a conversion price of one share per $ 24.281 principal amount of 1996 Debenture subject to adjustment in certain events.

         The 1996 Debentures are redeemable at par value prior to maturity by the Company only with the proceeds from the sale of common or perpetual preferred stock, unless otherwise approved by the Board of Governors of the Federal Reserve System. The 1996 Debentures are subordinated in right of payment to all present and future Senior Indebtedness of the Company.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




7
--------------------------------------------------------------------------------
SUBORDINATED DEBENTURES (CONTINUED)

         At June 30, 1999 and 1998, $ 1,480,000 of the 1992 Debentures and $ 4,000,000 of the 1996 Debentures remain outstanding. Substantially all of the subordinated debentures are held by related parties which includes directors, executive officers, principal stockholders, their immediate families and affiliated companies.

         All debentures are includable as Tier 2 capital for determining the Company's compliance with regulatory capital requirements (see Note
         19). Upon conversion, the Debentures become Tier 1 capital.


8
--------------------------------------------------------------------------------
OTHER BORROWED MONEY

         On December 31, 1987, the Bank entered into an agreement to transfer $ 2,016,000 of loans with a weighted average interest rate of 8.07% to another institution subject to certain recourse provisions. At June 30, 1999 and 1998, these loans had outstanding balances of $ 594,000 and $ 647,000 respectively. The Bank is responsible for the collection of principal and interest payments, for which it receives a servicing fee, and remits the net proceeds to the transferee on a monthly basis. The Bank is contingently liable for the collection of these loans and their collectibility has been considered in the determination of the provision for loan losses.


9
--------------------------------------------------------------------------------
COMPREHENSIVE INCOME (LOSS)

         The Bank adopted SFAS No. 130, "Reporting Comprehensive Income", as of July 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Bank's net income or stockholders' equity.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




9
--------------------------------------------------------------------------------
COMPREHENSIVE INCOME (LOSS) (CONTINUED)

          The components of other comprehensive income (loss) and related tax effects for the years ended June 30, 1999 and 1998 are as follows:

                                                                                                1999             1998
                                                                                          ----------------------------------
                                                                                                   (In Thousands)

              Unrealized holding gains (losses) on available for sale securities            $      (3,534)  $       1,541
              Less reclassification adjustment for gains included in net income                       156           1,151
                                                                                          ----------------------------------

              Net unrealized gains (losses)                                                        (3,690)            390
              Tax effect                                                                            1,413             132
                                                                                          ----------------------------------

                            Net of tax amount                                               $      (2,277)  $         258
                                                                                          ==================================


10
--------------------------------------------------------------------------------
STOCK OPTION PLANS

         The Company grants options under the Employee Stock Compensation Program (the "Program") to certain officers and key employees. The Program has reserved 34,662 shares of common stock for options. Options granted under the Program are exercisable for a term no longer than 10 years from the date of grant, are generally not transferable and will terminate within a period of time following termination of employment with the Company.

         A summary of options activity, adjusted for stock dividends, for the years ended June 30, 1999 and 1998 is as follows:

                                                                                             Exercise Price
                                                                              ----------------------------------------------
                                                                                  $    9.47       $   5.37          Total
                                                                              ----------------------------------------------

              Options outstanding, June 30, 1997 and 1998                              3,744        25,146         28,890
                   Options exercised                                                       -        (3,319)        (3,319)
                                                                              ----------------------------------------------

              Options outstanding, June 30, 1999                                       3,744        21,827         25,571
                                                                              ==============================================

         All options were exercisable at June 30, 1999 and 1998. The weighted average contractual life of stock options outstanding as of June 30, 1999 is 2.3 years. The weighted average exercise price as of June 30, 1999 is $ 5.97.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




11
--------------------------------------------------------------------------------
ISSUANCE OF PREFERRED STOCK

         In December 1989, the Company issued 32,440 shares, of Permanent Noncumulative Preferred Stock, Series A, for $ 9.864 per share pursuant to the restated articles of incorporation of the Company, as adjusted for stock dividends. During the year ended June 30, 1992, an additional 11,152 shares, as adjusted for stock dividends, of Series A Preferred Stock were issued upon the conversion of subordinated debentures. Each share of Preferred Stock is convertible into 1 share of common stock of the Company subject to the limitations of the Company's restated articles of incorporation. The dividend pay rate for Series A Preferred Stock is 2% over the prime rate adjusted monthly. The dividend pay rate for Series B Preferred Stock is 1% under the prime rate, adjusted monthly.


12
--------------------------------------------------------------------------------
LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

         The Bank leases office space for certain branch offices. Future minimum lease payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consisted of the following at June 30, 1999 (in thousands):

              2000                                           $        72
              2001                                                    66
              2002                                                    48
              2003                                                    48
              2004                                                    48
              Thereafter                                             192
                                                             -----------

                                                             $       474
                                                             ===========


          The total rental expense included in the statements of income for the years ended June 30, 1999 and 1998 is $ 72,000 and $ 71,000 respectively.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




13
--------------------------------------------------------------------------------
EMPLOYEE BENEFIT PLANS

         The Bank has an Employee Stock Ownership Plan ("ESOP") which covers all employees who have met certain eligibility requirements. The Plan requires the Bank to make a 15% contribution annually based on eligible participants' compensation. The Bank's contribution to the ESOP was $ 172,000 and $ 152,000 for the years ended June 30, 1999 and 1998 respectively.

         The ESOP borrowed $ 400,000 on December 31, 1996 from the Company. The debt, which has a balance of $ 200,000 and $ 300,000 at June 30, 1999 and 1998 respectively, accrues interest at prime plus 1% and is due on July 1, 2000. As of June 30, 1999 and 1998, the ESOP held 47,429 and 47,417 shares of the Company's common stock and $ 525,000 of the Company's subordinated debentures due December 31, 2008 as described in
         Note 7. In the event a terminated Plan participant desires to sell their shares of the Bank's stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value.

         The loan obligation of the ESOP is considered unearned employee benefit expense and, as such, is recorded as a reduction of the Company's stockholders' equity. The Bank's contribution to the ESOP is used to repay the loan principal and interest.

         The Bank has a 401(k) savings plan (the "401(k) Plan") for all qualified employees. Employees can contribute up to 5% of their compensation and the Company provides discretionary matching contributions. The Company's contribution to the 401(k) Plan was $ 9,000 and $ 12,000 for the years ended June 30, 1999 and 1998 respectively.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




14
--------------------------------------------------------------------------------
INCOME TAXES

         The components of income tax expense for the years ended June 30, 1999 and 1998 are as follows:

                                                       1999           1998
                                                -----------------------------
                                                          (In Thousands)

              Federal:
                   Current                       $     1,429   $     1,240
                   Deferred                             (189)           35
                                                -----------------------------

                                                       1,240         1,275
              State, current                             277           332
                                                -----------------------------

                                                 $     1,517   $     1,607
                                                =============================


          The provision for income taxes includes $ 64,000 and $ 472,000 in 1999 and 1998 respectively, of income taxes related to gains on sales of securities.

          A reconciliation of the statutory income tax at a rate of 34% to the income tax expense included in the statements of income is as follows:

                                                                                      Years Ended June 30,
                                                                                1999                       1998
                                                                     -------------------------------------------------------
                                                                                       % Of                       % Of
                                                                                      Pretax                     Pretax
                                                                         Amount       Income        Amount       Income
                                                                     -------------------------------------------------------
                                                                                     (Dollars In Thousands)

              Tax at statutory rate                                   $     1,388      34.0  %   $     1,504      34.0  %
              State income taxes (net of federal tax
                   benefit)                                                   183       4.5              219       5.0
              Other                                                           (54)     (1.3)            (116)     (2.7)
                                                                     -------------------------------------------------------

                                                                      $     1,517      37.2  %   $     1,607      36.3  %
                                                                     =======================================================


FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




14
--------------------------------------------------------------------------------
INCOME TAXES (CONTINUED)

         The net deferred tax asset consisted of the following components as of June 30, 1999 and 1998:

                                                                                                    1999          1998
                                                                                               -----------------------------
                                                                                                      (In Thousands)

              Deferred tax assets:
                   Bank premises and equipment                                                  $        57   $        54
                   Deferred loan fees                                                                   160           216
                   Deferred compensation                                                                104            79
                   Allowance for loan losses                                                            357           210
                   Unrealized losses on securities available for sale                                 1,017             -
                                                                                               -----------------------------

                                                                                                      1,695           559
                                                                                               -----------------------------

              Deferred tax liabilities:
                   Unrealized gains on securities available for sale                                      -          (396)
                   Other                                                                                (70)         (140)
                                                                                               -----------------------------

                                                                                                        (70)         (536)
                                                                                               -----------------------------

                            Net deferred tax asset                                              $     1,625   $        23
                                                                                               =============================

         Retained earnings include $ 636,000 at June 30, 1999 and 1998, for which no provision for federal income tax has been made. These amounts represent deductions for bad debt reserves for tax purposes which were only allowed to savings institutions which met certain definitional tests prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act of 1996 eliminates the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Bank itself pays a cash dividend in excess of earnings and profits, or liquidates. The Act also provides for the recapture of deductions arising from "applicable excess reserve" defined as the total amount of reserve over the base year reserve. The Bank's total reserve exceeds the base year reserve and deferred taxes have been provided for this excess.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




15
--------------------------------------------------------------------------------
EARNINGS PER SHARE

         The following table sets forth the computations of basic and diluted earnings per share:

                                                                                     Year Ended June 30, 1999
                                                                        ----------------------------------------------------
                                                                                                                  Per
                                                                             Income             Shares           Share
                                                                           (Numerator)      (Denominator)        Amount
                                                                        ----------------------------------------------------
                                                                           (Dollars In Thousands, Except Per Share Data)

              Basic earnings per share:
                   Net income applicable to common
                       stockholders                                      $       2,523            365,904     $     6.90
                                                                                                             ===============

              Effect of dilutive securities:
                   Stock options                                                     -             24,282
                   Convertible preferred stock                                      43             43,592
                   Convertible subordinated debentures                             252            314,772
                                                                        --------------------------------------

              Diluted earnings per share:
                   Net income applicable to common stock-
                       holders and assumed conversions                   $       2,818            748,550     $     3.76
                                                                        ====================================================

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




15
--------------------------------------------------------------------------------
EARNINGS PER SHARE (CONTINUED)

         The following table sets forth the computations of basic and diluted earnings per share:

                                                                                     Year Ended June 30, 1998
                                                                        ----------------------------------------------------
                                                                                                                  Per
                                                                             Income             Shares           Share
                                                                           (Numerator)      (Denominator)        Amount
                                                                        ----------------------------------------------------
                                                                           (Dollars In Thousands, Except Per Share Data)
              Basic earnings per share:
                   Net income applicable to common
                       stockholders                                      $       2,771            360,656     $     7.68
                                                                                                             ===============

              Effect of dilutive securities:
                   Stock options                                                     -             24,733
                   Convertible preferred stock                                      45             43,592
                   Convertible subordinated debentures                             268            314,772
                                                                        --------------------------------------

              Diluted earnings per share:
                   Net income applicable to common stock-
                       holders and assumed conversions                   $       3,084            743,753     $     4.15
                                                                        ====================================================


16
--------------------------------------------------------------------------------
TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL
STOCKHOLDERS

         The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At June 30, 1999 and 1998, these persons were indebted to the Bank for loans totaling $ 3,506,000 and $ 2,767,000 respectively. During the year ended June 30, 1999, $ 1,298,000 of new loans were made and repayments totaled $ 559,000.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




17
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         A summary of the Bank's financial instrument commitments at June 30, 1999 and 1998 is as follows:

                                                                 1999           1998
                                                            -------------------------------
                                                                    (In Thousands)

              Commitments to grant loans                     $      6,743   $      3,546
              Unfunded commitments under lines of credit            5,357          5,671
              Outstanding letters of credit                           733            497

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but includes principally residential or commercial real estate.

         Outstanding letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




18
--------------------------------------------------------------------------------
CONCENTRATION OF CREDIT RISK

         The Bank grants loans to customers primarily located in the eastern part of the State of Pennsylvania. The concentration of credit by type of loan is set forth in Note 3. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy. The Bank also has a concentration in corporate bonds and both rated and unrated trust preferred securities of financial institutions in their investment portfolio in
         Note 2. To the extent general economic conditions effect financial institutions, they may impact the credit quality of these investments.


19
--------------------------------------------------------------------------------
REGULATORY MATTERS

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of June 30, 1999, that the Company meets all capital adequacy requirements to which it is subject.

         As of June 30, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




19
--------------------------------------------------------------------------------
REGULATORY MATTERS (CONTINUED)

         The Bank's actual capital amounts and ratios at June 30, 1999 and 1998 and the minimum amounts and ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

                                                                                                          To Be Well
                                                                                   For Capital         Capitalized Under
                                                                                    Adequacy           Prompt Corrective
                                                              Actual                Purposes           Action Provisions
                                                      ----------------------------------------------------------------------
                                                         Amount      Ratio      Amount      Ratio       Amount      Ratio
                                                      ----------------------------------------------------------------------
                                                                            (Dollar Amounts In Thousands)

         As of June 30, 1999:
             Total capital (to risk weighted assets)  $    21,522    10.18 %  $  =>16,914   =>8.0 %  $  =>21,143   =>10.0%
             Tier I capital (to risk weighted assets)      19,750     9.34       => 8,457   =>4.0       =>12,686   => 6.0
             Tier I capital (to average assets)            19,750     5.54       =>14,265   =>4.0       =>17,831   => 5.0

         As of June 30, 1998:
             Total capital (to risk weighted assets)  $    18,943    12.05 %  $  =>12,577   =>8.0 %  $  =>15,721   =>10.0%
             Tier I capital (to risk weighted assets)      17,454    11.10       => 6,288   =>4.0       => 9,432   => 6.0
             Tier I capital (to average assets)            17,454     5.95       =>11,740   =>4.0       =>14,675   => 5.0

         The Company's total risk-based capital, Tier 1 risk-based capital and leverage capital ratios are 10.89%, 7.92% and 4.72% respectively at June 30, 1999 and 12.85%, 8.88% and 4.93% respectively at June 30, 1998.

         Under Pennsylvania banking law, the Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At June 30, 1999, $ 14,992,000 of retained earnings were available for dividends without prior regulatory approval, subject to the regulatory capital requirements discussed above.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




20
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

         Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

         The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at June 30, 1999 and 1998:

              Cash and cash equivalents:
                  The carrying amounts of cash and cash equivalents approximate their fair value.

              Securities:
                  Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

              Loans receivable:
                  For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, fair values are based on carrying values. The fair value of fixed rate loans are estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

              Accrued interest receivable:
                  The   carrying   amount   of   accrued   interest   receivable
                  approximates fair value.

              Deposit liabilities:
                  Fair values for demand deposits, savings accounts and certain money market deposits are, by definition, equal to the amount payable on demand at the reporting date. Fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar instruments with similar maturities.

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




20
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

              Advances from Federal Home Loan Bank, subordinated debentures and other borrowed funds:
                  Fair values for these borrowings are estimated by discounting future cash flows using interest rates currently offered on borrowings with similar remaining maturities.

              Accrued interest payable:
                  The carrying amount of accrued interest payable approximates fair value.

              Off-balance sheet instruments:
                  Fair value of commitments to extend credit and letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

         The estimated fair values of the Company's financial instruments at June 30, 1999 and 1998 were as follows:

                                                                          1999                            1998
                                                            ----------------------------------------------------------------
                                                                  Carrying       Estimated         Carrying     Estimated
                                                                   Amount        Fair Value         Amount      Fair Value
                                                            ----------------------------------------------------------------
                                                                                    (In Thousands)
         Assets:
              Cash and cash equivalents                      $       3,078   $        3,078   $       2,080  $      2,080
              Securities available for sale                        160,438          160,438         123,759       123,759
              Loans receivable                                     184,264          178,212         176,386       181,977
              Federal Home Loan Bank stock                           7,935            7,935           7,378         7,378
              Accrued interest receivable                            2,567            2,567           2,404         2,404

         Liabilities:
              Non-interest bearing checking                          1,871            1,871           1,524         1,524
              NOW accounts                                          14,089           14,089          12,691        12,691
              Money market demand accounts                          19,592           19,592          15,352        15,352
              Passbook and club accounts                            11,566           11,566          11,468        11,468
              Certificates of deposit                              143,030          144,337         104,061       104,741
              Advances from Federal Home Loan Bank                 146,180          142,616         144,485       145,412
              Subordinated debentures                                5,480            5,480           5,480         5,480
              Other borrowed funds                                     594              594             647           647
              Accrued interest payable                                 801              801             785           785

         Off-balance sheet financial instruments                         -                -               -             -


FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




21
--------------------------------------------------------------------------------
FIRST STAR BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL
INFORMATION

         Balance Sheets
                                                                                                      June 30,
                                                                                                 1999             1998
                                                                                         -----------------------------------
                                                                                                   (In Thousands)
                       ASSETS

         Cash on deposit in bank subsidiary                                               $           140   $           14
         Interest bearing deposit with another institution                                             23               97
         Securities available for sale                                                              1,932            1,572
         Loans receivable, net                                                                        358              379
         Investment in subsidiaries                                                                18,474           18,349
         Other assets                                                                                 324              300
                                                                                         -----------------------------------

                                                                                          $        21,251   $       20,711
                                                                                         ===================================
                  LIABILITIES AND STOCKHOLDERS' EQUITY

              LIABILITIES

         Accrued expenses and other liabilities                                           $            38   $           37
         Intercompany payables                                                                        257               81
         Subordinated debentures                                                                    5,480            5,480
                                                                                         -----------------------------------

                       Total liabilities                                                            5,775            5,598

         STOCKHOLDERS' EQUITY                                                                      15,476           15,113
                                                                                         -----------------------------------


                                                                                          $        21,251   $       20,711
                                                                                         ===================================

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




21
--------------------------------------------------------------------------------
FIRST STAR BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL
INFORMATION (CONTINUED)

         Statements of Income
                                                                   Year Ended June 30,
                                                                   1999             1998
                                                             ----------------------------------
                                                                      (In Thousands)

         Income:
              Dividends from bank subsidiary                  $           300  $          300
              Interest income                                             141             169
              Rental income, intercompany                                  88              88
              Gain on sale of securities                                    4              63
                                                             ----------------------------------

                                                                          533             620
                                                             ----------------------------------

         Expenses:
              Interest                                                    227             455
              Other                                                        29              27
                                                             ----------------------------------

                                                                          256             482
                                                             ----------------------------------

                       Income before income taxes                         277             138

         Income tax expense                                               111              55
                                                             ----------------------------------

                                                                          166              83

         Equity in undistributed earnings of subsidiaries               2,400           2,733
                                                             ----------------------------------

                       Net income                             $         2,566  $        2,816
                                                             ==================================

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




21
--------------------------------------------------------------------------------
FIRST STAR BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL
INFORMATION (CONTINUED)

         Statements of Cash Flows
                                                                                                 Year Ended June 30,
                                                                                                1999             1998
                                                                                          ----------------------------------
                                                                                                   (In Thousands)
         CASH FLOWS FROM OPERATING ACTIVITIES
              Net income                                                                   $         2,566  $        2,816
              Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Undistributed earnings of subsidiaries                                            (2,400)         (2,733)
                  Net realized gain on sale of securities                                               (4)            (63)
                  Other, net                                                                           264             118
                                                                                          ----------------------------------

                       Net cash provided by operating activities                                       426             138
                                                                                          ----------------------------------

         CASH FLOWS FROM INVESTING ACTIVITIES
              Proceeds from the sale of securities available for sale                                   44             120
              Purchase of securities available for sale                                               (513)         (1,460)
              Net decrease in loans                                                                      -           1,465
              Capital contribution to First Star Savings Bank                                           21            (400)
                                                                                          ----------------------------------

                       Net cash used in investing activities                                          (448)           (275)
                                                                                          ----------------------------------

         CASH FLOWS FROM FINANCING ACTIVITIES
              Stock options exercised                                                                   17               -
              Repayment of ESOP debt                                                                   100             100
              Cash dividends paid                                                                      (43)            (76)
                                                                                          ----------------------------------

                       Net cash provided by financing activities                                        74              24
                                                                                          ----------------------------------

                       Increase (decrease) in cash and cash equivalents                                 52            (113)

         Cash and cash equivalents:
              Beginning                                                                                111             224
                                                                                          ----------------------------------

              Ending                                                                       $           163  $          111
                                                                                          ==================================

FIRST STAR BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




22
--------------------------------------------------------------------------------
TERMINATED MERGER

         On August 19, 1998, the Company and Nesquehoning Savings Bank, Nesquehoning, Pennsylvania, signed an agreement to convert Nesquehoning Savings Bank to a stock form of organization and simultaneously merge it with the Bank. In 1999, the pending merger failed to obtain regulatory approval and the merger agreement was terminated. Accordingly, costs incurred related to the merger of $ 111,000 were expensed in the year ended June 30, 1999.


23
--------------------------------------------------------------------------------
CONTINGENCIES

         The Company is involved in various claims and lawsuits, arising in the normal course of business. Management believes that any financial resposibility that may be incurred in settlement of such claims and lawsuits would not be material to the Company's financial position.

================================================================================  ==================================================

You should rely only on the information
contained in this prospectus or that to which we
have referred you.  We have not authorized
anyone to provide you with information that is                                                 [Logo]
different.  This prospectus does not constitute an
offer to sell, or the solicitation of an offer to buy,
any of the securities offered hereby to any person
in any jurisdiction in which the offer or
solicitation would be unlawful.  You should not
assume that the information provided by this                                                $12,000,000
prospectus is accurate as of any date after the
date of this prospectus.
                              --------------------

                                TABLE OF CONTENTS
                                                       Page                       First Star Capital Trust
                                                       ----
Summary....................................................
The Offering...............................................
Selected Consolidated Financial Data.......................                       __.__% Preferred Securities
Risk Factors...............................................                         (Liquidation Amount $10
Use of Proceeds............................................                          per Preferred Security)
Market for the Preferred Securities........................
Capitalization.............................................
Selected Consolidated Financial and Other Data.............                                Guaranteed By
Management's Discussion and Analysis of
  Financial Condition and Results of Operation.............
Business of First Star Bancorp, Inc.
  and First Star Savings Bank..............................                       First Star Bancorp, Inc.
Management of First Star Bancorp, Inc......................
Principal Security Holders.................................
Regulation.................................................                               ---------------
First Star Capital Trust...................................
Accounting Treatment.......................................                                 PROSPECTUS
Description of Preferred Securities........................
Description of Junior Subordinated Debentures..............                               ---------------
Description of Guarantee...................................
Relationship Among the Preferred Securities,
  the Junior Subordinated Debentures and the
  Guarantee ...............................................
United States Federal Income Tax Consequences..............
ERISA Considerations.......................................
Underwriting...............................................                            Hopper Soliday
Legal and Tax Matters......................................                       A Division of Tucker Anthony
Experts....................................................                            Incorporated
Where You Can Find Additional Information..................
Index to Consolidated Financial Statements ................                       _______________ ___, 1999

Until the later of ____________________,  1999, or 90 days
after commencement of the offering of preferred securities, all dealers that buy, sell or trade these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================  ==================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.      Exhibits:

         The exhibits filed as part of this Registration Statement are as follows:

              1       Form of Underwriting Agreement*
              3(i)    Articles of Incorporation of First Star Bancorp, Inc.**
              3(ii)   Bylaws of First Star Bancorp, Inc.**
              4.1     Form of Junior Subordinated Indenture***
              4.2     Form of Junior Subordinated Debenture Certificate (included in Exhibit 4.1)***
              4.3     Trust Agreement***
              4.4     Form of Amended and Restated Trust Agreement***
              4.5     Form of Preferred Security (included in Exhibit 4.4)***
              4.6     Form of Guarantee Agreement***
              5.1     Opinion of Richards, Layton & Finger***
              5.2     Opinion of Malizia Spidi & Fisch, PC***
              8.1     Form of Tax Opinion of Malizia Spidi & Fisch, PC***
              10      Form of Employment Agreement of Joseph T. Svetik and Paul J. Sebastian***
              16      Letter of Deloitte & Touche, LLP*
              23.1    Consent of Beard & Company, Inc.***
              23.2    Consent of Richards, Layton & Finger (included in Exhibit 5.1)***
              23.3    Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits 5.2 and 8.1)***
              24      Power of Attorney (reference is made to the signature page)***
              27      Financial Data Schedule****

              *       To be filed by amendment
              **      Incorporated  by  reference  to the  identically  numbered exhibits to the Registration  Statement on Form SB-2 filed with the Commission on September 28, 1998.
              ***     Previously filed
              ****    Electronic filing only

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Bethlehem, Pennsylvania, on October 6, 1999.

                                       FIRST STAR BANCORP, INC.



                                       By:      /s/ Joseph T. Svetik
                                                --------------------------------
                                                Joseph T. Svetik
                                                President and Director
                                                (Duly Authorized Representative)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of October 6, 1999.

/s/ Joseph T. Svetik                                 /s/ Paul J. Sebastian
-----------------------------------------------      -----------------------------------
Joseph T. Svetik                                     Paul J. Sebastian
President, Chief Executive Officer and Director      Chairman of the Board and Director
(Principal Executive Officer)


/s/ Mark Parseghian, Jr.*                            /s/ Tighe J. Scott*
-----------------------------------------------      -----------------------------------
Mark Parseghian, Jr.                                 Tighe J. Scott
Director                                             Director


/s/ Harold J. Suess*                                 /s/ Stephen M. Szy*
-----------------------------------------------      -----------------------------------
Harold J. Suess                                      Stephen M. Szy
Director                                             Director


/s/ Michael Styer
-----------------------------------------------
Michael Styer
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)


* Signed pursuant to a Power of Attorney.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, First Star Capital Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilmington, Delaware on October 6, 1999.


                                       FIRST STAR CAPITAL TRUST



                                       By:      /s/Joseph T. Svetik
                                                --------------------------------
                                                Joseph T. Svetik
                                                (Duly Authorized Representative)



                                       By:      /s/Paul J. Sebastian
                                                --------------------------------
                                                Paul J. Sebastian
                                                (Duly Authorized Representative)